UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14 (a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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WHIRLPOOL CORPORATION

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Reg. (S) 240.14a-101

SEC 1913 (3–99)

WHIRLPOOL CORPORATION

Administrative Center

2000 North M-63

Benton Harbor, Michigan 49022-2692

To Our Stockholders:

It is my pleasure to invite you to attend the 2007 Whirlpool Corporation annual meeting of stockholders to be held on Tuesday, April 17, 2007 at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois.

The formal notice of the meeting follows on the next page. At the meeting, stockholders will vote on the election of four directors and approval of the Whirlpool Corporation 2007 Omnibus Stock and Incentive Plan, and will transact any other business that may properly come before the meeting. In addition, we will discuss Whirlpool’s 2006 performance and the outlook for this year, and answer your questions.

A financial supplement containing important financial information about Whirlpool is contained in Part II of this booklet. We have also mailed with this booklet an annual report that includes summary financial and other important information.

Your vote is important. We urge you to please complete and return the enclosed proxy whether or not you plan to attend the meeting. Promptly returning your proxy will be appreciated, as it will save further mailing expense. You may revoke your proxy at any time prior to the proxy being voted by following the procedures described in Part I of this booklet.

Your vote is important and much appreciated!

JEFF M. FETTIG Chairman of the Board and Chief Executive Officer	March 12, 2007

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

The 2007 annual meeting of stockholders of WHIRLPOOL CORPORATION will be held at 120 East Delaware Place, 8th Floor, Chicago, Illinois on Tuesday, April 17, 2007, at 8:00 a.m., Chicago time, for the following purposes:

1.	to elect four persons to Whirlpool’s Board of Directors;

2.	to approve the 2007 Omnibus Stock and Incentive Plan; and

3.	to transact such other business as may properly come before the meeting.

A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to April 17, 2007 at Computershare Trust Company N.A., 2 North LaSalle Street, Chicago, Illinois 60602.

By Order of the Board of Directors

ROBERT T. KENAGY
Associate General Counsel and Corporate Secretary	March 12, 2007

i

ii

PROXY STATEMENT

INFORMATION ABOUT WHIRLPOOL CORPORATION

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances. We manufacture in 12 countries and market products in nearly every country around the world under brand names such as Whirlpool, Maytag, KitchenAid, Jenn-Air, Roper, Estate, Admiral, Magic Chef, Amana, Bauknecht, Ignis, Brastemp, Consul, and Acros. We are also a principal supplier to Sears of many major appliances marketed by Sears under the Kenmore brand name. We have approximately 73,000 employees worldwide. Our headquarters are located in Benton Harbor, Michigan, and our address is 2000 North M-63, Benton Harbor, Michigan 49022-2692. Our telephone number is (269) 923-5000.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Our 2007 annual meeting of stockholders will be held on Tuesday, April 17, 2007, at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois. All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you attend, please note that you may be asked to present valid picture identification. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, recording devices, cell phones, and other electronic devices will not be permitted at the meeting other than those operated by Whirlpool or its designees.

Information about this Proxy Statement

We are sending the proxy materials because Whirlpool’s Board is seeking your permission (or proxy) to vote your shares at the annual meeting on your behalf. This proxy statement presents information we are required to provide to you under the rules of the Securities and Exchange Commission. It is intended to help you in reaching a decision on voting your shares of stock. Only stockholders of record at the close of business on March 2, 2007, the record date, are entitled to vote at the meeting. As of March 2, 2007, there were 78,870,770 shares of common stock outstanding and entitled to vote, with each share entitled to one vote. We have no other voting securities. This proxy statement and the accompanying proxy form are first being mailed to stockholders on or about March 16, 2007.

Information about Voting

If your shares of common stock are held in your name, you can vote your shares on matters presented at the annual meeting in one of two ways.

1.

By Proxy – If you sign and return the accompanying proxy card, your shares will be voted as you direct on the proxy card. If you do not give any direction on the proxy card, the shares will be voted FOR the nominees named for director and FOR approval of the 2007 Omnibus Stock and Incentive Plan. You may revoke your proxy at any time before it is exercised (1) by providing a written revocation to Whirlpool’s Corporate Secretary, Robert T. Kenagy, (2) by providing a proxy with a later date, or (3) by voting in person at the meeting.

2.	In Person – You may come to the annual meeting and cast your vote there.

Stockholders whose shares of common stock are held in “street name” must either direct the record holder of their shares as to how to vote their shares of common stock or obtain a proxy from the record holder to vote at the meeting. Street name stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

If you participate in the Whirlpool 401(k) Retirement Plan and hold shares of Whirlpool stock in your plan account as of the record date, you will receive a request for voting instructions from the plan trustee (Vanguard) with respect to your plan shares. If you hold Whirlpool shares outside of the plan, you will vote those shares separately. You are entitled to direct Vanguard how to vote your plan shares. If you do not provide voting instructions to Vanguard within the prescribed time, the Whirlpool shares in your plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the Plan. You may revoke your previously provided voting instructions by filing with Vanguard either a written notice of revocation or a properly executed proxy bearing a later date prior to the deadline for voting plan shares.

Whirlpool’s Board has adopted a policy requiring all stockholder votes to be kept permanently confidential except (1) when disclosure is required by law, (2) when a stockholder expressly consents to disclosure, or (3) when there is a contested election and the proponent filing the opposition statement does not agree to abide by this policy.

Stockholders representing at least 50% of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

For more information on director elections, see “Board of Directors and Corporate Governance – Majority Voting for Directors; Director Resignation Policy” later in this proxy statement. For the election of directors (provided the number of nominees does not exceed the number of directors to be elected), each director must receive the majority of the votes cast with respect to that director (number of shares voted “for” a director must exceed the number of votes cast “against” that director). Abstentions and broker non-votes will have no effect on the election of directors. For a stockholder to nominate an individual for director at the 2008 annual meeting, the stockholder must follow the procedures outlined below under the caption

“Stockholder Proposals and Director Nominations for 2008 Meeting.” Stockholders may also designate a director nominee to be considered by the Board for recommendation to the stockholders in Whirlpool’s proxy statement for the 2008 annual meeting by following the procedures outlined below under the caption “Director Nominations to be Considered by the Board.”

The affirmative vote of a majority of the outstanding common stock present or represented at the annual meeting and entitled to vote on this matter will be required to approve the 2007 Omnibus Stock and Incentive Plan. Abstentions will have the same effect as a vote “against” this proposal, while broker non-votes will have no effect for purposes of this proposal.

The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote will be required to approve any other matter that may properly come before the meeting. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker non-vote will be treated as not being entitled to vote on the matter and, therefore, will not be counted for purposes of determining whether the proposal has been approved.

If any nominee named herein for election as a director is not available to serve, the accompanying proxy will be voted in favor of the remainder of those nominated and may be voted for a substitute person. Whirlpool expects all nominees to be available and knows of no matter to be brought before the annual meeting other than those covered in this proxy statement. If, however, any other matter properly comes before the annual meeting, we intend that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.

DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

We currently have 14 directors on the Board. The directors are divided into three classes, with each class serving for a three-year period. The stockholders elect approximately one-third of the Board each year. The Board recommends a vote FOR the election of each of the directors nominated below.

Nominees for a term to expire in 2010

MICHAEL F. JOHNSTON, 59, Chairman of the Board and Chief Executive Officer of Visteon Corporation (motor vehicle parts and accessories). Whirlpool director since 2003 and director of Flowserve Corporation.

WILLIAM T. KERR, 65, Chairman of the Board of Meredith Corporation (multimedia). Whirlpool director since 2006 after serving eight years on the board of Maytag Corporation. Director of Interpublic Group of Companies, Inc. and Principal Financial Group.

JANICE D. STONEY, 66, former Executive Vice President, US WEST Communications Group, Inc. (telephone communications; retired 1992). Whirlpool director since 1987 (except for part of 1994 during a bid for political office) and director of The Williams Companies, Inc.

MICHAEL D. WHITE, 55, Chief Executive Officer of PepsiCo International and Vice Chairman, PepsiCo, Inc. (beverages and snack foods). Whirlpool director since 2004.

Directors Whose Terms Expire in 2009

GARY T. DICAMILLO, 56, President and Chief Executive Officer of American Crystal, Inc. (professional staffing services). Whirlpool director since 1997 and director of 3Com Corporation, Pella Corporation, and The Sheridan Group, Inc.

KATHLEEN J. HEMPEL, 56, former Vice Chairman and Chief Financial Officer of Fort Howard Corporation (paper mills; retired 1997). Whirlpool director since 1994 and director of Actuant Corporation and Oshkosh Truck Corporation.

ARNOLD G. LANGBO, 69, former Chairman of the Board and Chief Executive Officer of Kellogg Company (grain mill products; retired 2000). Whirlpool director since 1994 and director of Johnson & Johnson and Weyerhaeuser Company.

DAVID L. SWIFT, 48, President, Whirlpool North America. Whirlpool director since 2006.

MICHAEL A. TODMAN, 49, President, Whirlpool International. Whirlpool director since 2006 and director of Newell Rubbermaid Inc.

Directors Whose Terms Expire in 2008

HERMAN CAIN, 61, Chief Executive Officer and President of THE New Voice, Inc. (leadership consulting). Whirlpool director since 1992 (except from December 2003 to April 2005 during a bid for political office), and director of AGCO Corporation, Aquila, Inc., and The Reader’s Digest Association, Inc.

JEFF M. FETTIG, 50, Chairman of the Board and Chief Executive Officer of Whirlpool. Whirlpool director since 1999 and director of The Dow Chemical Company.

MILES L. MARSH, 59, former Chairman of the Board and Chief Executive Officer of Fort James Corporation (paper mills). Whirlpool director since 1990.

PAUL G. STERN, 68, Partner, Arlington Capital Partners, L.L.P. and Thayer Capital Partners, L.L.P. (private investment companies), and Chairman of Claris Capital Partners (private investment banking). Whirlpool director since 1990 and director of The Dow Chemical Company and ManTech International Corporation.

Director Whose Term Expires in 2007 Who Is Not a Nominee for Re-election

ALLAN D. GILMOUR, 72, former Vice Chairman of Ford Motor Company (cars and trucks, related parts and accessories, and financial services). Whirlpool director since 1990 and director of DTE Energy Company and Universal Technical Institute, Inc.

The directors have served their respective companies indicated above in various executive or administrative positions for at least the past five years, except for Mr. DiCamillo. From 1995 to 2002, Mr. DiCamillo was Chairman of the Board and Chief Executive Officer of Polaroid Corporation (photographic equipment and supplies).

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

During 2006, our Board met eight times and had four committees. The committees consisted of an Audit Committee, a Human Resources Committee, a Corporate Governance and Nominating Committee, and a Finance Committee. Each director attended at least 75% of the total number of meetings of the Board and the Board committees on which he or she served.

All directors properly nominated for election are expected to attend the annual meeting of stockholders. At the 2006 annual meeting of stockholders, all of our directors nominated for election attended the annual meeting. In addition, all other directors, except for Mr. Marsh, attended the 2006 annual meeting of stockholders.

The table below breaks down 2006 committee membership for each committee and each director.

Name	Audit	Human Resources	Corporate Governance & Nominating	Finance
Mr. Cain		X		X
Mr. DiCamillo	X			Chair
Mr. Fettig
Mr. Gilmour	X		X
Ms. Hempel			X	X
Mr. Johnston		X	Chair
Mr. Kerr	X	X
Mr. Langbo	X			X
Mr. Marsh	X	X
Dr. Stern		Chair	X
Ms. Stoney			X	X
Mr. Swift
Mr. Todman
Mr. White	Chair	X
2006 Meetings	11	4	4	3

Audit Committee

The members of the Audit Committee are Mr. White (Chair), Mr. DiCamillo, Mr. Gilmour, Mr. Kerr, Mr. Langbo, and Mr. Marsh. Pursuant to a written charter, the Committee provides independent and objective oversight of our accounting functions and internal controls and monitors the objectivity of our financial statements. The Committee assists Board oversight of:

1.	the integrity of our financial statements;

2.	our compliance with legal and regulatory requirements;

3.	the independent registered public accounting firm’s qualifications and independence; and

4.	the performance of our internal audit function and independent registered public accounting firm.

In performing these functions, the Committee is responsible for the review and discussion of the annual audited financial statements, quarterly financial statements and related reports with management and the independent registered public accounting firm. These related reports include our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee also monitors the adequacy of financial disclosure, retains and/or terminates our independent registered public accounting firm and exercises sole authority to review and approve all audit engagement fees and terms and approve in advance the nature, extent, and cost of all internal control-related and permissible non-audit services provided by the independent registered public accounting firm; and reviews annual reports from the independent registered public accounting firm regarding its internal quality control procedures.

Under its charter, the Committee is comprised solely of three or more independent directors who meet the enhanced independence standards for audit committee members set forth in the New York Stock Exchange (“NYSE”) listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission). The Board has determined that each member of this Committee satisfies the financial literacy qualifications of the NYSE listing standards and that Mr. White satisfies the “audit committee financial expert” criteria established by the Securities and Exchange Commission and has accounting and financial management expertise as required under the NYSE listing rules.

Human Resources Committee

The members of the Human Resources Committee are Dr. Stern (Chair), Mr. Cain, Mr. Johnston, Mr. Kerr, Mr. Marsh, and Mr. White. Pursuant to a written charter, the Committee assures the adequacy of the compensation and benefits of Whirlpool’s officers and top management and compliance with any executive compensation disclosure requirements. In performing these functions, the Committee has sole authority and responsibility to retain and terminate any consulting firm assisting in the evaluation of director, CEO, or senior executive compensation. The Committee has the following duties and responsibilities, among others:

1.	reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of these goals and objectives, and sets the CEO’s compensation level based on this evaluation and other relevant business information;

2.	determines and approves the compensation and other employment arrangements for Whirlpool’s elected officers;

3.	makes recommendations to the Board with respect to incentive-compensation and equity-based plans; and

4.	determines and approves grants for each individual participant under the stock option plans and administers the stock option plans.

The Committee has the authority to form subcommittees and delegate to those subcommittees certain actions. Under its charter, the Committee is comprised solely of three or more independent directors who meet the independence standards under the NYSE listing standards. For information about the Committee’s processes for establishing and overseeing executive compensation refer to “Compensation Discussion and Analysis – Factors in Determining Target Pay Level” and “– Role of Management in Compensation Decisions.”

Corporate Governance and Nominating Committee

The members of the Corporate Governance and Nominating Committee are Mr. Johnston (Chair), Mr. Gilmour, Ms. Hempel, Dr. Stern, and Ms. Stoney. Pursuant to a written charter, the Committee provides oversight on the broad range of issues surrounding the composition and operation of the Board, including:

1.	identifying individuals qualified to become Board members;

2.	recommending to the Board director nominees for the next annual meeting of stockholders;

3.	recommending to the Board a set of corporate governance principles applicable to Whirlpool; and

4.	recommending to the Board changes relating to director compensation.

The Committee also provides recommendations to the Board in the areas of Committee selection and rotation practices, evaluation of the overall effectiveness of the Board and management, and review and consideration of developments in corporate governance practices. The Committee retains the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. To assist the Committee in identifying potential director nominees who meet the criteria and priorities established from time to time and facilitate the screening and nomination process for such nominees, the Committee has retained a third party search firm. During 2006, we engaged Heidrick & Struggles to assist the Committee in identifying and soliciting potential candidates to join our Board. On an annual basis, the Committee solicits input from the full Board and conducts a review of the effectiveness of the operation of the Board and Board Committees, including reviewing governance and operating practices and the Corporate Governance Guidelines for Operation of the Board of Directors. Under its charter, the Committee is comprised solely of three or more independent directors who meet the independence standards under the NYSE listing standards.

Finance Committee

The members of the Finance Committee are Mr. DiCamillo (Chair), Mr. Cain, Ms. Hempel, Mr. Langbo, and Ms. Stoney. Pursuant to a written charter, the Committee considers issues impacting our financial structure and makes recommendations to the Board. The Committee develops capital policies and strategies to set an acceptable capital structure, reviews dividend action, risk policy and liquidity management, adequacy of insurance coverage, the annual business plan as it relates to funds flow, capital expenditure and financing requirements, capital investment projects, major financial transactions, and tax and planning strategy and initiatives. The Committee also provides oversight of the Pension Investment Committee with respect to pension plan investment policies and plan funding requirements.

Director Independence

The Corporate Governance and Nominating Committee conducts an annual review of the independence of the members of the Board and its committees and reports its findings to the full Board. Eleven of our 14 directors are nonemployee directors (all except Messrs. Fettig, Swift, and Todman). Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the NYSE listing standards), information provided by the directors and Whirlpool did not indicate any relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial), which would impair the independence of any of the nonemployee directors. Based on the report and recommendation of the Corporate Governance and Nominating Committee, the Board has determined that each of its nonemployee directors satisfies the independence standards set forth in the listing standards of the NYSE. Other than the transactions, relationships, and arrangements described in the section entitled “Related Person Transactions,” there were no other transactions, relationships, or arrangements considered by the Board in determining that a director was independent.

Executive Sessions of Nonemployee Directors and

Communications Between Stockholders and the Board

The Board holds executive sessions of its nonemployee directors generally at each regularly scheduled meeting. The Presiding Director serves as the chairperson for these executive sessions.

The Presiding Director is an independent director elected by the independent directors on the Board. In addition to presiding at executive sessions of nonemployee directors, the Presiding Director has the responsibility to: (1) coordinate with the Chairman and CEO in establishing the annual agenda and topic items for Board meetings; (2) retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; (3) assist the Human Resources Committee with the annual evaluation of the Chairman and CEO’s performance, and in conjunction with the Chair of the Human Resources Committee, meet with the Chairman and CEO to discuss the results of such evaluation; and (4) perform such other functions as the independent directors may designate from time to time. Mr. Gilmour currently is serving as the Presiding Director.

Interested parties, including stockholders, may communicate directly with the Chairman of the Audit Committee or the nonemployee directors as a group by writing to those individuals or the group at the following address: Whirlpool Corporation, 27 North Wacker Drive, Suite 615, Chicago, Illinois 60606-2800. This address is administered by an independent maildrop business. If correspondence is received by the Corporate Secretary, it will be forwarded to the appropriate person or persons in accordance with the procedures adopted by a majority of the independent directors of the Board with a copy to the Presiding Director. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist Whirlpool in effectively addressing your concern, you may choose to remain anonymous, and Whirlpool will use its reasonable efforts to protect your identity to the extent appropriate or permitted by law.

Corporate Governance Guidelines for Operation of the Board of Directors

Whirlpool is committed to the highest standards of corporate governance. On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted a set of Corporate Governance Guidelines for Operation of the Board of Directors, which, among other things, sets forth the qualifications and other criteria for director nominees. The desired personal and experience qualifications for director nominees is described in more detail below under the caption “Director Nominations to be Considered by the Board.”

Majority Voting for Directors; Director Resignation Policy

In December 2006, the Board approved an amendment to Whirlpool’s by-laws to require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Board’s policy, any director who fails to be elected must offer to tender his or her resignation to the Board. The Board shall nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as director, irrevocable resignations that will be effective upon (1) the failure to receive the required vote at the next annual meeting at which they face re-election and (2) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with this Board policy.

If an incumbent director fails to receive the required vote for re-election, the Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Corporate Governance and Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Code Of Ethics

All of Whirlpool’s directors and employees, including its Chief Executive Officer, Chief Financial Officer, and other senior financial officers, are required to abide by our long-standing Code of Ethics, augmented to comply with the requirements of the NYSE and Securities and Exchange Commission, to ensure that Whirlpool’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, fair dealing, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics for executive officers and directors on the Whirlpool website within four business days following the date of any such amendment or waiver.

Director Nominations to Be Considered by the Board

Nominations for the election of directors may be made at times other than at the annual meeting by the Board or by a stockholder entitled to vote in the election of directors. For a nomination to be properly made by any stockholder and be considered for recommendation by the Board to the stockholders and included in our proxy statement for the 2008 annual meeting, written notice of such stockholder’s nomination must be given, either by personal delivery or by registered or certified United States mail, postage prepaid, to the Corporate Secretary of Whirlpool (and must be received by the Corporate Secretary) by November 17, 2007. Such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of Whirlpool entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board in accordance with the relevant Board policy; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission, if the nominee were to be nominated by the Board; and (e) the consent of each nominee to serve as a director of Whirlpool if so elected. In order for a stockholder nomination to be included in the proxy statement, the nominee must meet the selection criteria as determined by the Corporate Governance and Nominating Committee.

Whirlpool evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. Whirlpool has established through its Corporate Governance and Nominating Committee selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by stockholders, and address the issues of diversity and background. The Board, with the assistance of the Corporate Governance and Nominating Committee, selects potential new Board members using the criteria and priorities established from time to time. Desired personal qualifications for potential director nominees include: intelligence, integrity, strength of character, and sense of timing required to assess and challenge the way things are done and recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today’s corporation operates; and commitment and a sense of urgency and spirit of cooperation that will enable them to interface with other Board members in directing the future, profitable growth of Whirlpool. Desired experience qualifications for potential director nominees include: at least ten years of experience in a senior executive role with a major business organization and, preferably, be either Chief Executive Officer or Chairman (equivalent relevant experience from other backgrounds such as academic or government, as well as higher potential senior level business executives, may also be considered); proven records of accomplishment and line operating (or equivalent) experience; first-hand experience with international operations; a working knowledge of corporate governance issues and the changing role of the Board; exposure to the numerous programs a corporation employs relative to creating shareholder value, while balancing the needs of all stakeholders; and not be employed by or affiliated with organizations that have competitive lines of business or other conflicts of interest. The composition, skills, and needs of the Board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the Board.

Available Information

Whirlpool’s current Corporate Governance Guidelines, Code of Ethics, and written charters for its Audit, Finance, Human Resources, and Corporate Governance and Nominating Committees are posted on the Whirlpool website: www.whirlpoolcorp.com – click on the “Governance” tab. Stockholders may also request a free copy of these documents from: Larry Venturelli, Investor Relations, Whirlpool Corporation, 2000 North M-63, Mail Drop 2800, Benton Harbor, Michigan 49022-2692; (269) 923-4678.

NONEMPLOYEE DIRECTOR COMPENSATION

We believe that it is important to attract and retain outstanding nonemployee directors. One way that we achieve this goal is through a competitive compensation program. To that end, in 2005, our Corporate Governance and Nominating Committee, which is responsible for making director compensation recommendations to the Board, worked with Hewitt Associates to evaluate the competitiveness of our compensation program for our directors who are not employees of Whirlpool. After evaluating the competitive market data on nonemployee director compensation, Hewitt recommended modest increases in the annual retainer and annual committee chair fees. In addition, the Committee recommended the implementation of a fee for the Presiding Director, so that we can remain competitive with other large publicly held companies. After evaluating Hewitt’s report, the Committee recommended and the Board approved for 2006 (1) an increase in the annual retainer from $60,000 to $75,000, (2) an increase in the additional amount paid to a committee chair from $5,000 to $10,000 ($10,000 to $20,000 for the Audit Committee Chair), and (3) the initiation of a $20,000 annual retainer for the Presiding Director. In addition, the Board has adopted an equity ownership guideline for nonemployee directors under which these directors are encouraged to own Whirlpool stock equal in value to $300,000 (four times the annual director cash retainer), with a five-year timetable to obtain this objective. Only nonemployee directors receive compensation for their services as a director.

The 2006 nonemployee director compensation, by element, was as follows:

Nonemployee Director Compensation Program Table

Type of Compensation	Value
Annual Cash Retainer	$75,000
Annual Stock Options Retainer	$36,000
Annual Stock Awards Retainer	$54,000
Annual Retainer for Committee Chair (in addition to other retainers):
Audit Committee	$20,000
All Other Committees	$10,000
Annual Retainer for Presiding Director (in addition to other retainers)	$20,000

Nonemployee Director Equity Plan

Our Nonemployee Director Equity Plan provides for (1) a one time grant of 1,000 shares of common stock made at the time a director first joins the Board; (2) an annual grant of stock options valued at $36,000 with the number of options to be based on dividing $36,000 by the product of the then current fair market value of a single share of our common stock multiplied by 0.35; and (3) an annual grant of stock worth $54,000 with the number of shares to be issued to the director determined by dividing $54,000 by the then current fair market value of a single share of our common stock. The exercise price under each option granted is the fair market value of the common stock on the last trading day before the annual meeting of stockholders.

These options are exercisable for the earlier of 20 years after grant or two years after a nonemployee director ceases to serve on our Board, or one year in the case of the nonemployee director’s death. However, no option is exercisable within the first six months of its term, unless death or disability of the director occurs. In the event that the death or disability of the director does occur and an option is exercised in the first six months of its term, any shares of common stock issued on such exercise may not be sold until the sixth month anniversary of the grant date. Payment of the exercise price may be made in cash or, if permitted by law, Whirlpool common stock, valued at its market price at the time of exercise. All annual grants are made to directors on the date of our annual meeting of stockholders.

Deferral of Annual Retainer and Stock Grants

A nonemployee director may elect to defer any portion of the annual cash retainer and annual stock awards retainer until he or she ceases to be a director. Under this policy, when the director’s term ends, any deferred annual retainer will be made in a lump sum or in monthly or quarterly installments. In addition, payment of any deferred annual stock grant will be made as soon as is administratively feasible. Amounts deferred on or before December 31, 2004 accrue interest quarterly at a rate equal to the prime rate in effect from time to time. Amounts deferred after December 31, 2004 may be invested in notional accounts that mirror those available to participants in our U.S. 401(k) plan.

Charitable Program

Each nonemployee director may elect to relinquish all or a portion of the annual cash retainer, in which case Whirlpool may, at its sole discretion, then make an award of up to $1 million to a charitable organization upon the director’s death. Under the program, the election to relinquish compensation is irreversible, Whirlpool may decide to purchase insurance or self-fund any charitable contributions made under the program, and Whirlpool may choose to make contributions in the director’s name to as many as three charities. Each director may also elect to have a portion of the annual fee used to purchase term life insurance in excess of that described in the next paragraph. There were no costs incurred, or payments made, by Whirlpool in 2006 with respect to this program.

Term Life Insurance

Whirlpool provides each nonemployee director who elects to participate with term life insurance while serving as a director in an amount equal to one-tenth of the director’s annual cash retainer times such director’s months of service (not to exceed 120) and a related income tax reimbursement payment. Whirlpool pays the premiums to provide each nonemployee director with travel accident insurance of $1 million, and reimburses the director for the related income tax.

Whirlpool Appliances

For evaluative purposes, we permit nonemployee directors to test Whirlpool products for home use, and reimburse the directors for any income tax payment resulting from any additional tax obligation of this policy. The cost to Whirlpool of this arrangement in 2006 (based on distributor price of products and delivery, installation, and service charges) did not exceed $8,500 for any one nonemployee director or $12,500 for all nonemployee directors as a group.

Business Expenses

The nonemployee directors are reimbursed for their business expenses related to their attendance at Whirlpool meetings, including room, meals and transportation to and from Board and committee meetings (e.g., commercial flights, trains, cars and parking). On rare occasions, a director’s spouse may accompany a director when traveling on Whirlpool business. Normally a director will travel to and from Whirlpool Board meetings on Whirlpool corporate or other private aircraft. Directors are also reimbursed for attendance at qualified third-party director education programs.

Nonemployee Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Herman Cain	75,000	53,941	36,000	–	–	1,715	166,655
Gary T. DiCamillo	85,000	53,941	36,000	–	–	1,809	176,750
Allan D. Gilmour	100,932	53,941	36,000	–	–	1,606	192,478
Kathleen J. Hempel	77,966	53,941	36,000	–	–	1,366	169,272
Michael F. Johnston	84,527	53,941	36,000	–	–	557	175,025
William T. Kerr	37,500	79,060	0	–	–	144	116,704
Arnold G. Langbo	77,966	53,941	36,000	–	–	1,879	169,786
Miles L. Marsh	75,000	53,941	36,000	–	–	1,557	166,498
Paul G. Stern	82,027	53,941	36,000	–	–	553	172,521
Janice D. Stoney	75,000	53,941	36,000	–	–	6,023	170,964
Michael D. White	89,102	53,941	36,000	–	–	465	179,507

(1)	The aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual Board and committee Chair retainer fees, and committee meeting fees, in each case, before deferrals.

(2)

Value of the annual grant of shares of common stock (591 in 2006); the amount is less than $54,000 due to rounding. The value reflects the 2006 financial accounting compensation cost recognized under Financial Accounting Standards Board’s Financial Accounting Series Statement 123(R) (revised 2004), Share-Based Payment (“FAS 123R”). The 2006 compensation cost is equal to the grant date fair value of the stock awards calculated pursuant to FAS 123R because stock awards are not subject to time-based vesting. See Note 12 to the Consolidated Financial Statements contained in the Financial Supplement to this proxy statement for a discussion of the relevant assumptions used in calculating the compensation cost and grant date fair value under FAS 123R. The compensation cost and the grant date fair value of the stock awards for financial reporting purposes likely vary from the actual amount the director receives based on a number of factors, including stock price fluctuations, timing of sale and differences from valuation assumptions. As of

December 31, 2006, none of our nonemployee directors was deemed to have outstanding restricted stock awards because all stock awards vest immediately.

(3)	Value of the annual grant of stock options which generally become exercisable six months after grant and expire either 20 years from the award date or the second anniversary of the date that the director ceases to be a director. The value reflects the 2006 financial accounting compensation cost recognized under FAS 123R. The 2006 compensation cost disclosed in this column is equal to the grant date fair value of the option awards calculated in accordance with FAS 123R because all of the stock options vested during 2006. See Note 12 to the Consolidated Financial Statements contained in the Financial Supplement to this proxy statement for a discussion of the relevant assumptions used in calculating the compensation cost and grant date fair value under FAS 123R. The compensation cost and the grant date fair value of the stock option awards for financial reporting purposes likely vary from the actual amount the director receives based on a number of factors, including stock price fluctuations, timing of vesting and differences from valuation assumptions. As of December 31, 2006, the number of stock options held by each nonemployee director (all of which have fully vested) were:

Herman Cain	1,131
Gary T. DiCamillo	5,720
Allan D. Gilmour	8,120
Kathleen J. Hempel	6,320
Michael F. Johnston	3,320
William T. Kerr	0
Arnold G. Langbo	6,320
Miles L. Marsh	7,520
Paul G. Stern	7,520
Janice D. Stoney	8,720
Michael D. White	2,720

(4)	Whirlpool does not have a non-equity incentive plan for nonemployee directors.

(5)	Whirlpool does not have a pension plan for nonemployee directors and does not pay above-market or preferential rates on non-qualified deferred compensation for nonemployee directors.

(6)	The table below presents an itemized account of “All Other Compensation” provided in 2006 to the nonemployee directors.

Director	Tax Gross-Ups(a) ($)	Life Insurance Premiums ($)
Herman Cain	1,105	610
Gary T. DiCamillo	1,097	712
Allan D. Gilmour	632	974
Kathleen J. Hempel	548	818
Michael F. Johnston	265	292
William T. Kerr	120	24
Arnold G. Langbo	1,040	839
Miles L. Marsh	615	942
Paul G. Stern	553	0
Janice D. Stoney	5,081	942
Michael D. White	233	232

(a)	Tax reimbursements on income imputed to the director for use of Whirlpool appliances and other products and life insurance premiums paid on behalf of the director by Whirlpool. As discussed above, the cost of providing Whirlpool appliances and other products to directors did not exceed $8,500 for any one nonemployee director or $12,500 for all nonemployee directors as a group.

SECURITY OWNERSHIP

The following table presents the ownership on December 31, 2006 of the only persons known by us as of February 22, 2007 to beneficially own more than 5% of our common stock based upon statements on Schedule 13G filed by such persons with the SEC.

Schedule 13G Filed On	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
2/14/2007	FMR Corp.(1) 82 Devonshire Street Boston, MA 02109	11,749,721	14.97%
2/13/2007	Pzena Investment Management, LLC(2) 120 West 45th Street, 20th Floor New York, NY 10036	8,989,448	11.45%
2/14/2007	PRIMECAP Management Company(3) 225 South Lake Avenue, #400 Pasadena, CA 91101	6,008,500	7.66%
2/13/2007	Marsh & McLennan Companies, Inc.(4) 1166 Avenue of the Americas New York, NY 10036	4,317,468	5.50%
2/14/2007	Vanguard Chester Funds – Vanguard Primecap Fund(5) 100 Vanguard Blvd. Malvern, PA 19355	4,000,000	5.10%

(1)	Based solely on a Schedule 13G/A filed with the SEC by FMR Corp., (“FMR”) and Edward C. Johnson, all such shares are beneficially owned by four entities: (a) Fidelity Management & Research Company, a registered investment advisor to various investment companies (“Fidelity Funds”) and a wholly-owned subsidiary of FMR (“FM&RC”), (b) Strategic Advisers, Inc. (“SA”), a wholly-owned subsidiary of FMR and a registered investment advisor, (c) Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR and a bank, and (d) Fidelity International Limited (“FIL”). FM&RC is the beneficial owner of 11,343,120 shares. Mr. Johnson (Chairman of FMR), FMR (through its control of FM&RC) and Fidelity Funds each has sole dispositive power with respect to 11,343,120 shares. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of the shares owned directly by Fidelity Funds. The sole voting power of all shares directly owned by Fidelity Funds resides with the Board of Trustees of such funds. SA is the beneficial owner of 1,741 shares. PGATC is the beneficial owner of 64,060 shares. Mr. Johnson and FMR (through its control of PGATC) each has sole dispositive and voting power with respect to 64,060 shares. FIL is the beneficial owner of 340,800 shares. Partnerships controlled predominantly by members of the family of Mr. Johnson, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.

(2)	Based solely on a Schedule 13G/A filed with the SEC by Pzena Investment Management, LLC, a registered investment advisor. Pzena has sole voting power with respect to 4,442,077 shares and sole dispositive power with respect to 8,989,448 shares.

(3)	Based solely on a Schedule 13G/A filed with the SEC by PRIMECAP Management Company, a registered investment advisor. PRIMECAP has sole voting power with respect to 1,233,200 shares and sole dispositive power with respect to 6,008,500 shares.

(4)	Based solely on a Schedule 13G/A filed with the SEC by Marsh & McLennan Companies, Inc. (“MMC”), Putnam LLC d/b/a Putnam Investments (“PI”), a wholly-owned subsidiary of MMC, and the other entities listed below. MMC has neither voting nor dispositive power with respect to any of the shares. PI has shared voting power with respect to 207,698 shares and shared dispositive power with respect to 4,317,468 shares. Putnam Investment Management, LLC (“PIM”), a registered investment advisor to the Putnam family of mutual funds and The Putnam Advisory Company, LLC (“PAC”), has shared voting power with respect to 19,032 shares and shared dispositive power with respect to 3,780,372 shares. PAC, a registered investment advisor to Putnam’s institutional clients, has shared voting power with respect to 188,666 shares and shared dispositive power with respect to 537,096 shares. Both subsidiaries have dispositive power over the shares as investment managers, but each of the mutual fund’s trustees has voting power over the shares held by each fund, and PAC has shared voting power over the shares held by the institutional clients. MMC and PI disclaim beneficial ownership of all such shares.

(5)	Based solely on a Schedule 13G filed with the SEC by Vanguard Chester Funds – Vanguard Primecap Fund (“Vanguard”), a registered investment advisor. Vanguard has sole voting power with respect to all shares.

BENEFICIAL OWNERSHIP

The following table reports beneficial ownership of common stock by each director, nominee for director, the Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers, and all directors and executive officers of Whirlpool as a group, as of February 22, 2007. Beneficial ownership includes, unless otherwise indicated, all shares with respect to which each director or executive officer, directly or indirectly, has or shares the power to vote or to direct the voting of such shares or to dispose or direct the disposition of such shares. The address of all directors and executive officers named below is c/o Whirlpool Corporation, 2000 North M-63, Benton Harbor, Michigan 49022-2692.

	Shares Beneficially Owned(1)	Deferred Stock Units(2)	Shares Under Exercisable Options(3)	Total(4)	Percentage
Herman Cain	8,557	0	1,131	9,688	*
Gary T. DiCamillo	5,357	4,506	5,720	15,583	*
Jeff M. Fettig	56,534	91,178	409,734	557,446	*
Allan D. Gilmour	9,218	7,198	8,120	24,536	*
Kathleen J. Hempel	7,218	3,982	6,320	17,520	*
Michael F. Johnston	1,000	1,884	3,320	6,204	*
William T. Kerr	2,011	0	2,868	4,879	*
Arnold G. Langbo	7,525	4,877	6,320	18,722	*
Miles L. Marsh	9,942	5,398	7,520	22,860	*
Paulo F. M. Periquito	125,026	36,904	200,784	362,714	*
Paul G. Stern	8,818	6,498	7,520	22,836	*
Janice D. Stoney	6,691	7,841	8,720	23,252	*
David L. Swift	6,789	27,735	6,867	41,391	*
Roy W. Templin	2,059	298	15,764	18,121	*
Michael A. Todman	1,541	28,822	43,682	74,045	*
Michael D. White	2,700	1,458	2,720	6,878	*
All directors and executive officers as a group (20 persons)	289,655	276,008	822,481	1,388,144	1.74%

*	Less than 1%.

(1)	Does not include 1,562,902 shares held by the Whirlpool 401(k) Trust (but does include 4,194 shares held for the accounts of executive officers); Executive Vice President and Chief Financial Officer Roy W. Templin serves as one of four individual trustees with shared voting and investment powers.

(2)	Represents the number of shares of common stock, based on deferrals made into the Deferred Compensation Plan II for Nonemployee Directors or one of the executive deferred savings plans, that we are required to pay to a nonemployee director when the director leaves the Board or to an executive officer when the executive officer is no longer an employee. None of these deferred stock units have voting rights.

(3)	Includes shares subject to options that will become exercisable within 60 days of February 22, 2007.

(4)	No shares of Whirlpool stock have been pledged as security by any of these individuals.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Whirlpool’s directors and executive officers and persons who own more than 10% of Whirlpool’s common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Whirlpool’s common stock. Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish Whirlpool with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to Whirlpool and written representations that no other reports were required, Whirlpool believes that all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% stockholders were complied with during the fiscal year ended December 31, 2006.

COMPENSATION DISCUSSION AND ANALYSIS

In this proxy statement, we refer to our Chief Executive Officer, Chief Financial Officer and our other three most highly-compensated executive officers as our “named executive officers” or “NEOs.” This section includes information regarding, among other things, the overall objectives and philosophy of our compensation program and each element of compensation we provide to our NEOs. This section should be read in conjunction with the detailed tables under “Executive Compensation Tables” later in this proxy statement.

The Objectives of Whirlpool’s Compensation Program

Whirlpool is dedicated to global leadership and to delivering superior stockholder value. Whirlpool’s executive compensation philosophy is designed to support these objectives by attracting and retaining the best management talent and by motivating these employees to achieve business and financial goals that create value for stockholders in a manner consistent with Whirlpool’s focus on five enduring values: respect, integrity, diversity and inclusion, teamwork, and the spirit of winning.

To achieve our objectives, we implement a “pay for performance” philosophy using the following guiding principles:

•	compensation should be incentive-driven with both a short- and long-term focus;

•	a significant portion of pay should be variable, or “at risk”;

•	components of compensation should be tied to increasing stockholder value; and

•	compensation should be tied to a balanced evaluation of business and individual performance measured against financial, customer, and employee related objectives – a “balanced scorecard” approach.

Factors in Determining Target Pay Level

Whirlpool establishes target pay levels, including base salaries, variable pay, equity compensation, benefits, and perquisites using a market-based approach. Each year, the Human Resources Committee, with the assistance of an independent executive compensation advisor, reviews the group of companies against whom Whirlpool’s senior executive pay levels will be compared. Hewitt Associates, an outside human resources consulting firm, has been retained by the Committee as their independent executive compensation advisor to provide data and analysis regarding pay levels for our NEOs and other senior executives. Hewitt Associates specifically provides a recommendation regarding the pay levels of the CEO. Other than the work it performs for the Committee, Hewitt Associates provides minimal compensation consulting services to Whirlpool and its executive officers, such as reviewing our nonemployee director and non-senior management compensation.

The companies listed below comprise our executive compensation comparator group (our “comparator group”) against whom we compare our pay levels. We have elected to compare the pay of our NEOs to the pay of similarly situated executives in these companies because they have national and international business operations and are similar to Whirlpool in sales volumes, market capitalizations, employment levels, lines of business, and business organization and structure. Companies in the comparator group are recognized for their excellence in the areas of consumer focus and trade partner relations, and for possessing highly complex global supply chains and manufacturing footprints.

3M	Honeywell International Inc.
The Black & Decker Corporation	Illinois Tool Works, Inc.
Caterpillar Inc.	Ingersoll-Rand Company
Cummins Inc.	Kellogg Company
Colgate-Palmolive Company	Motorola, Inc.
Deere & Company	PPG Industries, Inc.
Eastman Kodak Company	Raytheon Company
Eaton Corporation	Sara Lee Corporation
Emerson Electric Co.	Textron, Inc.
The Goodyear Tire & Rubber Company	United Technologies Corporation
H. J. Heinz Company	Xerox Corporation

Publicly disclosed compensation data contained in proxy statements, as well as proprietary surveys purchased from third-party consulting firms are used to acquire market compensation data for companies in the comparator group.

The independent executive compensation advisor to the Committee reviews the market data and recommends appropriate comparisons within the market data for Whirlpool’s senior executives, including our NEOs, based on the content, scope, and complexity of each position. To ensure a balanced and accurate review of the market value for each position, the Committee reviews the statistical median market values for each position in addition to size-adjusted median market values based upon the revenue accountability for each position. In addition, median market data adjusted for Whirlpool’s market capitalization is reviewed by the Committee, where appropriate.

The market data for each senior executive position is shared with the Committee for review and to support decisions regarding pay adjustments. Whirlpool believes that market data is an important input for setting target pay levels, but other factors, such as career progression and complexity of position, are also considered.

The Committee reviewed tally sheets for our NEOs during their June 2006 meeting in order to gain a better understanding of the accrued value of retirement benefits and the ongoing value of the compensation and benefits package for each of our NEOs. Tally sheets are used by the Committee to ensure that the totality of compensation and benefits received by our NEOs is appropriate as well as to support decisions regarding the ongoing remuneration of our NEOs.

Role of Management in Compensation Decisions

Management, led by the CEO and Chief Human Resources Officer, periodically makes recommendations to the Committee regarding the establishment and modification of compensation and benefit programs or changes to the compensation package for individuals in Whirlpool’s top two organizational levels (individuals designated by management as being in Career Bands 1 and 2). Bands 1 and 2 comprise the top 40 senior executives at Whirlpool. The Committee reviews management’s recommendations during their regularly scheduled sessions and may choose to adopt the recommendations or modify them at their sole discretion.

Management recommends the performance metrics to be used in the Performance Excellence Plan (the annual cash incentive program) and the Strategic Excellence Program (the long-term equity-based incentive program for executives). The Committee has authority to adopt or modify these metrics, as well as to determine awards under the incentive programs.

Management may consult with the Committee’s independent executive compensation advisor to ensure that proposals and recommendations are aligned with market-competitive practice and adhere to proper standards of corporate governance.

The agenda for Committee meetings is set jointly by the Committee and management. The Chief Human Resources Officer attends all Committee meetings, other than portions of those meetings held in executive session. Materials for Committee meetings are drafted by Whirlpool’s human resources department and the independent executive compensation advisor.

Compensation Philosophy

Whirlpool’s “pay for performance” philosophy provides market-competitive total compensation with differentiation based on performance. Whirlpool designs total compensation to be comparable to the median total compensation of similarly situated executives contained in our comparator group when target levels of performance are achieved. We define total compensation as base salary plus short-term and long-term incentives. Our employees are also eligible for market-competitive indirect compensation, such as medical, dental, and retirement benefits, as well as learning and development opportunities.

The compensation disclosed in the Summary Compensation Table and other tables under the section entitled “Executive Compensation Tables” is consistent with Whirlpool’s compensation philosophy.

The following methodology is used to determine the mix of total pay between base salary and incentives, both short- and long-term:

Base Salaries.  Whirlpool targets base salaries for senior executives to be at the median value of the comparator group. This aligns with Whirlpool’s philosophy that base salaries should be competitive, but that most pay for senior executives should come in the form of variable incentive pay based on performance that benefits stockholders.

Short-Term Incentives.  Short-term incentives at Whirlpool consist of annual cash bonuses paid based on company and individual performance. We set the value of short-term incentives so that, when added to base salary, the value of this total cash payment slightly exceeds the median total cash of the comparator group when target levels of individual and company performance are achieved. Cash incentive targets are established by the Committee for each position and are validated each year based on a review of competitive market data to determine appropriateness.

Long-Term Incentives.  We set the value of long-term incentives so that, when added to total cash compensation (base salary plus short-term incentives), the value of this total compensation payment is approximately equal to the median total compensation of the comparator group when target levels of long-term company performance are achieved. Long-term incentives at Whirlpool consist of stock options, restricted stock units, and performance units.

•

Whirlpool defines stock options as the right to purchase a share of Whirlpool stock at a pre-defined price, also known as the “strike price.” We provide stock option grants to reward recipients only in the event that Whirlpool’s stock price rises above the fair market value on the date of grant, thus aligning the interests of executives with those of shareholders. The strike price under our existing omnibus stock and incentive plans is defined as the average of the high and the low stock price on the date of grant. Subject to shareholder approval of our 2007 Omnibus Stock and Incentive Plan, we will establish the strike price for all future grants as the officially quoted closing price of our common stock on the date of grant. Terms and conditions of stock options are recorded in grant documents and provided to participants.

•

Restricted stock units are defined as the right to receive a share of Whirlpool stock or equivalent value on a pre-defined date. Restricted stock units are designed to provide executives with an incentive to increase the value of Whirlpool stock, while acting as a retention vehicle for executive talent and providing a vehicle for executives to hold Whirlpool stock in line with ownership guidelines. Grantees of restricted stock units may be eligible to receive dividend equivalents during the vesting period. Terms and conditions of restricted stock units are recorded in grant documents and are provided to participants.

•

Whirlpool defines performance units as the right to receive a cash payment on a pre-defined date. Performance units provide a long-term cash payout when executives meet or exceed goals related to Whirlpool’s strategic long-term objectives.

Restricted stock units and performance units issued to our NEOs as part of our Strategic Excellence Program and described later in this proxy statement are subject to performance criteria that may alter the final number of units granted. Terms and conditions of performance units are recorded in grant documents and provided to participants. The terms and conditions of stock options, restricted stock units, and performance units are approved by the Committee and are intended to be compliant with Whirlpool’s omnibus stock and incentive plans.

Base Salary

Salary increase guidelines are based on an individual’s performance, as well as competitive market reviews conducted with the assistance of the independent executive compensation advisor to the Committee.

Base salary for the CEO and other NEOs is targeted at the median of the base salaries for officers in the comparator group companies. Mr. Fettig’s salary was increased from $1,000,000 to $1,100,000 on March 1, 2006. Mr. Templin’s salary was increased from $500,000 to $550,000 on March 1, 2006. Messrs. Swift, Todman, and Perquito did not receive salary increases in 2006; however, Messrs. Swift and Todman received salary increases in December 2005 in connection with their promotions. All of these increases generally reflected both moves in market salaries as well as the executives’ individual performance against specified individual and company performance objectives similar to those used to evaluate performance for purposes of the annual cash incentive payment.

Short-Term Incentives

Consistent with Whirlpool’s pay for performance philosophy, salaried employees are eligible to participate in an annual cash incentive opportunity. This program, through which annual cash incentives are delivered, is known as the Performance Excellence Plan (“PEP”), and provides Whirlpool’s employees with an annual incentive designed to focus attention on stockholder value creation, drive performance in support of this goal and other business goals, and reflect individual performance (except for designated executive officers subject to Section 162(m) of the Internal Revenue Code) as measured against financial, customer, and employee related objectives. Target awards are established by the Committee in consideration of Whirlpool’s compensation philosophy and are designed to provide total cash compensation that is slightly above the median of the comparator group when target levels of performance are achieved. Target awards for our NEOs are described as a percentage of their base salary earnings during the performance period. Whirlpool’s annual cash incentive program is consistent with competitive market practices and ensures significant pay at risk for our NEOs.

Payouts under PEP are determined by performance relative to a combination of company and individual performance objectives. Whirlpool performance includes the Global Balanced Scorecard, as well as Regional Economic Value Added and Market Operating Profit. Included in the Global Balanced Scorecard for 2006 are:

•	financial measures – revenue growth, earnings, earnings per share, free cash flow, and economic value added;

•	customer measures – market share, quality, and brand equity progress; and

•	employee measures – the strengthening of our talent pipeline, diversity, engagement of our employees, and the effective management of the Whirlpool performance management system.

These performance measures were selected based on the Committee’s belief that improving performance against such measures correlates to increasing value to stockholders. The measures for PEP are approved annually by the Committee and reviewed with the Board. The value of company performance, as determined by the Committee, may range from 0% - 200% of the target value.

Individual performance, as determined through Whirlpool’s performance management system, is an important input to the final award payouts under PEP. Corporate objectives are set by the CEO and reviewed and approved by the Board and cascaded through leadership discussions to all employees. Each employee is assigned one of five performance ratings based on their results during the performance period, which directly impacts the rewards they will receive, including merit increases and payouts under PEP.

Corporate and individual performance levels are multiplied to determine the final award payout under PEP. This final award payout may range from 0% to 400% of target for each employee, after accounting for individual and company performance. The targets for our NEOs were originally set at challenging, but realistic levels, the achievement of which represents a high level of performance and significant value creation for customers and shareholders.

In addition to PEP, Whirlpool established the Executive Officer Bonus Plan (“EOBP”) in 1994, which gives the Committee the discretion to grant bonus payouts to designated executive officers in recognition of strong individual performance in the event that the Committee concludes such awards are appropriate. In 2006, no awards were granted under this plan.

Long-Term Incentives

Whirlpool’s long-term incentive programs are comprised of the Strategic Excellence Program, the Special Retention Program, and the Career Stock Program, all of which are authorized under one or more of Whirlpool’s stockholder-approved omnibus stock and incentive plans. Grants from the Strategic Excellence Program are typically made each year. The long-term incentive programs are intended to provide rewards to executives only if significant additional value is created for stockholders over time. In addition, Whirlpool established the Key Employee Treasury Stock Ownership Plan where awards similar to those established under the omnibus stock and incentive plans may be granted to key management employees by the Committee; for more information about this plan, see the “Equity Compensation Plan Information” section later in this proxy statement. These stock-based plans are designed to encourage a significant ownership interest to help assure that the interests of the executives are closely aligned to those of other stockholders and to provide incentives for the executives to remain with Whirlpool.

We have generally followed a practice of making all equity-based grants to employees, including NEOs, on a single date every year. The Committee grants these equity-based awards at its regularly-scheduled meeting in mid-February. This meeting usually occurs about 2 weeks after we release our final earnings for the prior fiscal year, which permits material information regarding our performance for the prior fiscal year to be disclosed to the public before equity-based grants are made to employees. While most of our equity-based awards have historically been made pursuant to our annual grant program, the Committee does retain the discretion to make additional “off-cycle” awards in connection with promotions, recruitment efforts, or significant accomplishments (such as the successful acquisition and integration of Maytag). Under no circumstances are any stock-based grants intentionally “timed” to coordinate with the release of material non-public information and Whirlpool does not intentionally time the release of material non-public information to impact the value of any stock-based or other compensation. Stock option exercise prices are set equal to the fair market value of Whirlpool stock on the date of grant. Fair market value under our existing omnibus stock and incentive plans is the average of the high and the low price of Whirlpool stock on the date of grant. Subject to shareholder approval of our 2007 Omnibus Stock and Incentive Plan, we will establish the fair market value for all future grants as the officially quoted closing price of our common stock on the date of grant.

When considering awards to be made under the long-term incentive programs, the Committee evaluates the grantee’s scope of responsibility, strategic and operational goals, opportunity to impact Whirlpool’s future success, individual performance, and the competitiveness of the award in the marketplace. In 2006, the CEO and other NEOs received awards under our Strategic Excellence Program, but did not receive awards under the Special Retention Program, the Career Stock Program, or the Key Employee Treasury Stock Ownership Plan. The awards that were made to our NEOs in 2006 are reflected in the Summary Compensation Table and Grant of Plan-Based Awards Table. Stock options provide value to our NEOs only if Whirlpool’s stock price increases after the grants are made. Excluding Maytag Corp. stock options that were converted into Whirlpool stock options in connection with our acquisition of Maytag Corp., approximately 70% of stock options granted in 2006 were granted to employees other than our NEOs.

Strategic Excellence Program (“SEP”).  SEP provides senior management with incentives to significantly improve Whirlpool’s long-term performance and increase stockholder value over time. The compensation opportunities under SEP are tied directly to Whirlpool’s financial and strategic performance over a preset period beginning each January 1 and continuing for one year or longer. These measures are established by the Committee at the beginning of each performance period. Final individual awards may be adjusted upward (to a maximum of three times the original grant) or downward (to no award) based on the determination of the Committee. The Committee will make such adjustments after the completion of the performance period based on the Committee’s evaluation of Whirlpool’s performance against approved performance goals during the period. For 2006, SEP performance measures included the success with which Whirlpool executed the acquisition and integration of Maytag and an EVA target established by the Committee. For participants subject to Section 162(m) of the Internal Revenue Code, the Committee may adjust their award downward based on factors the Committee deems appropriate. The targets for our NEOs were set at challenging, but realistic targets in order to drive performance and create stockholder value. After a performance period of one year or longer and a determination of performance by the Committee, awards will be paid in common stock and/or cash unless the Committee had included an additional time-based restriction period of up to two years as part of the original grant. Upon expiration of any time restriction periods, payment will be made in common stock of the registrant and/or cash as appropriate. In combination with other elements of compensation, award sizes are designed to provide competitive total compensation. See the Grant of Plan-Based Awards Table later in this proxy statement for the awards that we granted to our NEOs in 2006.

Under SEP, stock options are also typically granted each year under one or more of Whirlpool’s omnibus stock and incentive plans to executive officers and other key management employees. Stock option grants are issued with an exercise price equal to the fair market value of the stock at the time of grant. The option term is ten years and options vest in three equal installments, with the first installment (representing one-third of the number of shares granted) vesting on the first anniversary date of the option grant, one-third of the shares granted vesting on the second anniversary date of the option grant, and the final third of the shares granted vesting on the third anniversary date of the option grant. Stock options granted to our NEOs in 2006 are reflected in the Summary Compensation Table and the Grant of Plan-Based Awards Table.

Special Retention Program (“SRP”).  SRP was established to provide grants of phantom restricted shares of common stock to selected officers as a means of motivating and retaining key leadership talent. In 2006, no grants were made under this program to our NEOs, as the Committee believed that additional grants under this program were not required to meet competitive market conditions.

Career Stock Program.  The Career Stock Program was established to provide one-time grants of phantom restricted stock (“Career Stock”) to select key executives as a means of retaining those executives and encouraging long-term employment. Recipients and award sizes are based on determinations relating to a broad range of factors. In 2006, no grants were made under this program to our NEOs as the Committee believed that additional grants under this program were not required to meet competitive market conditions.

Stock Ownership Guidelines

In 1995, management adopted, with the Committee’s approval, stock ownership guidelines to support the objective of increasing the amount of stock owned by the most senior group of executives. The guidelines for stock ownership are based on an individual’s level in the organization and range from seven times base salary for the Chief Executive Officer to one-half times base salary for lower level executives, including those who are not NEOs. Ownership guidelines as a multiple of base salary are listed below:

CEO:	7 times base salary
President:	5 times base salary
Executive Vice Presidents:	4 times base salary

These ownership guidelines are approved by the Committee and are based on a review of competitive market practice as conducted by the independent executive compensation advisor to the Committee, as well as to ensure that our NEOs and other senior Whirlpool leaders have a significant stake in Whirlpool’s long-term success. The guidelines require that each executive achieve the required level of stock ownership within five years.

The Committee, as well as Whirlpool’s senior leadership, annually reviews progress for each executive on achieving their required level of ownership. During the Committee’s most recent review of ownership levels, it was determined that all NEOs had either met their guideline or were on track to meet their guideline during the required timeframe.

Retirement Benefits

NEOs are eligible for retirement benefits designed to provide, in total, a market-competitive level of income replacement upon achieving retirement eligibility by using a combination of qualified and non-qualified plans. Based on broad-based survey data of public companies, Whirlpool targets the median retirement income replacement ratio among similarly situated executives at such companies.

To achieve this competitive position, our NEOs participate in a number of retirement plans, which include plans of a defined contribution type, both qualified and non-qualified, and plans of a defined benefit type, both qualified and non-qualified. Whirlpool believes that it is necessary to provide these programs in order to attract and retain the best management talent in the marketplace.

Our NEOs participate in the following pension plans: the Whirlpool Employees Pension Plan (a qualified plan) and the associated Whirlpool Retirement Restoration Plan (a non-qualified plan), and the Supplemental Executive Retirement Plan (a non-qualified plan). For important information, see the Pension Benefits Table later in this proxy statement. These plans provide a defined benefit upon retirement relative to base salary and PEP incentive earned during the employment period. The formulas for these programs are designed to provide a benefit at the median of the competitive market and support Whirlpool’s overall retirement benefit goal of providing a median level of replacement income upon retirement.

Our NEOs also participate in one qualified defined contribution plan, the Whirlpool 401(k) Retirement Plan, and the following non-qualified defined contribution plans: the Executive Deferred Savings Plan II (which includes the Whirlpool Executive Restoration Plan, also known as the DC Restoration Plan) and its predecessor, the Executive Deferred Savings Plan. For important information, see the Non-Qualified Deferred Compensation Table later in this proxy statement. These plans are defined contribution plans that for 2006 only provide a benefit in the event that eligible employees, including the NEOs, elect to participate in the plans by deferring portions of their base salary, PEP incentive payment, and SEP incentive payment into the plans.

Qualified Defined Contribution Plan

Whirlpool 401(k) Retirement Plan.  The Whirlpool 401(k) Retirement Plan provides a defined contribution retirement benefit qualified under section 401(k) of the Internal Revenue Code. This plan offers participants a pre-tax retirement savings vehicle plus employer contributions that encourage participant retirement savings and provide additional assets for employees’ retirement. Most employees of Whirlpool and Maytag are eligible to participate in this plan, although different levels of employer contributions apply to different groups. Beginning in 2007, for most salaried employees (other than participants in the Whirlpool Employees Pension Plan eligible for retirement by December 31, 2009), this plan provides an automatic employer contribution of 3% of pay and a match of up to 4% of pay, provided that participants contribute at least 5% of pay on a pre-tax basis to the plan, up to certain applicable limits as defined by the IRS. In 2006 and earlier years for most Whirlpool salaried employees, and in 2007-2009 for salaried employees eligible for retirement under the Whirlpool Employees Pension Plan by December 31, 2009, (1) this plan provides a guaranteed match of $.25 for each dollar of employee pre-tax contribution (excluding any employee pre-tax contributions made while the employee was one of our NEOs or an officer designated by Whirlpool under the terms of the plan), up to a maximum employee contribution of 5% of pay on a pre-tax basis to the plan, up to applicable limits as defined by the IRS, and (2) an additional match based on company performance may be made by Whirlpool on employee pre-tax contributions (excluding any employee pre-tax contributions made while the employee was one of our NEOs or an officer designated by Whirlpool under the terms of the plan), up to a maximum employee pre-tax contribution of 5% of pay. For executives eligible to participate in the Whirlpool Supplemental Executive Retirement Plan, “pay” includes only base salary. For 2006, none of our NEOs received an employer matching or non-elective contribution under this plan.

Non-Qualified Defined Contribution Plans

Whirlpool Corporation Executive Deferred Savings Plans.  The Whirlpool Corporation Executive Deferred Savings Plan (EDSP) was designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan. Participants may no longer make deferrals to EDSP. The Whirlpool Corporation Executive Deferred Savings Plan II (EDSP II) became effective January 1, 2005 to comply with the requirements of new Code Section 409A. EDSP II includes two components: the traditional component is known as EDSP II and the new component, which became effective January 1, 2007, is known as the Whirlpool Executive Restoration Plan (the DC Restoration Plan). The traditional EDSP II is designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan and the DC Restoration Plan. This component allows eligible executives to contribute up to 75% of their base salary, short-term incentives and long-term incentives. The DC Restoration Plan works with the Whirlpool 401(k) Retirement Plan to enable executives to defer funds and receive Whirlpool matching contributions and non-elective contributions using the same formula as the Whirlpool 401(k) Retirement Plan, but without regard to limitations imposed by Code Sections 415, 401(a)(17) and 402(g). For our NEOs who are eligible to participate in the Whirlpool Supplemental Executive Retirement Plan, the DC Restoration Plan treats base salary as the only form of compensation eligible for deferral under the plan. With respect to our NEOs who participate in this plan, distributions under the plan are generally made in a lump sum after a six month waiting period following termination of employment. EDSP and EDSP II (including both the traditional component and the DC Restoration Plan component) are unfunded non-qualified plans that are secured by our general assets. Amounts deferred are credited to recordkeeping accounts for participants, and the recordkeeping balances are credited with earnings and losses measured by investments generally similar to those selected by executives and available in the Whirlpool 401(k) Retirement Plan (other than Whirlpool stock). Participants may not make withdrawals during their employment, except in the event of hardship, as approved by the Human Resources Committee.

See the Non-Qualified Deferred Compensation Table and related discussion for more information on the non-qualified defined contribution plans. All values in the Non-Qualified Deferred Compensation Table have already been earned by the executives and have been deferred through a voluntary enrollment process. These values are unfunded and are paid from Whirlpool’s general assets.

Qualified Pension Plan

Whirlpool Employee Pension Plan (“WEPP”).  WEPP provides all eligible employees, which includes most Whirlpool salaried employees, with a defined pension benefit upon reaching early retirement eligibility (currently defined within the plan for salaried employees as age 55 with a minimum of 5 years of service to Whirlpool). Most salaried employees accrue a normal retirement benefit payable at age 65 under the following formula: 2% x years of service x average base salary, with a maximum number of 30 years of service credited under the plan (reduced for early retirement as described at the Pension Benefits Table). Detailed definitions of “years of service” and “average base salary” can be found in the narrative discussion accompanying the Pension Benefits Table later in this proxy statement. Years of service for our NEOs equal their actual years of service under this plan. This benefit in this plan has been frozen for all employees effective December 31, 2006 based on their service and pay as of December 31, 2006, except for certain participants eligible to retire on or before December 31, 2009 whose benefit under this plan will be frozen effective December 31, 2009. None of our NEOs are eligible for the delayed freeze date and none of our NEOs are currently eligible for early retirement. See the Pension Benefits Table and related discussion for more information on this plan.

Non-Qualified Pension Plans

Whirlpool Retirement Benefits Restoration Plan.  The Whirlpool Retirement Benefits Restoration Plan works with WEPP to provide Whirlpool executives that portion of their retirement benefit which would have been paid under WEPP if the IRS maximum annual benefits limitation and the 401(a)(17) compensation limitation under WEPP had not been applied. Retirement eligibility and benefit formula are the same under this plan as under WEPP, except that in this plan statutory benefit limitations are not applied in calculating benefits under the formula. Benefits under this plan are frozen as of the same dates as benefits under WEPP (described above). We do not allow additional years of service credits to be granted to our NEOs under this plan. With respect to our NEOs who participate in this plan, payments under this plan are generally made in a lump sum after the later of: (1) six months following termination of employment or (2) the participant’s reaching age 55. Participants may not make withdrawals during their employment. See the Pension Benefits Table for more information on this plan.

Whirlpool Supplemental Executive Retirement Plan (“SERP”).  SERP is designed to provide Whirlpool executives with additional retirement income in line with competitive practice as a supplement to Whirlpool’s broad-based retirement plan. SERP generally provides retirement income based on the average of the highest five payouts received under PEP during the last ten years of employment. The plan provides non-contributory, deferred compensation benefits to Whirlpool executives. The annual benefit formula for SERP is as follows:

2% x Years of Service (maximum of 30 years) x Average of the five highest PEP awards received during the last ten years of employment

The NEOs are eligible for benefits under SERP if they terminate employment for any reason except a termination for “Cause” after early retirement age or normal retirement age, or after completing five years of service, provided they have received one or more PEP awards within the last ten calendar years preceding their termination of employment. Executives may also be eligible for SERP benefits if they terminate employment prior to early retirement age or before completing five years of service due to the existence of a long-term disability.

Normal retirement means retiring on or after the normal retirement age, which is generally the later of the executive’s 65th birthday or completion of five years of continuous service. We do not allow additional years of service credits to be granted to our NEOs under this plan. With respect to our NEOs who participate in this plan, payments under this plan are generally made in a lump sum after the later of: (1) six months following termination of employment or (2) the participant’s reaching age 55. Participants may not make withdrawals during their employment. See the Pension Benefits Table and related discussion for more information on this plan.

Founder Pension Plan.  Mr. Periquito participates in the Founder Pension Plan, a non-U.S. retirement plan. In 2006, the pension asset and obligation attributable to Mr. Periquito were transferred to a private pension fund with Bradesco Bank pursuant to the terms of the Founder Pension Plan. The benefit provided under the Founder Pension Plan is equal to 85% of the participant’s monthly base salary upon retirement, less the Public Pension benefit limit. Retirement is defined as being age 60 within this plan. The present value shown in the Pension Benefits Table is equal to the total reserve that Whirlpool and Mr. Periquito had set aside to provide pension benefits to Mr. Periquito. Of this total amount, approximately $500,000 is attributable to Mr. Periquito’s own contributions. The benefit under this plan is fully accrued and funded. No further contributions are expected to be made to this private pension fund. The reserve will be transferred to Mr. Periquito upon his retirement from Whirlpool and he is able to draw from the reserve prior to and during retirement.

Perquisites

Whirlpool provides a very limited number of perquisites to executives, including financial services, limited use of Whirlpool owned and leased property, product discounts, home security, and executive physicals. The CEO and presidents may also use company aircraft for personal use. Personal use of company aircraft is considered taxable income to the CEO and presidents using the Standard Industry Fare Level method. In addition, as part of a competitive compensation package in Brazil, Mr. Periquito is eligible to receive the use of a company car, reimbursement for a social club, and reimbursement for two personal use commercial airline tickets per year. These perquisites are designed to support a market competitive total compensation package and ensure that Whirlpool derives the most value from our overall compensation expenditure.

Change in Control Severance Program

Whirlpool maintains a change in control severance program for certain executives, including each of our NEOs. This benefit is maintained to ensure that our NEOs are not deterred from exploring opportunities that will result in maximum value for stockholders, including actions that may result in a change in their position or standing within Whirlpool. The value of the severance benefits associated with a change in control of Whirlpool are based on a thorough review of competitive market practice. Whirlpool believes that these benefits are of reasonable value and ultimately benefit stockholders. See the “Potential Post-Termination Payments Tables” section later in this proxy statement.

Deductibility of Compensation and Related Issues

Section 162(m) of the Internal Revenue Code imposes a $1 million deduction limit on compensation paid to executives named in the compensation section of the proxy statements of public companies, subject to certain transition rules and exceptions for non-discretionary performance based plans approved by stockholders.

The Committee intends to preserve the tax deductibility of executive compensation to the extent practicable while focusing on consistency with its compensation policies, the needs of Whirlpool, and stockholder interests. Whirlpool’s stockholders have approved PEP and our omnibus stock and incentive plans that award our long-term incentives to executives. Many of the types of awards authorized in these and other stockholder-approved plans would be considered qualifying “performance-based” compensation for purposes of Section 162(m). As a result, such awards would not count toward the $1 million deduction limit. However, the

Committee retains the ability to make payments in one or more of the programs described in this report that may not qualify for tax deductibility under Section 162(m).

In addition, the Committee retains the discretion to reward strong individual performance of designated executive officers under EOBP. The Committee believes this ability to exercise discretion is in the best interest of Whirlpool and its stockholders, and outweighs the need to qualify EOBP so that amounts paid from this plan are exempt from the deductibility limits of Section 162(m). Accordingly, pay for individual performance under EOBP will generally not qualify under Section 162(m) and may not be fully deductible. In 2006, no awards were granted under EOBP.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Human Resources Committee was at any time during 2006 an officer or employee of Whirlpool and no member of the Committee has formerly been an officer of Whirlpool. In addition, no “compensation committee interlocks” existed during fiscal year 2006.

HUMAN RESOURCES COMMITTEE REPORT

As detailed in its charter, the Human Resources Committee of Whirlpool’s Board oversees our compensation program on behalf of the full Board. In the performance of its oversight function, the Human Resources Committee, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

Based upon the review and discussions referred to above, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in Whirlpool’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Whirlpool’s Proxy Statement to be filed in connection with our 2007 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

HUMAN RESOURCES COMMITTEE

Dr. Paul G. Stern, Chair

Mr. Herman Cain

Mr. Michael F. Johnston

Mr. William T. Kerr

Mr. Miles L. Marsh

Mr. Michael D. White

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table includes information regarding our NEOs’ total compensation earned during the 2006 fiscal year. For more information about the components of total compensation please refer to the following subsections of the “Compensation Discussion and Analysis” section:

•	“– Base Salary” for information about salary;

•	“– Short-Term Incentives” for information about bonus and other non-equity incentives;

•	“– Long-Term Incentives” for information about stock and option awards;

•	“– Retirement Benefits” for information about pension and other non-qualified deferred compensation; and

•	“– Perquisites” for information about all other compensation.

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)		Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
Jeff M. Fettig Chairman of the Board and Chief Executive Officer	2006	1,083,333	0		2,714,940	737,102	2,300,000	1,290,083	125,156	8,250,614
Roy W. Templin Executive Vice President and Chief Financial Officer	2006	541,667	0		800,469	72,104	1,131,250	91,714	3,087	2,640,291
David L. Swift President, Whirlpool North America	2006	700,000	0		1,123,810	187,446	400,000	152,968	190,178	2,754,402
Michael A. Todman President, Whirlpool International	2006	650,000	0		931,664	176,086	825,000	288,651	129,077	3,000,478
Paulo F. M. Periquito Executive Vice President and President, Whirlpool Latin America	2006	645,000	75,000	(7)	2,107,736	368,283	2,112,375	2,508,000	164,448	7,980,842

(1)	Mr. Fettig’s salary was increased from $1,000,000 to $1,100,000 on March 1, 2006. Mr. Templin’s salary was increased from $500,000 to $550,000 on March 1, 2006. Messrs. Swift, Todman, and Periquito did not receive salary increases in 2006.

(2)

Represents the amortized FAS 123R compensation cost recognized by Whirlpool in 2006 for outstanding restricted stock unit awards as of December 31, 2006. Under the new disclosure rules, the compensation expense recognized by Whirlpool in connection with stock awards to retirement-eligible NEOs are accelerated to reflect 100% of the compensation expense. As a result, the aggregate compensation expense for Mr. Periquito associated with stock awards granted in 2006 represents the full compensation expense of stock awards granted in 2006, but only a portion of the compensation expense for stock awards granted before 2006. The values contained in this column are comprised of awards granted in 2006 and prior to 2006. See Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the 2006 fiscal year for a discussion of the relevant assumptions used in calculating the compensation cost. The compensation cost for financial reporting purposes will likely vary from the actual amount the NEO receives based on a number of factors, including stock price fluctuations, timing of sale, and differences from valuation assumptions.

(3)	Represents the amortized FAS 123R compensation cost recognized by Whirlpool for unvested stock option awards granted in 2006 and prior to 2006. Under the new disclosure rules, the compensation expense recognized by Whirlpool in connection with option grants to retirement-eligible NEOs are accelerated to reflect 100% of the compensation expense. As a result, the aggregate compensation expense for Mr. Periquito associated with option grants awarded in 2006 represents the full compensation expense of option grants awarded in 2006, but only a portion of the compensation expense for options grants awarded before 2006. See Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the 2006 fiscal year for a discussion of the relevant assumptions used in calculating the compensation cost. The compensation cost for financial reporting purposes will likely vary from the actual amount the NEO receives based on a number of factors, including stock price fluctuations, timing of vesting, and differences from valuation assumptions.

(4)	Represents the actual cash award earned in 2006 under PEP for each of our NEOs and the actual cash award earned in 2006 under SEP for Messrs. Templin and Periquito. Although earned in 2006, the 2006 SEP awards are subject to time-based vesting and will not be paid out until February 19, 2009. The individual PEP and SEP awards that comprise the total value in the “Non-Equity Incentive Plan Compensation” column above for our NEOs were:

Name	2006 PEP Award (paid out) ($)	2006 SEP Cash Award (earned, but unvested) ($)
Jeff M. Fettig	2,300,000	0
Roy W. Templin	650,000	481,250
David L. Swift	400,000	0
Michael A. Todman	825,000	0
Paulo F. M. Periquito	1,548,000	564,375

(5)	Represents the increase in actuarial pension value for each executive in WEPP, DB Restoration, and SERP for Messrs. Fettig, Swift, Todman, and Templin during 2006. The figures for Mr. Periquito represent the change in value in the Founder’s Pension Plan in Brazil for which he was eligible to participate during 2006. None of our NEOs received above-market interest on their non-qualified deferred compensation accounts. See – Pension Benefits Table.

(6)	The following table presents an itemized account of the “All Other Compensation” column provided in 2006 to our NEOs:

Name	Personal Use of Whirlpool Aircraft(a) ($)	Car & Driver(b) ($)	Airplane Tickets(c) ($)	Other Perquisites and Personal Benefits(d) ($)	Insurance Premiums ($)	Tax Reimbursements(e) ($)	Total ($)
Jeff M. Fettig	80,016	0	0	41,330	3,810	0	125,156
Roy W. Templin	0	0	0	1,227	1,860	0	3,087
David L. Swift	172,931	0	0	12,297	4,950	0	190,178
Michael A. Todman	59,218	0	0	17,331	4,590	47,938	129,077
Paulo F. M. Periquito	0	84,910	14,000	10,153	55,385	0	164,448

(a)

Our incremental cost for personal use of Whirlpool aircraft is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs are based on industry standard rates of our variable operating costs, including fuel costs, trip-related maintenance, landing/ramp fees and other miscellaneous variable costs. On certain occasions, a spouse or other family member may accompany one of our NEOs on a flight. No additional operating cost is incurred in such situations under the foregoing methodology. We do not pay our NEOs any amounts in connection with taxes on income imputed to them for personal use of our aircraft.

(b)	Represents $25,966 for the incremental use of a car provided by Whirlpool and $58,944 for the incremental use of a driver provided by Whirlpool. We calculated the incremental cost of the driver by using the actual employment cost to Whirlpool and of the car by using the value of (1) the purchase price divided by four (for the expected usage of the car in years) and (2) the annual cost of insurance, maintenance, and documentation (registration with the appropriate agencies).

(c)	Represents the cost of two commercial airline tickets for personal use.

(d)	Represents the incremental cost to Whirlpool of: Whirlpool products offered at discounted prices; financial planning services; physical examinations at the NEO’s choice of several medical facilities; personal use of a hotel room in Chicago that we lease primarily for business purposes, but may be used for personal purposes when unoccupied; and home security. In addition, Mr. Periquito’s amount includes the personal use of a social club paid for by Whirlpool. Individually, none of these categories of perquisites or personal benefits exceeded $25,000 for any single NEO.

(e)	Represents tax equalization payment we paid on behalf of Mr. Todman, which he incurred while working outside the United States.

(7)	Represents additional compensation for increased living costs outside the United States.

Grant of Plan-Based Awards Table

During the 2006 fiscal year, we granted short- and long-term cash incentives, restricted stock units, and stock options. In addition, due to the successful acquisition and integration of Maytag Corp., we awarded Messrs. Fettig, Templin, Swift, and Todman restricted stock units in recognition of their contribution to the transaction. The table below describes the awards on an award-by-award basis that we granted to our NEOs for the 2006 fiscal year.

Under our 2007 Omnibus Stock and Incentive Plan, if approved by stockholders at the annual meeting, fair market value is defined as the officially quoted closing price of our common stock on the grant date. Previously, our omnibus stock and incentive plans had defined fair market value as the average of the highest and lowest trading price per share of common stock on the grant date. In the following table, we have provided an extra column to show the difference between the average of the highest and lowest trading price per share of our common stock on the grant date (see “Exercise or Base Price of Option Awards” column) and the closing price on the grant date (see “Closing Price” column).

For more information about these programs, see “Compensation Discussion and Analysis – Short-Term Incentives” and “Compensation Discussion and Analysis – Long-Term Incentives.”

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Closing Price ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Jeff M. Fettig
PEP – Cash(1)		0	1,540,000	3,000,000
SEP – RSUs(2)	2/20/2006				0	27,760	55,520					2,304,635	(5)
SEP – Stock Options(3)	2/20/2006								83,200	89.16	89.20	1,833,728	(6)
Maytag Recognition RSUs(4)	8/12/2006							25,000				1,889,750	(5)
Roy W. Templin
PEP – Cash(1)		0	440,000	1,600,000
SEP – Long term cash(7)		0	275,000	550,000
SEP – RSUs(2)	2/20/2006				0	3,084	6,168					256,034	(5)
SEP – Stock Options(3)	2/20/2006								9,300	89.16	89.20	204,972	(6)
Maytag Recognition RSUs(4)	8/12/2006							15,000				1,133,850	(5)
David L. Swift
PEP – Cash(1)		0	595,000	2,310,000
SEP – RSUs(2)	2/20/2006				0	6,870	13,740					570,347	(5)
SEP – Stock Options(3)	2/20/2006								20,600	89.16	89.20	454,024	(6)
Maytag Recognition RSUs(4)	8/12/2006							15,000				1,133,850	(5)
Michael A. Todman
PEP – Cash(1)		0	552,500	2,145,000
SEP – RSUs(2)	2/20/2006				0	6,379	12,758					529,585	(5)
SEP – Stock Options(3)	2/20/2006								19,200	89.16	89.20	423,168	(6)
Maytag Recognition RSUs(4)	8/12/2006							7,500				566,925	(5)
Paulo F. M. Periquito
PEP – Cash(1)		0	516,000	2,064,000
SEP – Long term cash(7)		0	322,500	645,000
SEP – RSUs(2)	2/20/2006				0	3,617	7,234					300,283	(5)
SEP – Stock Options(3)	2/20/2006								10,335	89.16	89.20	227,783	(6)

(1)	Represents estimated possible payouts on the grant date for short-term cash awards granted in 2006 under PEP for each of our NEOs. PEP is an annual cash incentive opportunity and, therefore, these awards are earned in the year of grant. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts in 2006 for PEP. See “Compensation Discussion and Analysis – Short-Term Incentives” for additional information about PEP.

(2)	Represents estimated possible payouts on the grant date of common stock underlying restricted stock units awarded in 2006 to each of our NEOs as part of their participation in SEP. These awards were earned at the end of our 2006 fiscal year based upon the achievement of certain performance measures, including an EVA target and the successful integration of Maytag. See the column captioned “Stock Awards – Number of Shares or Units That Have Not Vested” in the Outstanding Equity Awards at Fiscal Year-End Table for final payout amount for these awards. Although earned in 2006, these awards are subject to time-based vesting and will not be paid out until February 19, 2009. See “Compensation Discussion and Analysis – Long-Term Incentives” for additional information about SEP.

(3)	Represents stock options issued to each of our NEOs as part of their participation in SEP. These options vest and become exercisable in equal installments on the first, second, and third anniversary of the grant date.

(4)	Represents restricted stock units issued to Messrs. Fettig, Swift, Todman, and Templin for their significant contribution to the acquisition and integration of Maytag. These awards, which are payable in Whirlpool stock, vest fully upon the third anniversary of the date of grant.

(5)	Represents the grant-date fair value calculated under FAS123R, and as presented in our audited financial statements included in our Annual Report on Form 10-K for the 2006 fiscal year. This grant-date fair value assumes that each participant earns the target award. The ultimate value of the award will depend on the number of shares earned and the price of our common stock on the vesting date.

(6)	Represents the grant-date fair value calculated under FAS123R, and as presented in our audited financial statements included in our Annual Report on Form 10-K for the 2006 fiscal year. The fair value of the stock option awards for financial reporting purposes likely will vary from the actual amount ultimately realized by the executive based on a number of factors. These factors include our actual operating performance, stock price fluctuations, differences from the valuation assumptions used, and the timing of exercise or applicable vesting.

(7)	Represents estimated possible payouts on the grant date for long-term cash awards granted in 2006 under SEP for Messrs. Templin and Periquito. These awards were earned at the end of our 2006 fiscal year based upon the achievement of certain performance measures, including an EVA target and the successful integration of Maytag. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the final payout amount for these awards. Although earned in 2006, the 2006 SEP awards are subject to time-based vesting and will not be paid out until February 19, 2009. In 2006, Messrs. Fettig, Swift, and Todman did not receive long-term cash awards as part of their participation in SEP. See “Compensation Discussion and Analysis – Long-Term Incentives” for additional information about SEP.

Outstanding Equity Awards at Fiscal Year-End Table

Our NEOs had the following types of equity awards outstanding at the end of the 2006 fiscal year: stock option awards granted under our Strategic Excellence Program or our predecessor program; and restricted stock awards granted under our Strategic Excellence Program, Special Retention Program, or Career Stock Program. The predecessor program to the Strategic Excellence Program had substantially the same terms and guidelines as the Strategic Excellence Program. For more information about these programs, see “Compensation Discussion and Analysis – Long-Term Incentives.”

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Jeff M. Fettig Stock Options (1)
	20,500	0		45.75	4/15/2007
	18,000	0		63.13	6/15/2008
	50,000	0		52.28	4/05/2009
	64,000	0		52.19	2/14/2010
	70,000	0		54.07	2/19/2011
	70,000	0		67.29	2/18/2012
	70,000	0		49.60	2/17/2013
	26,667	13,333		72.94	2/16/2014
	0	83,200		89.16	2/20/2016
SEP – RSUs 2005										27,672	(3)	2,297,329	(4)
2006						48,580	(5)	4,033,112	(6)
SRP – RSUs						68,125	(7)	5,655,738	(8)
CSP – RSUs						10,000	(9)	830,200	(10)
Maytag Recognition – RSUs						25,000	(11)	2,075,500	(12)
Roy W. Templin Stock Options (1)
	10,000	0		62.98	7/01/2013
	1,776	888		72.94	2/16/2014
	0	9,300		89.16	2/20/2016
SEP – RSUs 2005										5,040	(3)	418,421	(4)
2006						5,397	(5)	448,059	(6)
SRP – RSUs						20,000	(13)	1,660,400	(8)
CSP – RSUs
Maytag Recognition – RSUs						15,000	(11)	1,245,300	(12)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
David L. Swift Stock Options (1)
	7,181	3,591		72.94	2/16/2014
	0	20,600		89.16	2/20/2016
SEP – RSUs 2005										6,760	(3)	561,215	(4)
2006						12,023	(5)	998,108	(6)
SRP – RSUs						42,500	(14)	3,528,350	(8)
CSP – RSUs						15,000	(9)	1,245,300	(10)
Maytag Recognition – RSUs						15,000	(11)	1,245,300	(12)
Michael A. Todman Stock Options (1)
	5,500	0		63.13	6/15/2008
	22,000	0		54.07	2/19/2011
	27,000	0		67.29	2/18/2012
	27,000	0		49.60	2/17/2013
	6,855	3,427		72.94	2/16/2014
	0	19,200		89.16	2/20/2016
SEP – RSUs 2005										6,463	(3)	536,558	(4)
2006						11,163	(5)	926,773	(6)
SRP – RSUs						43,875	(15)	3,642,503	(8)
CSP – RSUs						12,000	(9)	996,240	(10)
Maytag Recognition – RSUs						7,500	(11)	622,650	(12)
Paulo F. M. Periquito Stock Options (1)
	5,000	0		52.19	7/10/2007
	15,000	0		63.13	6/15/2008
	33,000	0		52.28	4/05/2009
	33,000	0		52.19	2/14/2010
	33,000	0		54.07	2/19/2011
	33,000	0		67.29	2/18/2012
	33,000	0		49.60	2/17/2013
	8,226	4,113		72.94	2/16/2014
	0	10,335		89.16	2/20/2016
SEP – RSUs 2005										7,649	(3)	635,020	(4)
2006						6,330	(5)	525,496	(6)
SRP – RSUs						18,500	(16)	1,535,870	(8)
CSP – RSUs						10,000	(9)	830,200	(10)
Maytag Recognition – RSUs

(1)	These stock option grants were made under SEP or under our predecessor program. The last two listed stock option entries represent grants from the 2004 SEP and 2006 SEP, respectively.

(2)	As shown in the table above, each NEO has two awards with remaining unvested stock options listed in this column. These awards represent grants from the 2004 SEP and 2006 SEP. SEP stock options generally vest and become exercisable in equal installments on the first, second, and third anniversary of the grant date. The table below sets forth the vesting schedule for the remaining unvested stock options for each of our NEOs. As of the last day of our 2006 fiscal year, the awards under the 2004 SEP had only the final vesting date remaining, while the awards under the 2006 SEP had all three vesting dates remaining.

Name	2004 SEP - Vesting Date 3	2006 SEP - Vesting Date 1	2006 SEP - Vesting Date 2	2006 SEP - Vesting Date 3
Jeff M. Fettig	February 16, 2007	February 20, 2007	February 20, 2008	February 20, 2009
Roy W. Templin	February 16, 2007	February 20, 2007	February 20, 2008	February 20, 2009
David L. Swift	February 16, 2007	February 20, 2007	February 20, 2008	February 20, 2009
Michael A. Todman	February 16, 2007	February 20, 2007	February 20, 2008	February 20, 2009
Paulo F. M. Periquito	February 16, 2007	February 20, 2007	February 20, 2008	February 20, 2009

The option exercise price is equal to the fair market value of Whirlpool stock on the date of grant.

(3)	Represents the “target” number of shares of restricted stock that could be earned under our 2005 SEP. The grants from the 2005 SEP have a three-year performance period (2005-2007). The Human Resources Committee will determine whether the performance measures have been achieved after the completion of the 2007 fiscal year. Each of our NEOs has the opportunity to earn up to a “maximum” number of shares of restricted stock as follows: Mr. Fettig – 83,017; Mr. Templin – 15,120; Mr. Swift – 20,280; Mr. Todman –19,389; Mr. Periquito – 22,947.

(4)	Represents the “target” number of shares that could be earned under our 2005 SEP multiplied by the closing price of our common stock on December 29, 2006 (the last trading day of our 2006 fiscal year). The ultimate value of the 2005 SEP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date.

(5)	Represents earned, but unvested restricted stock units under our 2006 SEP. The grants from the 2006 SEP had a one-year performance period during the 2006 fiscal year. Although earned in 2006, these restricted stock units are subject to time-based vesting and will not be paid out until February 19, 2009.

(6)	Represents earned, but unvested restricted stock units under our 2006 SEP multiplied by the closing price of our common stock on December 29, 2006 (the last trading day of our 2006 fiscal year). The ultimate value of the 2006 SEP will depend on the value of our common stock on the actual vesting date.

(7)	Represents earned, but unvested restricted stock units under the Special Retention Program (“Special Retention RSUs”). Grants from the Special Retention Program are awards aimed at retaining key members of Whirlpool’s leadership. Although earned, these restricted stock units are subject to time-based vesting and will not be paid out until July 1, 2007 (22,500), February 19, 2008 (23,125), and July 1, 2011 (22,500).

(8)	Represents earned, but unvested Special Retention RSUs multiplied by the closing price of our common stock on December 29, 2006 (the last trading day of our 2006 fiscal year). The ultimate value of these Special Retention RSUs will depend on the value of our common stock on the actual vesting date.

(9)

Represents earned, but unvested restricted stock units under the Career Stock Program (“Career Stock RSUs”). Grants from the Career Stock Program are one time awards, which generally vest over a long period of time in order to encourage the long-term employment of key Whirlpool leadership. Although earned, these Career Stock RSUs are subject to time-based vesting and are not fully paid out until the NEOs retire. The remaining unvested awards for Messrs. Fettig and Todman will vest on July 1, 2018 and Mr. Periquito’s remaining unvested award will vest upon his retirement. Mr. Swift’s remaining unvested awards will vest on November 26, 2010 (10,000) and November 1, 2019 (5,000).

(10)	Represents earned, but unvested Career Stock RSUs multiplied by the closing price of our common stock on December 29, 2006 (the last trading day of our 2006 fiscal year). The ultimate value of these Career Stock RSUs will depend on the value of our common stock on the NEO’s retirement date.

(11)	Represents earned, but unvested restricted stock units granted to Messrs. Fettig, Templin, Swift, and Todman due to the successful acquisition and integration of Maytag Corp. (“Maytag Recognition RSUs”) in recognition of their contribution to the transaction. Although earned, these Maytag Recognition RSUs are subject to time-based vesting and will not be paid out until August 12, 2009.

(12)	Represents earned, but unvested Maytag Recognition RSUs granted to Messrs. Fettig, Templin, Swift, and Todman multiplied by the closing price of our common stock on December 29, 2006 (the last trading day of our 2006 fiscal year). The ultimate value of these Maytag Recognition RSUs will depend on the value of our common stock on the actual vesting date.

(13)	Represents earned, but unvested Special Retention RSUs. Although earned, these restricted stock units are subject to time-based vesting and will not be paid out until September 1, 2007 (10,000) and September 1, 2011 (10,000).

(14)	Represents earned, but unvested Special Retention RSUs. Although earned, these restricted stock units are subject to time-based vesting and will not be paid out until July 1, 2007 (15,000), November 26, 2008 (12,500), and July 1, 2011 (15,000).

(15)	Represents earned, but unvested Special Retention RSUs. Although earned, these restricted stock units are subject to time-based vesting and will not be paid out until July 1, 2007 (15,000), February 19, 2008 (13,875), and July 1, 2011 (15,000).

(16)	Represents earned, but unvested Special Retention RSUs. Although earned, these restricted stock units are subject to time-based vesting and will not be paid out until February 19, 2008.

Option Exercises and Stock Vested Table

The table below describes the option awards exercised by our NEOs listed in the table and their stock awards that vested during 2006. The option awards exercised consist of awards granted under SEP (or the predecessor plan to SEP, which had substantially the same terms and guidelines as SEP). The stock awards that vested consist of awards granted under the:

•	2004 Strategic Excellence Program;

•	Career Stock Program, in the case of Mr. Swift; and

•	Special Retention Program, in the case of Mr. Periquito.

For more information about these programs, see “Compensation Discussion and Analysis – Long-Term Incentives.”

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized On Exercise (2) ($)	Number of Shares Acquired on Vesting (3)	Value Realized on Vesting (4) ($)
Jeff M. Fettig	17,500	536,361	6,500	572,455
Roy W. Templin	0	0	420	36,989
David L. Swift	27,000	551,951	11,867	1,021,927
Michael A. Todman	0	0	1,620	142,673
Paulo F. M. Periquito	15,000	644,100	26,944	2,376,958

(1)	Option awards exercised by Mr. Fettig were granted on June 17, 1996. Option awards exercised by Mr. Swift were granted on February 18, 2002. Option awards exercised by Mr. Periquito were granted on April 15, 1997.

(2)	The dollar value realized reflects the total pre-tax value realized by our NEOs (Whirlpool common stock at exercise price minus the exercise price of the option).

(3)	Stock awards listed for Mr. Swift represent the vesting of 1,867 shares granted through participation in our 2004 SEP and 10,000 shares granted as part of the Career Stock Program in November 2001. Stock awards listed for Mr. Periquito represent the vesting of 1,944 shares granted through participation in our 2004 SEP and 25,000 shares granted as part of the Special Retention Program in October 2001. For Messrs. Fettig, Templin, and Todman, the shares listed represent the vesting of shares granted through participation in our 2004 SEP only.

(4)	The dollar value realized reflects the final pre-tax value received by our NEOs upon the vesting of the stock awards (Whirlpool common stock price on the vesting date).

Pension Benefits Table

The following table describes the estimated actuarial present value of accrued pension benefits through the end of our 2006 fiscal year for each of our NEOs listed in the table. Among our NEOs, only Mr. Periquito is retirement-eligible as of the last day of our 2006 fiscal year. The number of years of service credited to each NEO equals the NEO’s length of service with Whirlpool in all cases. Whirlpool currently has a policy against crediting additional years of service under the following pension plans.

With respect to the Whirlpool Employee Pension Plan, listed in the table below as WEPP, the formula for this benefit is:

2% x years of service x average base salary

In this formula:

•

“years of service” for salaried employees is generally based on hours worked as a salaried employee and also includes hours paid but not worked (such as vacations and holidays), hours of military service required to be recognized under federal law, and hours for up to 24 months of long-term disability;

•

“average base salary” generally means the average of base salary in effect during the 60 sequential (but not necessarily consecutive) full calendar months of a participant’s last 120 or fewer consecutive full calendar months of service before retirement or other termination of service that will produce the largest average monthly amount; and

•	the maximum number of years of service credited under the plan is 30 years.

Retirement Benefits under this formula are limited by the Internal Revenue Code. Benefits can be paid to plan participants in a variety of annuity forms or as a lump sum amount. The benefits payable to our NEOs from this plan were frozen as of December 31, 2006.

After reaching age 55 and completing five years of service with Whirlpool, salaried participants in this plan would be eligible for early retirement benefits under the plan. Benefits paid prior to age 65 are reduced. The factors used to determine this reduction vary with the participant’s age. For example, for salaried participants whose benefits have vested and who retire from active service at age 55, their retirement benefits are reduced to 55% of the full retirement benefit payable at age 65. None of our NEOs who participate in this plan are eligible for early retirement as of the last day of our 2006 fiscal year.

With respect to the Whirlpool Retirement Benefit Restoration Plan, listed in the table below as DB Restoration, this plan provides benefits that cannot be paid from WEPP due to the limitations imposed by the Internal Revenue Code. The benefits payable to our NEOs from this plan were frozen as of December 31, 2006.

With respect to the Whirlpool Supplemental Executive Retirement Plan, listed in the table below as SERP, the formula for this benefit is:

2% x years of service x average of the highest 5 PEP awards received over the last 10 years

In this formula:

•	“years of service” has the same meaning as it does under WEPP described above; and

•	the maximum number of years of service credited under the plan is 30 years.

The actuarial present value of benefits is calculated in accordance with the following assumptions: (1) discount rate: 2006, 5.90%, 2005, 5.65%; (2) assumed retirement age: 65; (3) no pre-retirement decrements; (4) assumed form of payment: lump sum, determined as equal to the present value of the life annuity provided by the plans’ formulas and calculated based on the plans’ provisions, including the 30-Year Treasury Yield (assumed to be 5.5%) and the GAR 94 Unisex Mortality Table. The actuarial increase during our 2006 fiscal year of the projected retirement benefits can be found in the Summary Compensation Table in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column (all amounts reported under that heading represent actuarial increases in our plans). For important information about these plans, see “Compensation Discussion and Analysis – Retirement Benefits.”

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jeff M. Fettig	WEPP	26	508,817	0

	DB Restoration	26	1,596,095	0

	SERP	26	3,035,693	0
Roy W. Templin (1)	WEPP	3	56,461	0

	DB Restoration	3	50,994	0

	SERP	3	84,331	0
David L. Swift	WEPP	5	95,077	0

	DB Restoration	5	161,600	0

	SERP	5	211,099	0
Michael A. Todman	WEPP	14	262,025	0

	DB Restoration	14	417,301	0

	SERP	14	625,823	0
Paulo F. M. Periquito (2)	Private Pension Fund	11	9,138,000	0

(1)	Mr. Templin is not yet eligible to receive the value reflected in the table due to the 5-year vesting requirements of each plan listed.

(2)	Mr. Periquito achieved the statutory retirement age in Brazil in December 2006. Mr. Periquito’s pension has been fully funded and will not accumulate any additional value beyond what is listed in column entitled “Present Value of Accumulated Benefits.”

Non-Qualified Deferred Compensation Table

We offer two non-qualified defined contribution deferred compensation plans. Our non-qualified defined contribution retirement benefit plans are the Whirlpool Corporation Executive Deferred Savings Plan and the Whirlpool Corporation Executive Deferred Savings Plan II. For important information about these plans and their respective formulas and components, see “Compensation Discussion and Analysis – Retirement Benefits.”

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (2) ($)
Jeff M. Fettig	422,321	0	67,529	0	2,144,986
Roy W. Templin	55,100	0	10,897	0	127,088
David L. Swift	121,271	0	13,004	0	322,680
Michael A. Todman	0	0	44,652	0	778,987
Paulo F. M. Periquito (3)	-	-	-	-	-

(1)	Executive contributions during the last fiscal year have only been made through deferral of performance-based incentive compensation to the Executive Deferred Savings Plan II.

(2)	The following amounts are also being reported as compensation in 2006 in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” and “Stock Awards” columns: Mr. Fettig – $308,295; Mr. Templin – $55,100; Mr. Swift – $88,528; Mr. Todman – $0; and Mr. Periquito – $0. The difference between these amounts and the amounts in the “Aggregate Balance at Last FYE” column represents (a) contributions during prior fiscal years by each NEO from his own compensation to our two non-qualified defined contribution deferred compensation plans and (b) any non-preferential earnings on the accumulated balance during our 2006 and previous fiscal years.

(3)	Mr. Periquito, as an executive in Brazil, is not eligible to participate in Whirlpool’s non-qualified defined contribution plans.

Potential Post-Termination Payments Tables

The tables below describe the compensation and benefits payable to each of our NEOs in the following circumstances: involuntary termination by Whirlpool for cause, involuntary termination by Whirlpool without cause, resignation, retirement, death, disability, and change of control (with and without a qualifying termination). The amounts shown assume that termination of employment or a change of control occurred as of December 31, 2006, and estimate certain amounts which would be paid to our NEOs upon the specified event. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the actual amounts paid or distributed may be different. Factors that could greatly affect these amounts include the timing during the year of any such event, Whirlpool’s stock price, and the NEO’s age.

The tables quantify and the accompanying narrative disclosure describes the compensation and benefits that are paid in addition to compensation and benefits generally available to salaried employees. Examples of compensation and benefits generally available to salaried employees, and thus not included below, are distributions under the Whirlpool 401(k) Retirement Plan, accrued vacation pay, and, in certain circumstances, vested equity.

Involuntary Terminations and Resignation

We provide no additional benefits to any of our NEOs in the event that the NEO resigns from Whirlpool. Also, we do not have employment agreements with any of our NEOs that would provide benefits in the event that we terminate the NEO’s employment involuntarily for cause. Upon resignation and involuntary termination for cause, and in accordance with the terms of the long-term incentive awards granted under our incentive programs, our NEOs forfeit all unvested awards, as well as all vested, or partially vested, but unexercised awards. In the event we terminate the employment of an NEO involuntarily without cause, the only benefit the NEO receives is the accelerated vesting and payment of unvested restricted stock units granted under the Career Stock Program.

Retirement

Among our NEOs, only Mr. Periquito is retirement-eligible as of the last day of our 2006 fiscal year, and, thus, he may take a full distribution of his pension plan benefit at any time. Since the other NEOs are not retirement-eligible, if these NEOs chose to “retire” as of the last day of our 2006 fiscal year, the effect of that “retirement” would be the same as if the NEO had resigned, as described immediately above. Since none of our NEOs (other than Mr. Periquito) is retirement-eligible, the following quantification of estimated compensation and benefits payable at retirement, as well as the accompanying narrative disclosure, assume that each of our NEOs was retirement-eligible as of the end of our 2006 fiscal year.

In the event of retirement, our NEOs would be entitled to a mix of short- and long-term incentives. The possible short-term incentive payout would consist of a prorated cash payout at target under PEP for the fiscal year in which the NEO retires. The proration is proportional to the number of days worked during the performance period out of the total days of the performance period.

The possible long-term incentive payouts consist of accelerated vesting of unvested, or partially unvested, restricted stock awards, performance units, and stock options under SEP and restricted stock units under the Career Stock Program. Performance units are payable in cash. The presently unvested, or partially unvested, SEP awards that remain outstanding are from fiscal years 2004, 2005, and 2006. At the first regularly-scheduled Human Resources Committee meeting following the completion of the applicable performance period, the Human Resources Committee reviews certain performance measures and determines whether the NEO has earned the award. The award then vests according to a specified vesting schedule.

The 2004 SEP cash and restricted stock awards were granted for a one-year performance period of our 2004 fiscal year. The final unvested portion of this cash and restricted stock award vested on February 19, 2007, but was unvested as of the last day of our 2006 fiscal year.

The 2005 SEP cash and restricted stock awards were granted for a three-year performance period (2005-2007) and no determination has been made as to whether our NEOs have earned this SEP grant. As a result, a retirement-eligible NEO would become eligible to receive a prorated benefit, in cash and restricted stock, if the NEO was at least 18 months into the performance period prior to retirement. In the case of the 2005 SEP awards, as of the last day of our 2006 fiscal year, each NEO has completed 24 months of the performance period. Therefore, a retirement-eligible NEO would receive a prorated benefit, in cash and restricted stock, upon retirement. This payment would consist of cash and restricted stock prorated at target under the 2005 SEP. The proration is proportional to the number of days worked during the performance period out of the total days of the performance period.

The 2006 SEP award was granted for a one-year performance period. The Human Resources Committee met on February 19, 2007 and determined that our NEOs earned their 2006 SEP awards. However, as of the last day of our 2006 fiscal year, no determination had been made as to whether our NEOs had earned this SEP grant. As a result, a retirement-eligible NEO would become eligible to receive a prorated benefit, in cash and restricted stock, if the NEO was at least six months into the performance period prior to retirement. In the case of the 2006 SEP awards, as of the last day of our 2006 fiscal year, each NEO would have completed the full 12 months of the performance period. However, since the Human Resources Committee would not yet have met to determine whether our NEOs earned their 2006 SEP awards and the actual amount of these awards would not be known, a retirement-eligible NEO would receive a payout at target, in cash and restricted stock, upon retirement. If the NEO is terminated at any time prior to the end of the fiscal year, the NEO would receive a prorated payout, in cash and restricted stock, upon retirement. The proration is proportional to the number of days worked during the performance period out of the total days of the performance period.

In addition, upon the retirement of a retirement-eligible NEO, the NEO would receive accelerated vesting of all applicable unvested stock option awards granted under SEP. Unvested stock options under SEP that are accelerated upon the retirement of a retirement-eligible NEO must be exercised within two years or the unexercised stock options will be cancelled.

With respect to unvested restricted stock awards granted under the Career Stock Program, the benefit a retirement-eligible NEO would receive upon retirement would depend on the NEO’s place in the vesting timeline of the award. For the purposes of the table below and consistent with our assumption that each of our NEOs are retirement-eligible, we include a value showing the full vesting of unvested awards under the Career Stock Program. In reality, even a retirement-eligible NEO might not receive this full vesting treatment. This determination would likely vary depending on the NEO’s age, tenure with Whirlpool, the number of years since the grant date, and the vesting schedule described in the individual award agreement.

Our NEOs would forfeit any applicable unvested restricted stock awards granted in connection with the acquisition of Maytag (“Maytag Recognition RSUs”) or under the Career Stock Program and the Special Retention Program.

Death and Disability

Upon the death or disability of one our NEOs, with respect to the accelerated vesting of unvested, or partially unvested, SEP cash awards, restricted stock awards, and stock options, the same analysis applies under these two scenarios as would apply in the case of the retirement of a retirement-eligible NEO, as described immediately above.

Unlike the treatment in the case of retirement, the benefit upon death or disability consists of the accelerated vesting of all unvested restricted stock awards under the Career Stock Program without regard to the place in the vesting schedule.

Just as in the event of a retirement-eligible NEO’s retirement, in the case of disability or death, the NEO forfeits any applicable unvested Maytag Recognition RSUs and unvested restricted stock awards granted under the Special Retention Program.

The following table shows the possible payouts to each of our NEOs for the specified type of employment termination. As detailed above, the values for the retirement portion of the table assume that our NEOs were retirement-eligible as of the last day of the 2006 fiscal year and also assumes that our NEOs were eligible for the full vesting of any unvested restricted stock awards under the Career Stock Program. As a result of these assumptions, the benefit conferred to our NEOs upon retirement is identical to the benefit conferred in the event of a disability. In addition, the amounts under “Retirement and Disability—Total” in the table below are identical to the amounts under “Death—Total” in the table below for each of the NEOs other than Mr. Periquito. In the event that Mr. Periquito dies, his designated beneficiaries would receive a life insurance benefit equal to 36 times his monthly base salary. This benefit is unique to Mr. Periquito and, thus, the incremental benefit paid out in the event of his death varies by the amount of this benefit from the payout in the event of his retirement or disability. The designated beneficiaries of our other NEOs would receive the same life insurance benefits generally available to all salaried employees and, thus, there is no additional incremental benefit paid out in the event that they die.

	RESIGNATION	INVOLUNTARY TERMINATION		RETIREMENT AND DISABILITY										DEATH
				Short- Term Incentives	Long-Term Incentives
Name	Resignation ($)	With Cause ($)	Without Cause (1) ($)	2006 PEP ($)	2004 SEP RSUs ($)	2005 SEP RSUs ($)	2006 SEP RSUs ($)	2004 SEP Cash ($)	2005 SEP Cash ($)	2006 SEP Cash ($)	SEP Stock Options ($)	Career Stock Program ($)	TOTAL ($)	TOTAL (2) ($)
Jeff M. Fettig	0	0	830,200	1,540,000	539,630	1,531,553	2,304,635	0	1,166,667	0	134,397	830,200	8,047,082	8,047,082
Roy W. Templin	0	0	0	440,000	34,868	278,947	256,034	30,600	212,500	275,000	8,951	0	1,536,900	1,536,900
David L. Swift	0	0	1,245,300	595,000	154,998	374,143	570,347	136,125	285,000	0	36,197	1,245,300	3,397,110	3,397,110
Michael A. Todman	0	0	996,240	552,500	134,492	357,706	529,585	118,125	272,500	0	34,544	996,240	2,995,692	2,995,692
Paulo F. M. Periquito	0	0	830,200	516,000	161,391	423,347	300,283	141,750	322,500	322,500	41,459	830,200	3,059,430	4,994,430

(1)	Represents the benefit of accelerated vesting of unvested restricted stock units under the Career Stock Program.

(2)	For Mr. Periquito, represents the total benefit in the “Retirement and Disability” portion of the table and the added special life insurance benefit described above. All other NEOs receive the same life insurance benefits generally available to all salaried employees and, thus, no additional amounts are reflected in the table above.

Change in Control

We have agreements with Messrs. Fettig, Templin, Swift, Todman, and Periquito that take effect only in the event of a “change in control.” A “change in control” in accordance with these agreements is generally defined to include the acquisition by any person or group of 25% or more of Whirlpool’s voting securities, a change in the composition of the Board such that the existing Board or persons who were approved by a majority of directors or their successors on the existing Board no longer constitute a majority, and approval by the stockholders of an acquisition or liquidation of Whirlpool.

Upon the occurrence of a change in control, our NEOs receive full accelerated vesting of previously unvested, or partially unvested, long-term incentives. These long-term incentives include:

•	cash, restricted stock, and stock options under SEP from fiscal years 2004, 2005, and 2006;

•	restricted stock awards under the Career Stock Program;

•	restricted stock awards under the Special Retention Program; and

•	restricted stock awards in connection with our acquisition of Maytag.

In addition to the accelerated vesting of these awards, our NEOs may be entitled to receive an additional lump-sum payment in an amount sufficient to cover the full cost of any excise tax and the NEO’s city, state, and federal income, employment, and excise taxes on this additional payment and on such iterative payments such that the NEO is made entirely whole for the impact of the excise tax. The excise tax gross-up represents a benefit actually paid out by Whirlpool in connection with the occurrence of a change in control, whereas the accelerated vesting of long-term incentives provides a benefit to our NEOs, but does not necessarily reflect amounts that we pay out in the event of a change in control. The following table shows the possible payouts to our NEOs triggered solely upon the occurrence of a change in control.

	CHANGE IN CONTROL ONLY
	Long-Term Incentives										Excise Tax Gross-Up	TOTAL
Name	SEP Stock Options ($)	2004 SEP RSUs ($)	2005 SEP RSUs ($)	2006 SEP RSUs ($)	2004 SEP Cash ($)	2005 SEP Cash ($)	2006 SEP Cash ($)	CSP RSUs ($)	Maytag Recognition RSUs ($)	SRP RSUs ($)	($)	($)
Jeff M. Fettig	134,397	539,630	2,297,329	2,304,635	0	1,750,000	0	830,200	2,075,500	5,655,738	3,915,133	19,502,562
Roy W. Templin	8,951	34,868	418,421	256,034	30,600	318,750	275,000	0	1,245,300	1,660,400	1,041,955	5,290,279
David L. Swift	36,197	154,998	561,215	570,347	136,125	427,500	0	1,245,300	1,245,300	3,528,350	1,619,532	9,524,864
Michael A. Todman	34,544	134,492	536,558	529,585	118,125	408,750	0	996,240	622,650	3,642,503	0	7,023,447
Paulo F. M. Periquito	41,459	161,391	635,020	300,283	141,750	483,750	322,500	830,200	0	1,535,870	0	4,452,223

Additional benefits are payable to our NEOs after a change in control, but only after a qualifying termination occurs. Qualifying terminations include: involuntary termination of the NEO by Whirlpool; voluntary termination by the NEO for good reason, as defined in the agreement; voluntary termination by the NEO during, and only during, the 13th month after the change in control; or a material breach of the change in control agreement by Whirlpool.

Cash severance arising from these change in control agreements is paid out in a lump sum payment equal to:

•	the executive’s unpaid base salary;

•	vacation pay equal to twice the annual accrual rate appropriate for the NEO, based on the NEO’s length of service with Whirlpool;

•	unreimbursed business expenses;

•	all other items earned by and owed to the executive through and including the date of the termination;

•	the higher of 3 times the NEO’s base salary on the date of the termination or the NEO’s base salary at any time during the 12 months prior to the change in control;

•

the higher of 3 times current target bonus opportunity (in terms of a percentage of base salary) under PEP or the NEO’s highest target bonus opportunity at any time during the 12 months prior to the change in control; and

•

the higher of the NEO’s pro rata target bonus opportunity (in terms of a percentage of Base Salary) under PEP or the highest target bonus opportunity at any time during the 12 months prior to the change in control, or the actual bonus earned through the date of the termination under PEP based on the NEO’s current level of goal achievement.

The amount of cash severance will be offset by any other severance-type payments the NEO may be eligible or entitled to receive from any other sources.

Our NEOs are also entitled to receive continued benefits for 36 months in connection with a termination after a change in control. These benefits include certain health, life, and short- and long-term disability insurance benefits. The severance benefits provided to the NEOs in the event of a change in control include an amount, payable at the same time and in the same form as if paid from the qualified and non-qualified defined benefit pension plans, equal to the additional benefits to which the NEO would be entitled under our qualified or nonqualified defined benefit pension plans if:

•	the NEO’s benefits had fully vested;

•	the number of years of credited service was increased by 3 years; and

•	the NEO’s age was equal to the NEO’s actual age plus 3 years for purposes of determining retirement eligibility and early retirement reduction factors.

The continuation of the NEO’s benefits will be calculated at the same cost and at the same level of coverage as in effect on the date of termination.

Mr. Periquito’s change in control agreement differs slightly due to certain cost of living adjustments that are factored into his cash severance. In addition, Mr. Periquito’s continued benefits differ from those benefits for other NEOs as described above and include: a designated automobile, special life insurance, and hospital, medical, dental, and pharmaceutical assistance.

The following table shows the possible payouts to our NEOs triggered solely after a qualifying termination subsequent to the occurrence of a change in control. The amount shown in the Total column for the Change in Control After Qualifying Termination portion includes the amount shown in the Total column for the Change in Control Only table immediately above, which is also included in the second column of the table below.

	CHANGE IN CONTROL ONLY	QUALIFYING TERMINATION AFTER CHANGE IN CONTROL
		Cash Compensation		Health, Welfare and Other Benefits ($)	Enhanced Pension Benefits ($)	Incremental Excise Tax Gross-Up ($)	TOTAL ($)
Name	TOTAL (S)	Severance Payments ($)	Annual Incentives ($)
Jeff M. Fettig	19,502,562	7,920,000	1,540,000	36,192	600,773	5,093,047	34,692,574
Roy W. Templin	5,290,279	2,970,000	440,000	33,618	352,503	1,914,815	11,001,215
David L. Swift	9,524,864	3,885,000	595,000	34,320	276,247	2,416,427	16,731,858
Michael A. Todman	7,023,447	3,607,500	552,500	31,854	279,675	3,058,941	14,553,917
Paulo F. M. Periquito	4,452,223	3,708,000	516,000	244,050	0	0	8,920,273

RELATED PERSON TRANSACTIONS

Policy for Evaluating Related Person Transactions

The Board has adopted a written policy relating to the Corporate Governance and Nominating Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers, and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Committee. In approving any related person transaction, the Committee must determine that the transaction is fair and reasonable to Whirlpool. The Committee periodically reports on its activities to the Board. The written policy relating to the Committee’s review and approval of related person transactions is available on our website under “Corporate Governance.” All of the related person transactions described under the heading “Related Person Transactions” below have been approved by the Corporate Governance and Nominating Committee pursuant to this policy.

Related Person Transactions

On September 9, 2005, Whirlpool entered into an agreement with Harbor Shores Community Redevelopment Inc. (“Harbor Shores”), a not-for-profit entity, whereby Whirlpool Corporation agreed to loan up to $12 million to Harbor Shores, secured by a mortgage on real estate owned by Harbor Shores. As of December 31, 2006, all funds had been loaned under this agreement. Membership interests in Harbor Shores are held by three U.S. not-for-profit entities, including Whirlpool Foundation. Certain current and former members of the Whirlpool Corporation management team are involved in the Harbor Shores project, including Whirlpool’s current CFO and its former CEO, both of whom are trustees and officers of Harbor Shores. None of these individuals receives any compensation from Whirlpool or the Whirlpool Foundation for their services to Harbor Shores. The purpose of the Harbor Shores project is to transform approximately 530 acres in Benton Harbor and St. Joseph, Michigan, into a residential and commercial community with a goal of enhancing the economic base in southwest Michigan. The project will also place a special emphasis on providing literacy and job training combined with employment options for low and moderate income residents.

Whirlpool employs a son of Arnold Langbo, one of the directors of Whirlpool. Mr. Gary Langbo holds a management position in Whirlpool’s Marketing Department and received base salary and bonus compensation of $231,959 in 2006, along with other employment benefits that are standard for Whirlpool employees at that management level. Mr. Arnold Langbo was not involved in the recruiting or hiring of his son, nor in any decision affecting his son’s compensation. His son’s compensation was established by Whirlpool in accordance with our compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information relating to securities authorized under equity compensation plans as of December 31, 2006. The only plan reflected below that was not approved by our security holders is the Key Employee Treasury Stock Ownership Plan. This plan, the terms of which are substantially similar to our omnibus stock and incentive plans, was established to support the hiring and retention initiatives at key leadership positions by providing key leaders with the opportunity to receive Whirlpool common stock and stock options, restricted stock, and phantom stock awards to be paid from our treasury stock. In 2006, no awards were made under this plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)		Weighted-average exercise price of outstanding options, warrants and rights(1) ($)		Number of securities remaining available for future issuance under equity compensation plans(2)
Equity compensation plans approved by security holders	5,387,806	(3)	64.14	(4)	1,852,817	(5)
Equity compensation plans not approved by security holders	0		0		171,500
Total	5,387,806		64.14		2,024,317

(1)	In addition to the shares shown in the table, certain stock options granted by Maytag Corp. were converted into options to acquire our stock in connection with the Maytag acquisition in March 2006. As of December 31, 2006, there were 1,574,271 shares of Whirlpool common stock subject to the converted options, having a weighted-average exercise price of $91.47. No further grants may be made under the equity-based plans assumed by Whirlpool in connection with the acquisition.

(2)	Excluding securities in the “Number of securities to be issued upon exercise of outstanding options, warrants and rights” column.

(3)	This amount includes 3,504,591 shares subject to outstanding stock options and 1,883,215 shares subject to outstanding restricted stock units. Of the 1,883,215 shares of restricted stock units, 373,800 shares relate to certain 2005 awards from the Strategic Excellence Program and represent the maximum number of shares that could be issued from such awards in 2008. For more information on the Strategic Excellence Program, see the “Compensation Discussion and Analysis” section earlier in this proxy statement.

(4)	The weighted-average exercise price information does not include any outstanding restricted stock units.

(5)	Includes 1,595,346 shares remaining available for grant under the Whirlpool Corporation 2002 Omnibus Stock and Incentive Plan, Whirlpool Corporation 2000 Omnibus Stock and Incentive Plan, and Whirlpool Corporation 1998 Omnibus Stock and Incentive Plan.

PROPOSAL TO APPROVE THE 2007 OMNIBUS STOCK AND INCENTIVE PLAN

Overview

The Board has approved for submission to a vote of the stockholders a proposal to approve the Whirlpool Corporation 2007 Omnibus Stock and Incentive Plan, or the “2007 Plan.” If approved, the 2007 Plan will replace the Whirlpool Corporation 2002 Omnibus Stock and Incentive Plan, Whirlpool Corporation 2000 Omnibus Stock and Incentive Plan, and Whirlpool Corporation 1998 Omnibus Stock and Incentive Plan, which we refer to as the “Old Plans.” The Old Plans will remain in existence solely for the purpose of addressing the rights of holders of existing awards already granted under the Old Plans. Whirlpool does not anticipate granting any new awards under the Old Plans between December 31, 2006 and the date of the annual meeting, except that in February 2007 Whirlpool granted 452,788 options, with an exercise price of $94.47 and a 10-year term, and 256,527 shares of restricted stock. No new awards will be granted under the Old Plans following stockholder approval of the 2007 Plan.

The 2007 Plan is consistent in substance with the 2002 plan and will allow Whirlpool to continue to provide for incentive stock options, non-statutory stock options, stock appreciation rights, and performance-based and other awards. The Board believes that, like the 2002 plan, the 2007 Plan will successfully advance our long-term financial success by permitting us to attract and retain outstanding executive talent and motivate superior performance by encouraging and providing a means for executives to obtain an ownership interest in Whirlpool.

If approved by our stockholders, a total of 3,000,000 shares of our common stock will be initially reserved for issuance under the 2007 Plan, which represents approximately 4% of Whirlpool’s outstanding shares as of the record date of the annual meeting. As of the record date for the annual meeting, Whirlpool had 5,076,191 stock options outstanding, with a weighted average exercise price of $72.79, and a weighted average remaining contractual term of 6.77 years, and 2,377,193 shares of restricted stock outstanding. Under the 2007 Plan, Whirlpool may make grants, other than restricted stock or restricted stock equivalents, with terms of no more than 10 years.

The affirmative vote of the holders of a majority of the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote thereon is necessary for approval of the 2007 Plan. Unless such vote is received, the 2007 Plan will not become effective.

General Description

A general description of the principal terms of the 2007 Plan is set forth below. This description is qualified in its entirety by the terms of the 2007 Plan, a copy of which is attached to this proxy statement as Annex A and is incorporated herein by reference.

Plan Term.  The 2007 Plan will be effective upon stockholder approval at the annual meeting. No new awards may be granted under the 2007 Plan after the 10th anniversary of the date the stockholders approved the 2007 Plan. However, the term and exercise of awards granted before then may extend beyond that date. The Board may terminate the 2007 Plan at any time with respect to all awards that have not been granted.

Administration.  The 2007 Plan will be administered by the Human Resources Committee, which is made up entirely of independent directors. The Committee is authorized to delegate any of its authority under the 2007 Plan to such persons other than Committee members, such as Whirlpool officers, under certain conditions and limitations as it may prescribe.

Eligibility.  The Committee is authorized from time to time to grant awards under the 2007 Plan to key Whirlpool employees (including executive officers) and key employees of Whirlpool subsidiaries as the Committee, in its discretion, selects. As of December 31, 2006, there were approximately 3,000 eligible employees.

New Plan Benefits.  During 2004, 2005, and 2006, we made awards to an average of 347 employees per year, covering an average of approximately 787,643 shares per year under our Old Plans. However, these awards are not necessarily indicative of the number of participants or the number of awards that might be made under the proposed 2007 Plan. Therefore, we cannot at this time identify the persons to whom we will grant, or would have granted, awards if the 2007 Plan had been in effect during 2006; nor can we state the form or value of any such awards. The closing price of Whirlpool common stock on the record date was $86.92.

Shares Authorized; Share Limitations.  The aggregate number of shares of Whirlpool common stock issuable under all awards under the 2007 Plan is 3,000,000, plus any shares subject to awards outstanding on the approval date of the 2007 Plan granted under the Old Plans that subsequently lapse, expire, or are forfeited or cancelled. Stock options and stock appreciation rights granted under the Old Plans that subsequently lapse or expire or are forfeited or cancelled will not be added to the maximum share limitation of 1,500,000 described below for all other awards. All of the Old Plans were previously approved by our stockholders.

Subject to the adjustments caused by the additional shares described above, the maximum number of shares of common stock issuable:

•	pursuant to the exercise of stock options under the 2007 Plan is 3,000,000;

•	pursuant to the exercise of incentive stock options, or “ISOs,” is 3,000,000; and

•	under all other awards (for example, restricted stock and restricted stock equivalent awards payable in shares of common stock) under the 2007 Plan is 1,500,000.

Any shares of common stock subject to an option or a SAR cancelled or terminated for any reason, shares of restricted stock forfeited or unearned, and shares of common stock subject to a restricted stock equivalent forfeited or unearned are available for award. However, shares will not be added to the maximum share limitations under the 2007 Plan if:

•	the shares are offered as payment of the exercise price of an option;

•	the shares are withheld by Whirlpool to satisfy the tax withholding obligation;

•	the shares are repurchased on the open market with proceeds of an option exercise; or

•

the shares are covered by an exercised SAR, regardless of whether shares of common stock are actually issued by the exercise, which are considered issued or transferred in accordance with the 2007 Plan.

Shares awarded under the 2007 Plan will be made available from authorized, but unissued common stock or from common stock held in the treasury.

Individual Limitations.  The maximum number of shares of common stock that a participant may receive upon exercise of all stock options and stock appreciation rights in any calendar year under the 2007 Plan is 300,000 or the cash equivalent of 300,000 shares of common stock based on the fair market value of the common stock on the date of the awards, subject to adjustments discussed later in this section under the caption “Adjustments.” The maximum number of shares of common stock that a participant may receive in any calendar year pursuant to performance-based restricted stock or restricted stock equivalents is 300,000 or the cash equivalent based on the fair market value of the common stock on the date of the awards, subject to adjustments discussed later in this section under the caption “Adjustments.”

Options.  The 2007 Plan authorizes the Committee to grant to eligible employees options to purchase our common stock, which may be in the form of statutory stock options, including ISOs or other types of tax-qualified options which may subsequently be authorized under the federal tax laws, or in the form of non-statutory options. Unless sooner exercised, terminated, or cancelled, all options expire no later than ten years after the date of grant.

The exercise price of options granted under the 2007 Plan (subject to amendment as discussed later in this section under the caption “Adjustments”) may not be less than 100% of the fair market value of such stock at the time the option is granted. Fair market value on any given date for this and other purposes of the 2007 Plan will be the officially quoted closing price reported by the New York Stock Exchange Composite Tape (or, if not so reported, on any domestic stock exchange on which our common stock is then listed), or, if our common stock is listed on a domestic stock exchange, but there is no officially quoted closing price on the given day, the value of the officially quoted closing price on the last previous day reported. If neither of the above apply, the fair value as determined in good faith by the Committee or the Board.

The 2007 Plan permits optionees, with certain exceptions, to pay the exercise price of options in cash, Whirlpool common stock (valued at no less than its fair market value on the date of exercise and including stock received upon exercise of options or stock appreciation rights under any of our option plans), or a combination of cash and common stock. Accordingly, any optionee who owns any Whirlpool common stock may generally, by using stock in payment of the exercise price of an option, receive, in one transaction or a series of essentially simultaneous transactions, without any cash payment of the purchase price,

(1) Whirlpool common stock equivalent in value to the excess of the fair market value of the shares subject to exercised option rights over the purchase price specified for such shares in the option, plus (2) a number of shares equal to that used to pay the purchase price. Our general funds are partially comprised of cash we receive from the exercise of options.

If a participant ceases to be a Whirlpool employee due to death, disability, retirement, or with the consent of the Committee, each outstanding option held by that participant, which is then exercisable will remain exercisable for the period set forth in the option grant; provided that non-statutory options may be exercised up to one year after the death of a participant, despite any earlier expiration date set forth in the option grant. In all other cases, all options (whether or not then exercisable) will expire upon termination of a participant’s employment.

Appreciation Rights.  The 2007 Plan also authorizes the Committee to grant appreciation rights to eligible employees (including executive officers). An appreciation right entitles the grantee to receive upon exercise the number of shares of common stock (or cash equivalent) determined by dividing: (a) the number of shares of common stock as to which the appreciation right is exercised multiplied by the amount of the “appreciation” in such shares by (b) the fair market value of a share of Whirlpool common stock at the time of exercise. The Committee determines the amount that we will pay to the holder in the form of our common stock (valued at its fair market value on the date of exercise), cash, or a combination of cash and common stock. Unless sooner exercised, terminated, or cancelled, all appreciation rights expire no later than ten years after the date of grant.

Appreciation rights may be either unrelated to any option or an alternative to a previously or contemporaneously granted option. Appreciation rights granted as an alternative to a previously or contemporaneously granted option will entitle the optionee, in lieu of exercising the option, to receive the excess of the fair market value of a share of our common stock on the date of exercise over the option price multiplied by the number of shares as to which such optionee is exercising the appreciation right. The exercise of an option will cancel any related appreciation right to the extent of the number of shares as to which the option is exercised.

Restricted Stock or Restricted Stock Equivalents.  The 2007 Plan authorizes the Committee to grant restricted Whirlpool common stock or restricted stock equivalents to eligible employees with such restriction periods as the Committee may designate at the time of the award. Pursuant to the terms of the 2007 Plan, the restriction period for non-performance-based awards is at least three years and the performance period for performance-based awards is at least one year. We will hold stock certificates evidencing restricted shares, and restricted shares may not be sold, assigned, transferred, pledged, or otherwise encumbered during the restriction period. During the restriction period, the Committee generally will retain custody of any distributions (other than regular cash dividends) made or declared with respect to restricted shares. Other than these restrictions on transfer, the participant will have all the rights of a holder of such shares of restricted stock. In lieu of restricted stock, the Committee may grant restricted stock equivalents. Each restricted stock equivalent will equal one share of common stock or the cash equivalent of one share of common stock.

If we or one of our subsidiaries cease to employ a holder of restricted stock or restricted stock equivalents due to retirement, death, disability, or with the consent of the Committee, the restrictions will lapse on a number of shares or share equivalents the Committee determines, but not less than a pro rata number of shares or share equivalents based on the portion of the restriction period for which the participant remained an employee. In all other cases, all restricted shares or restricted stock equivalents will be forfeited to us.

The 2007 Plan authorizes the Committee to grant restricted stock or restricted stock equivalents, the vesting of which is subject to the attainment of specified performance criteria as the Committee determines to be appropriate. These performance awards can be granted in the form of either grants of shares (each share representing one share of our common stock) or equivalents (payable in cash, common stock, or a combination of cash and common stock as the Committee may determine). The performance measures may be based on one or more of the following:

• revenue;	• net income per share;	• pre-tax profits;

• net earnings;	• net income;	• operating income;

• cash flow;	• earnings before interest;	• taxes;

• depreciation and amortization;	• total stockholder return relative to assets;	• total stockholder return relative to peers;

• customer satisfaction;	• customer growth;	• employee satisfaction;

• gross margin;	• revenue growth;	• stock price;

• market share;	• sales;	• earnings per share;

• cost reductions;	• economic value added;	• return on equity; or

• any other performance measure the Committee deems appropriate.

Performance measures may be absolute, relative, or in terms of a progression within a specified range, and may be tied to the performance of Whirlpool, any of its subsidiaries or affiliates, or any combination either on a consolidated, business unit, or divisional level.

When earned, performance awards will be paid in a lump sum or installments in cash, common stock, or a combination of cash and common stock as the Committee may determine. Participants may elect during the performance period to defer payments of performance awards. The Committee may impose any restrictions with respect to any deferral election or timing of payment of performance awards as necessary or appropriate to comply with certain requirements of the tax code.

If a participant ceases to be a Whirlpool employee or an employee of a Whirlpool subsidiary during the performance period due to death, disability, retirement, or with the consent of the Committee, the Committee may authorize payment of all or a portion of the amount the participant would have been paid if such participant had continued as an employee to the end of the performance period. In all other cases, all unearned performance awards will be forfeited.

Dividends and Dividend Equivalents.  The Committee may provide that awards denominated in stock (other than options and appreciation rights) earn dividends or dividend equivalents. At the same time that dividends are paid to holders of Whirlpool common stock, dividend equivalents may be paid in cash or shares of common stock or may be credited, as specified in the terms of the applicable award grant, to an account that the Committee establishes in the name of the participant in accordance with the 2007 Plan. Rather than payment in cash or common stock, dividends or dividend equivalents paid on outstanding awards (other than options or appreciation rights) or issued shares may also be credited to an account at the same time that dividends are paid to holders of Whirlpool common stock, as specified in the terms of the applicable award grant.

Repricing Prohibited.  No adjustments or reduction of the exercise price of any outstanding options and appreciation rights in the event of a decline in stock price is permitted without the approval of Whirlpool’s stockholders or as otherwise specifically provided under the 2007 Plan under the caption “Adjustments.” The prohibition includes, among other prohibitions:

•	reducing the exercise price of outstanding options and appreciation rights; and

•	canceling outstanding options and appreciation rights in connection with regranting awards at a lower price to the same individual.

See “Amendments” for additional actions that require stockholder approval.

Terms of Grants.  The Committee will determine the term of each stock option and appreciation right on the award date. Awards granted under the 2007 Plan generally will not be transferable, except by will and the laws of descent and distribution. However, the Committee may grant awards to participants that may be transferable (other than ISOs) subject to the Committee’s established terms and conditions. No award, however, may be transferred for value as defined in the general instructions to Form S-8.

Participants who leave Whirlpool holding unexercised stock options or appreciation rights, unearned performance awards, or shares of restricted stock may forfeit such awards if they fail to honor consulting or noncompetition obligations to Whirlpool.

The 2007 Plan authorizes the Committee to grant awards to participants who are employees of Whirlpool foreign subsidiaries or Whirlpool foreign branches in alternative forms that approximate the benefits such participant would have received if the award were made in the forms described above.

Award Documents.  Written documents will evidence all awards granted under the 2007 Plan that will set forth the terms and conditions consistent with the 2007 Plan as the Committee may specify. The documentation may be in electronic form, may be limited to notation on our books and records and, if the Committee approves, be unsigned.

The Board presently anticipates that the option and appreciation right forms to be used in granting options and appreciation rights under the 2007 Plan will be substantially the same as those currently approved for use under the 2002 plan, subject to the Committee’s right to change such forms at any time. However, such option forms provide for all installments of outstanding options to become exercisable in certain circumstances if (1) any person becomes a beneficial owner (including proxies to vote for the election of directors) of 25% or more of the voting power of Whirlpool outstanding stock or (2) there is a solicitation of proxies, which results in certain extraordinary transactions or events.

Amendments.  The Board may amend the 2007 Plan from time to time, without Whirlpool stockholder authorization or approval of our stockholders, but no amendment shall impair the rights of the holder of any award without such holder’s consent. Any such amendment could increase our cost with respect to the 2007 Plan. However, neither the Board nor the Committee may amend the 2007 Plan without the approval of our stockholders (to the extent such approval is required by law, agreement or the rules of any exchange upon which our common stock is listed) to (1) materially increase the maximum amount of shares of common stock subject to the 2007 Plan (other than pursuant to adjustment provisions discussed below), (2) materially modify the requirements as to eligibility for participation in the 2007 Plan, (3) materially increase the benefits accruing to participants under the 2007 Plan, (4) make any change that would disqualify the 2007 Plan, or any other Whirlpool plan, from the benefits of certain sections of the tax code, (5) decrease the option price of any outstanding option to a price less than fair market value on the grant date, subject to amendment as discussed in this section, (6) repurchase options or appreciation rights for cash (other than in connection with a change in control), or (7) extend the term of the 2007 Plan.

Adjustments.  The 2007 Plan provides that in the event of a stock dividend or stock split, extraordinary distribution, or a combination or other increase or reduction in the number of issued shares of our common stock, the Board or the Committee will, in order to prevent dilution or enlargement of rights under awards, make adjustments in the number and type of shares authorized by the 2007 Plan and covered by outstanding awards under the 2007 Plan. The Committee may provide in any award agreement that in the event of a merger, consolidation, reorganization, sale or exchange of substantially all assets, or dissolution of Whirlpool, any of which could involve a change in control at Whirlpool as defined in the Whirlpool Employees Pension Plan, the rights under outstanding awards may be accelerated or adjustments may be made in order to prevent the dilution or enlargement of rights under those agreements. However, the 2007 Plan does not permit the acceleration of benefits of elected officers (and other participants the Committee may designate) in connection with certain change in control transactions (unless a majority of the disinterested directors approve such accelerations) in which the officer receives securities of the successor entity which represent either (1) more than 0.5% of the successor’s common stock and a greater percentage than the officer owned of Whirlpool common stock or (2) a greater amount of successor securities per share of common stock owned by the officer than other Whirlpool stockholders will receive.

All awards may be amended, revised, or revoked when necessary to avoid penalties under the tax code without the consent of the participants.

Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the federal income tax rules relevant to stock options, appreciation rights, performance awards, restricted stock, and supplemental cash payments. These rules are highly technical and subject to change. The following discussion is limited to the federal income tax rules relevant to us and to the individuals who are citizens or residents of the United States. The discussion does not address the state, local, or foreign income tax rules relevant to stock options, appreciation rights, performance awards, restricted stock, and supplemental cash payments. Employees are urged to consult their personal tax advisors with respect to the federal, state, local, and foreign tax consequences relating to stock options, appreciation rights, performance awards, restricted stock, and supplemental cash payments.

ISOs.  A participant who is granted an ISO recognizes no income upon grant or exercise of the option. However, the excess of the fair market value of Whirlpool shares on the date of exercise over the option exercise price is an item includible in the optionee’s alternative minimum taxable income. The IRS may require the optionee to pay an alternative minimum tax even though the optionee receives no cash upon exercise of the ISO that the optionee can use to pay such tax.

If an optionee holds the common stock acquired upon exercise of the ISO for at least two years from the date of grant and at least one year following exercise (the “Statutory Holding Periods”), the IRS taxes the optionee’s gain, if any, upon a subsequent disposition of such common stock, as capital gain. If an optionee disposes of common stock acquired through the exercise of an ISO before satisfying the Statutory Holding Periods (a “Disqualifying Disposition”), the optionee may recognize both compensation income and capital gain in the year of disposition. The amount of the compensation income generally equals the excess of (1) the lesser of the amount realized on disposition or the fair market value of the common stock on the exercise date over (2) the exercise price. This income is subject to income (but not employment) tax withholding. The balance of the gain that the optionee realizes on such a disposition, if any, is long-term or short-term capital gain depending on whether the common stock has been held for more than one year following exercise of the ISO.

Special rules apply for determining an optionee’s tax basis in and holding period for common stock acquired upon the exercise of an ISO if the optionee pays the exercise price of the ISO in whole or in part with previously owned Whirlpool shares. Under these rules, the optionee does not recognize any income or loss from delivery of shares of common stock (other than shares previously acquired through the exercise of an ISO and not held for the Statutory Holding Periods) in payment of the exercise price. The optionee’s tax basis in and holding period for the newly-acquired shares of common stock will be determined as follows: as to a number of newly-acquired shares equal to the previously-owned shares delivered, the optionee’s tax basis in and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis; as to each remaining newly-acquired share, the optionee’s basis will be zero (or, if part of the exercise price is paid in cash, the amount of such cash divided by the number of such remaining newly-acquired shares) and the optionee’s holding period will begin on the date such shares are transferred. Under regulations, any Disqualifying Disposition is deemed made from shares with the lowest basis first.

If any optionee pays the exercise price of an ISO in whole or in part with previously-owned shares that were acquired upon the exercise of an ISO and that have not been held for the Statutory Holding Periods, the optionee will recognize compensation income (but not capital gain) under the rules applicable to Disqualifying Dispositions.

We are not entitled to any deduction with respect to the grant or exercise of an ISO or the optionee’s subsequent disposition of the shares acquired if the optionee satisfies the Statutory Holding Periods. If these holding periods are not satisfied, we are generally entitled to a deduction in the year the optionee disposes of the common stock in an amount equal to the optionee’s compensation income.

Non-statutory Stock Options.  A participant who is granted a non-statutory stock option recognizes no income upon grant of the option. At the time of exercise, however, the optionee recognizes compensation income equal to the difference between the exercise price and the fair market value of the Whirlpool shares received on the date of exercise. This income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the compensation income that the optionee recognizes.

When an optionee disposes of common stock received upon the exercise of a non-statutory stock option, the optionee will recognize capital gain or loss equal to the difference between the sales proceeds received and the optionee’s basis in the stock sold. We will not receive a deduction for any capital gain recognized by the optionee.

If an optionee pays the exercise price for a non-statutory option entirely in cash, the optionee’s tax basis in the common stock received equals the stock’s fair market value on the exercise date, and the optionee’s holding period begins on the day after the exercise date. If however, an optionee pays the exercise price of a non-statutory option in whole or in part with previously-owned shares of common stock, then the optionee’s tax basis in and holding period for the newly-acquired shares will be determined as follows: as to a number of newly acquired shares equal to the previously-owned shares delivered, the optionee’s basis in and holding period for the previously-owned shares will carry over to the newly-acquired shares on a share-for-share basis; as to each remaining newly-acquired share, the optionee’s basis will equal the share’s value on the exercise date, and the optionee’s holding period will begin on the day after the exercise date.

Tax Treatment of Capital Gains.  The maximum federal income tax rate applied to capital gains realized on a taxable disposition of common stock a participant holds as a capital asset will be (1) 15% if such common stock is held by the participant for more than 12 months and (2) the rate that applies to ordinary income (i.e., a graduated rate up to a maximum of 35%) if the participant holds the common stock for no more than 12 months.

Appreciation Rights.  A participant who is granted an appreciation right recognizes no income upon grant of the appreciation right. At the time of exercise, however, the participant recognizes compensation income equal to any cash received and the fair market value of any Whirlpool common stock received. This income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the ordinary income that the participant recognizes.

Restricted Stock.  Restricted stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. A participant to whom we grant restricted stock may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) to have the grant taxed as compensation income at the date of receipt, resulting in the IRS taxing any future appreciation (or depreciation) in the value of the shares of common stock that we grant as capital gain (or loss) upon a subsequent sale of the shares. Such an election must be made within 30 days of the date that we grant the restricted stock.

However, if a participant does not make a Section 83(b) Election, then the grant shall be taxed as compensation income at the full fair market value on the date that the restrictions imposed on the shares expire. Unless the participant makes a Section 83(b) Election, any dividends that we pay on common stock subject to the restrictions constitutes compensation income to the participant and compensation expense to us. Any compensation income the participant recognizes from a grant of restricted stock is subject to income and employment tax withholding. We are generally entitled to an income tax deduction for any compensation income taxed to the participant.

Performance Awards.  The grant of a performance award does not generate taxable income to a participant or an income tax deduction to us. Any cash and the fair market value of any Whirlpool common stock received as payment in respect of a performance award will constitute ordinary income to the participant. The participant’s income is subject to income and employment tax withholding. We are generally entitled to an income tax deduction corresponding to the ordinary income that the participant recognizes.

Payment of Withholding Taxes.  We have the right to withhold or require a participant to remit to us an amount sufficient to satisfy any federal, state, local, or foreign withholding tax requirements on any grant or exercise made under the 2007 Plan. However, to the extent permissible under applicable tax, securities, and other laws, the Committee may, in its sole discretion, permit the participant to satisfy a tax withholding requirement by delivering shares of Whirlpool common stock that the participant previously owned or directing us to apply shares of common stock to which the participant is entitled as a result of the exercise of an option or the lapse of a period of restriction, to satisfy such requirement.

The Board of Directors recommends a vote FOR approval of the Whirlpool Corporation 2007 Omnibus Stock and Incentive Plan appearing at Item 2 on the accompanying proxy or voting instruction card.

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been appointed by the Audit Committee to be our independent registered public accounting firm for fiscal year 2007. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and may make a statement if they so desire.

FEES

In the years indicated, Ernst & Young billed Whirlpool the following fees (in millions):

	Year ended December 31
	2005	2006
Audit Fees	$9.3	$10.5
Audit Related Fees	0.2	0.5
Tax Fees	5.2	4.6
All Other Fees	0.1	0.1
Total	$14.8	$15.7

Audit-related fees are principally comprised of fees for services provided in connection with employee benefit plan audits and consultation with management as to the accounting or disclosure treatment of various transactions or events. Tax fees are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services, expatriate tax services, and assistance with tax audits and appeals.

ADVANCE APPROVAL POLICY FOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SERVICES

Pursuant to its written charter, the Audit Committee, or a subcommittee thereof comprised of one or more independent directors, is responsible for approving in advance all audit, internal control-related, and permitted non-audit services the independent registered public accounting firm performs for us. In recognition of this responsibility, the Audit Committee has established a policy to approve in advance all audit, internal control-related, and permissible non-audit services the independent registered public accounting firm provides. Prior to engagement of the independent registered public accounting firm for the next year’s audit, management or the independent registered public accounting firm submits to the Audit Committee a request for approval of services expected to be rendered during that year. This request outlines each of the four categories listed above and the Audit Committee approves these services by category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original advance approval. In those instances, the Audit Committee requires specific approval in advance before engaging the independent registered public accounting firm. The Audit Committee may delegate authority to make advance approval to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any such approval decisions to the Audit Committee at its next scheduled meeting. A copy of the Audit Committee Pre-Approval Policy for Independent Registered Public Accounting Firm Services appears on Whirlpool’s website: www.whirlpoolcorp.com – click on the “Governance” tab, and then “Board of Directors.”

AUDIT COMMITTEE REPORT

The Audit Committee provides independent oversight of Whirlpool’s accounting functions and monitors the objectivity of the financial statements prepared under the direction of Whirlpool’s management. In addition, the Committee retains our independent registered public accounting firm; reviews major accounting policy changes by Whirlpool; reviews and approves the scope of the annual internal and independent audit processes; reviews and monitors our assessment of internal controls; approves in advance audit, permitted non-audit, and internal control-related services provided by the independent registered public accounting firm; approves all fees paid to the independent registered public accounting firm; and monitors our activities designed to assure compliance with Whirlpool’s ethical standards. The Committee is composed of six directors who have been determined by the Board to be “independent” and “financially literate” pursuant to the NYSE listing requirements. The Committee operates under a written charter adopted by our Board.

The Committee has reviewed our audited consolidated financial statements for 2006 with management, and management has represented to the Committee that these financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee discussed with management the quality and the acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The Committee also reviewed our consolidated financial statements for 2006 with Ernst & Young LLP, our independent registered public accounting firm for 2006 (“Ernst & Young”), which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Further, the Committee reviewed with Ernst & Young its judgment as to the quality, not just the acceptability, of Whirlpool’s accounting principles. In addition, the Committee met with Ernst & Young, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee met eleven times during the fiscal year ended December 31, 2006.

The Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with

Audit Committees), as modified or supplemented, and has discussed with Ernst & Young its independence. The Committee considered the compatibility of non-audit services Ernst & Young provided to us with Ernst & Young’s independence. Finally, the Committee discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, the inclusion of the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Committee has selected Ernst & Young as our independent registered public accounting firm for 2007.

AUDIT COMMITTEE

Mr. Michael D. White, Chair

Mr. Gary T. DiCamillo

Mr. Allan D. Gilmour

Mr. William T. Kerr

Mr. Arnold G. Langbo

Mr. Miles L. Marsh

MISCELLANEOUS

Whirlpool will pay the expenses of the solicitation of proxies. We expect to pay fees of approximately $11,500 plus certain expenses for assistance by Georgeson Inc. in the solicitation of proxies. Proxies may be solicited by directors, officers, and Whirlpool employees and by Georgeson Inc. personally and by mail, telegraph, telephone, or other electronic means.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2008 MEETING

Our annual meeting of stockholders is generally held the third Tuesday in April. Assuming our 2008 annual meeting is held on that date, we must receive notice of your intention to introduce a nomination for director or other item of business at that meeting by January 16, 2008. This notice must be received by the Corporate Secretary of Whirlpool personally or by registered or certified mail and satisfy the procedures set forth in Whirlpool’s by-laws. In addition, any proposal that you intend to have us include in a proxy statement for the annual meeting of stockholders in 2008 must be received by us by November 17, 2007, and must otherwise comply with the Securities and Exchange Commission’s rules, in order to be eligible for inclusion in the proxy statement and proxy form relating to this meeting.

ANNEX A

WHIRLPOOL CORPORATION

WHIRLPOOL CORPORATION

2007 OMNIBUS STOCK AND INCENTIVE PLAN

ARTICLE I

GENERAL

1.1    PURPOSE

Whirlpool Corporation, a Delaware corporation (the “Corporation”), hereby adopts, subject to stockholder approval, this plan which shall be known as the WHIRLPOOL CORPORATION 2007 OMNIBUS STOCK AND INCENTIVE PLAN (the “Plan”). The purpose of the Plan is to foster and promote the long-term financial success of the Corporation and materially increase stockholder value by: (a) strengthening the Corporation’s capability to develop, maintain, and direct an outstanding management team; (b) motivating superior performance by means of long-term performance related incentives; (c) encouraging and providing for obtaining an ownership interest in the Corporation; (d) attracting and retaining outstanding executive talent by providing incentive compensation opportunities competitive with other major companies; and (e) enabling executives to participate in the long-term growth and financial success of the Corporation.

1.2    ADMINISTRATION

(a)    The Plan shall be administered by the Human Resources Committee of the Board of Directors of the Corporation or such other committee of directors as is designated by the Board of Directors of the Corporation (the “Committee”), which shall consist of two or more members.

(b)    Subject to the limitations of the Plan, the Committee shall have the sole and complete authority to: (i) select from the regular full-time employees of the Corporation those who shall participate in the Plan (a “Participant” or “Participants”); (ii) make awards in such forms and amounts as it shall determine; (iii) impose such limitations, restrictions and conditions upon such Awards as it shall deem appropriate; (iv) interpret the Plan and any Award granted hereunder and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan; (v) correct any defect or omission or reconcile any inconsistency in this Plan or in any Award granted hereunder; and (vi) make all other determinations and take all other actions deemed necessary or advisable for the implementation and administration of the Plan and any Award granted hereunder. The Committee’s determinations on matters within its authority shall be conclusive and binding upon the Corporation and all other persons.

(c)    All expenses associated with the Plan shall be borne by the Corporation subject to such allocation to its Subsidiaries and operating units as it deems appropriate.

(d)    The Committee may delegate any of its authority hereunder to such persons other than members of the Committee under such conditions and limitations as it may prescribe.

1.3    SELECTION FOR PARTICIPATION

Participants shall be selected by the Committee from the employees of the Corporation or a Subsidiary who occupy responsible managerial or professional positions and who have the capacity to contribute to the success of the Corporation. In making this selection and in determining the form and amount of Awards, the Committee may give consideration to the functions and responsibilities of the employee; the employee’s past, present and potential contributions to the Corporation’s profitability and sound growth; the value of the employee’s services to the Corporation; and other factors deemed relevant by the Committee. Grants may be made to the same individual on more than one occasion.

1.4    TYPES OF AWARDS UNDER PLAN

Awards under the Plan may be in the form of any one or more of the following (each an “Award,” and collectively, “Awards”): (a) Statutory Stock Options (“ISOs”, which term shall be deemed to include Incentive Stock Options as defined in Section 2.5 and any future type of tax-qualified option which may subsequently be authorized), Non-statutory Stock Options (“NSOs” and, collectively with ISOs, “Options”) and Stock Appreciation Rights (“SARs”) as described in Article II and (b) Restricted Stock and Restricted Stock Equivalents (“Restricted Stock” and “Restricted Stock Equivalents”) as described in Article III.

1.5    SHARES SUBJECT TO THE PLAN

(a)    Shares of stock covered by Awards under the Plan may be in whole or in part authorized and unissued or treasury shares of the Corporation’s common stock, $1.00 par value per share, or such other shares as may be substituted pursuant to Section 4.3 (“Common Stock”). No fractional shares shall be issued, and the Committee shall determine the manner in which fractional share value shall be treated.

(b)    The maximum number of shares of Common Stock that may be issued for all purposes under the Plan shall be 3,000,000 shares plus the aggregate number of shares of Common Stock described in Section 1.5(c) (subject to adjustment pursuant to Section 4.3). The maximum number of shares of Common Stock that may be issued pursuant to the exercise of Options awarded under the Plan shall be 3,000,000 shares plus the aggregate number of shares of Common Stock described in Section 1.5(c) (subject to adjustment pursuant to Section 4.3). The maximum number of shares of Common Stock that may issued pursuant to the exercise of ISOs awarded under the Plan shall be 3,000,000 shares plus the aggregate number of shares of Common Stock described in Section 1.5(c) (subject to adjustment pursuant to Section 4.3). The maximum number of shares of Common Stock which may be issued pursuant to Awards other than Options and SARs shall be 1,500,000 shares plus the aggregate number of shares of Common Stock described in Section 1.5(c) (subject to adjustment pursuant to Section 4.3); provided, however, that stock options or stock appreciation rights granted under the Old Plans (as defined below) that subsequently lapse or expire or are forfeited or canceled shall not be added to the maximum share limitations described in this sentence. The following shares of Common Stock shall again be available for Awards under the Plan: (i) any shares of Common Stock subject to an Option or an SAR which for any reason is canceled or terminated without having been exercised, (ii) any shares of Restricted Stock which are reserved but subsequently not earned or are forfeited, and (iii) any shares of Common Stock subject to a Restricted Stock Equivalent which are reserved but subsequently not earned or are forfeited.

(c)    Any shares of Common Stock that are subject to awards granted under this Plan or, as of the effective date of this Plan, under the Whirlpool Corporation 1998 Omnibus Stock and Incentive Plan, Whirlpool Corporation 2000 Omnibus Stock and Incentive Plan and Whirlpool Corporation 2002 Omnibus Stock and Incentive Plan (collectively, the “Old Plans”) that subsequently lapse or expire or are forfeited or canceled shall be available for further grant of Awards under this Plan. Shares of Common Stock that as of the effective date of this Plan have not been issued under the Old Plans and are not covered by outstanding awards granted under the Old Plans shall not be available for Awards under this Plan.

(d)    Notwithstanding anything to the contrary: (i) shares tendered in payment of the exercise price of an Option shall not be added to the maximum share limitations described above; (ii) shares withheld by the Company to satisfy the tax withholding obligation shall not be added to the maximum share limitations described above; (iii) all shares covered by a SAR, to the extent that it is exercised and whether or not shares of Common Stock are actually issued upon exercise of the right, shall be considered issued or transferred pursuant to the Plan; and (iv) shares repurchased on the open market with the proceeds of an Option exercise shall not be added to the maximum share limitations described above.

1.6    MAXIMUM AWARDS PER PARTICIPANT

(a)    Subject to adjustment pursuant to Section 4.3, the aggregate number of shares of Common Stock that a Participant may receive upon exercise of all of the Options and SARs awarded in any calendar year to such Participant under the Plan (including those already exercised by the Participant) shall not exceed 300,000 shares (or the cash equivalent thereof based on the Fair Market Value of the Common Stock on the date of the Award(s)).

(b)    Subject to adjustment pursuant to Section 4.3, the aggregate number of all Performance Units (as defined in Section 3.5) and Performance Shares (as defined in Section 3.5) awarded to a Participant under the Plan in any calendar year shall not exceed the equivalent of 300,000 shares of Common Stock (or the cash equivalent thereof based on the Fair Market Value of the Common Stock on the date of the Award(s)).

1.7    AWARD DOCUMENTATION

Each award shall be evidenced by an agreement, certificate or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions as the Committee may from time to time determine for each Award granted (“Award Documentation”). The Award Documentation may be in an electronic medium, may be limited to notation on the books and records of the Corporation and, with the approval of the Committee, need not be signed by a representative of the Corporation or a Participant.

ARTICLE II

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1    AWARD OF STOCK OPTIONS

The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, award to any Participant ISOs and NSOs to purchase Common Stock.

2.2    OPTION PRICE

The purchase price of Common Stock under each Option (the “Option Price”) shall be determined by the Committee, but shall not be less than the Fair Market Value of the Common Stock on the date the Option is awarded.

2.3    EXERCISE AND TERM OF OPTIONS

(a)    Options awarded under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall approve, either at the time of grant of such Options or pursuant to a general determination, and which need not be the same for all Participants. Each Option that is intended to qualify as an ISO pursuant to Section 422 of the Code, and each Option that is intended to qualify as another type of ISO that may subsequently be authorized by law, shall comply with the applicable provisions of the Code pertaining to such Options. Unless sooner exercised, terminated or canceled, all Options shall expire no later than ten years after the date of grant.

(b)    The Committee shall establish procedures governing the exercise of Options, which, unless otherwise determined by the Committee, shall require written notice of exercise and that the Option Price be paid in full in cash (including check, bank draft or money order) at the time of exercise; provided, however, that the Committee may permit a Participant (subject to such conditions and procedures as established by the Committee) to elect to pay the Option Price by: (i) authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the Options and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise or (ii) any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the shares of Common Stock, and to be consistent with the purposes of the Plan. The Committee may permit a Participant, as partial or full payment of the Option Price, to tender (either actually or by attestation) owned and unencumbered shares of Common Stock acceptable to the Committee and having a Fair Market Value on the date of exercise; provided, however, that the Committee may, in any instance, in order to prevent any possible violation of law, require the Option Price to be paid in cash. As soon as practicable after receipt of each notice and full payment, the Corporation shall deliver to the Participant a certificate or certificates representing the acquired shares of Common Stock. The exercise of an Option shall cancel any related SAR to the extent of the number of shares as to which the Option is exercised.

2.4    LIMITATIONS ON ISOS

Notwithstanding anything in the Plan to the contrary, to the extent required from time to time by the Code, the following additional provisions shall apply to the grant of Options which are intended to qualify as ISOs (as such term is defined in Section 422 of the Code):

(a)    The aggregate Fair Market Value (determined as of the date the Option is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Corporation) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code; provided that, to the extent that such limitation is exceeded, any excess Options (as determined under the Code) shall be deemed to be NSOs.

(b)    Any ISO authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the Options as ISOs.

(c)    All ISOs must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board of Directors or the date this Plan was approved by the stockholders.

(d)    Unless sooner exercised, terminated or canceled, all ISOs shall expire no later than ten years after the date of grant.

2.5    TERMINATION OF EMPLOYMENT

In the event the Participant ceases to be an employee with the consent of the Committee or upon the Participant’s death, retirement, disability, each of the Participant’s outstanding Options shall be exercisable by the Participant (or the Participant’s legal representative or designated beneficiary), to the extent that such Option was then exercisable, at any time prior to an expiration date established by the Committee at the time of award (which may be the original expiration date of such Option or such earlier time as the Committee may establish), but in no event after its respective expiration date; provided that NSOs may be exercised up to one year after the death of a Participant even if this is beyond their expiration date. If the Participant ceases to be an employee for any other reason, all of the Participant’s then outstanding Options shall terminate immediately.

2.6    AWARD OF STOCK APPRECIATION RIGHTS

(a)    General.  A SAR is a right to receive, without payment (except for applicable withholding taxes) to the Corporation, a number of shares of Common Stock, cash or a combination thereof, the amount of which is determined pursuant to Section 2.7(e). A SAR may be granted (i) with respect to any Option granted under this Plan concurrently with the grant of such Option; (ii) with respect to any stock option currently outstanding under other incentive plans of the Corporation (as to all or any portion of the shares subject to the stock option), on terms established by the Committee; or (iii) alone, without reference to any related stock option. Each SAR granted by the Committee under this Plan shall be subject to the terms and conditions of this Section.

(b)    Number.  Each SAR granted to any Participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 4.3. In the case of a SAR granted with respect to a stock option, the number of shares of Common Stock to which the SAR pertains shall be reduced in the same proportion that the holder of the option exercises the related stock option.

(c)    Duration.  The term of each SAR shall be determined by the Committee. Unless sooner exercised, terminated or canceled, each SAR shall expire no later than ten years after the date of grant. Subject to the foregoing, unless otherwise provided by the Committee, each SAR shall become exercisable at such time or times, to such extent and upon such conditions as the stock option, if any, to which it relates is exercisable.

(d)    Exercise.  A SAR may be exercised, in whole or in part, by giving written notice to the Corporation, specifying the number of SARs that the holder wishes to exercise. Upon receipt of such written notice, the Corporation shall promptly deliver to the exercising holder a certificate for the shares of Common Stock or cash or both, as determined by the Committee, to which the holder is entitled.

(e)    Payment.  Subject to the right of the Committee to deliver cash in lieu of shares of Common Stock, the number of shares of Common Stock that shall be issuable upon the exercise of a SAR shall be determined by dividing:

(i)    the number of shares of Common Stock as to which the SAR is exercised multiplied by the amount of the appreciation in such shares (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value of a share of Common Stock subject to the SAR on the exercise date exceeds (A) in the case of a SAR related to an Option, the purchase price of a share of Common Stock under the Option, provided, however, such amount may not be less than the Fair Market Value of the Common Stock on the date the SAR is awarded (subject to adjustment under Section 4.3) or (B) in the case of a SAR granted alone, without reference to a related Option, an amount which shall be determined by the Committee at the time of grant, provided, however, such amount is not less than the Fair Market Value of the Common Stock on the date the SAR is awarded (subject to adjustment under Section 4.3)); by

(ii)    the Fair Market Value of a share of Common Stock on the exercise date.

In lieu of issuing shares of Common Stock upon the exercise of a SAR, the Committee may elect to pay the holder of the SAR cash equal to the Fair Market Value on the exercise date of any or all of the shares which would otherwise be issuable. No fractional shares of Common Stock shall be issued upon the exercise of a SAR; instead, the holder of the SAR shall be entitled to receive a cash payment in an amount equal to the Fair Market Value of any fractional share of Common Stock that would otherwise have been issuable upon exercise of the SAR.

ARTICLE III

RESTRICTED STOCK AND RESTRICTED STOCK EQUIVALENTS

3.1    AWARD OF RESTRICTED STOCK

The Committee may award to any Participant shares of Common Stock, subject to this Article III and such other terms and conditions as the Committee may prescribe (such shares being herein called “Restricted Stock”). Each certificate for Restricted Stock shall be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Corporation.

3.2    RESTRICTION PERIOD

At the time of award there shall be established for each Participant a restriction period (the “Restriction Period”) which shall lapse (a) upon the completion of a period of time (“Time Goal”) as shall be determined by the Committee, but in no event shorter than a period of three (3) years or (b) upon the achievement of performance goals within certain time limitations (“Performance/Time Goal”) as shall be determined by the Committee, but in no event shorter than a period of one (1) year. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the Restriction Period. Except for such restrictions on transfer, the Participant as owner of such shares of Restricted Stock shall have all the rights of a holder of Common Stock. With respect to shares of Restricted Stock which are issued subject to a Time Goal, the Corporation shall redeliver to the Participant (or the Participant’s legal representative or designated beneficiary) the certificates deposited pursuant to Section 3.1 at the expiration of the Restriction Period. With respect to shares of Restricted Stock which are issued subject to a Performance/Time Goal, the Corporation shall redeliver to the Participant (or the Participant’s legal representative or designated beneficiary) the certificates deposited pursuant to Section 3.1 upon the achievement of the performance goal on or before the close of the Restriction Period. With respect to shares of Restricted Stock which are issued subject to a Performance/Time Goal which fail to meet the goal before the end of the restriction period, all such shares shall be forfeited, and the Corporation shall have the right to complete a blank stock power in order to return such shares to the Corporation.

3.3    TERMINATION OF EMPLOYMENT

(a)    In the event the Participant ceases to be an employee with the consent of the Committee or upon the Participant’s death, retirement, or disability before the end of the Restriction Period and the Participant has received an award subject to a Time Goal, the restrictions imposed under this Article III shall lapse with respect to such number of those shares subject to a Time Goal as shall be determined by the Committee, but, in no event less than a number equal to the product of (a) a fraction, the numerator of which is the number of completed months elapsed after the date of award of the Restricted Stock subject to a Time Goal to the Participant to the date of termination and the denominator of which is the number of months in the Restriction Period, multiplied by (b) the number of shares of Restricted Stock subject to a Time Goal; provided, however, that notwithstanding the foregoing, no restrictions shall lapse if the Participant ceases to be an employee prior to the three year anniversary of the date upon which the award was granted.

(b)    In the event the Participant ceases to be an employee with the consent of the Committee or upon the Participant’s death, retirement, or disability before the end of the Restriction Period and the Participant has received an award subject to a Performance/Time Goal, the restrictions imposed under this Article III shall lapse upon the achievement of the Performance/Time Goal within two years of the Participant’s termination of employment with respect to such number of those shares subject to a Performance/Time Goal as shall be determined by the Committee, but, in no event, less than a number equal to the product of (a) a fraction, the numerator of which is the number of completed months elapsed after the date of award of the Restricted Stock subject to a Performance/Time Goal to the Participant to the date of termination of the Participant and the denominator of which is the number of months elapsed after the date award of the Restricted Stock subject to a Performance/Time Goal to the Participant to the date of achievement of the Performance/Time Goal, multiplied by (b) the number of shares of Restricted Stock subject to a Performance/Time Goal; provided, however, that notwithstanding the foregoing, no restrictions shall lapse if the Participant ceases to be an employee prior to the first year anniversary of the date upon which the award was granted.

(c)    In the event the Participant ceases to be an employee for any other reason, all shares of Restricted Stock theretofore awarded to that Participant which are still subject to restrictions shall be forfeited and the Corporation shall have the right to complete the blank stock power.

3.4    AWARD OF RESTRICTED STOCK EQUIVALENTS

In lieu of or in addition to the foregoing Restricted Stock awards, the Committee may award to any Participant restricted stock equivalents, subject to the terms and conditions of Paragraphs 3.2, 3.3, and 3.4 of this Article III being applied to such awards as if those awards were for Restricted Stock and subject to such other terms and conditions as the Committee may prescribe (“Restricted Stock Equivalents”). Payment of Restricted Stock Equivalents may be made in a lump sum or installments, in cash, Common Stock or in a combination thereof as the Committee may determine in the applicable Award agreement. Each Restricted Stock Equivalent shall equal one share of Common Stock (and shall be subject to the share limitations set forth in Section 1.5) or the cash value thereof.

3.5    AWARD OF PERFORMANCE BASED AWARDS

(a)    The Committee may grant to any Participant awards of Restricted Stock and/or Restricted Stock Equivalents, which are subject to vesting in accordance with the attainment of specified performance criteria (“Performance Awards”). The performance period for each award of Restricted Stock that is a Performance Award (“Performance Shares”) and each Restricted Stock Equivalent that is a Performance Award (“Performance Units”) shall be of such duration as the Committee shall establish at the time of award (the “Performance Period”), but in no event shorter than a period of one (1) year. The Committee shall set performance targets relating to Performance Shares and Performance Units that shall be based on one or more of the following performance measures: revenue; net income per share; pre-tax profits; net earnings; net income; operating income; cash flow; earnings before interest; taxes; depreciation and amortization; total stockholder return relative to assets; total stockholder return relative to peers; customer satisfaction; customer growth; employee satisfaction; gross margin; revenue growth; stock price; market share; sales; earnings per share; return on equity; cost reductions; economic value added; or any other performance measure the Committee deems appropriate. Performance measures may be in respect of the performance of the Company, any of its Subsidiaries or affiliates or any combination thereof on either a consolidated, business unit or divisional level. Performance measures may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. With respect to any Performance Awards the Committee intends to qualify for the performance based exception under Code Section 162(m), performance measures shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the Performance Period with respect to which the award of Performance Shares or Performance Units is made and (ii) the date as of which twenty-five percent (25%) of such Performance Period has elapsed. At the time of setting performance targets, the Committee shall establish superior and satisfactory performance targets to be achieved within the Performance Period. Failure to meet the satisfactory performance target will earn no Performance Award. Performance Awards will be earned as determined by the Committee in respect of a Performance Period in relation to the degree of attainment of performance between the superior and satisfactory performance targets. Payment for Performance Awards may be made in a lump sum or in installments, in cash, Common Stock or in a combination thereof as the Committee may determine in the applicable Award Documentation.

(b)    The Committee, in its sole discretion, may allow the Participant to defer all or a portion of any payment respecting a Performance Award pursuant to the Whirlpool Corporation Executive Deferred Savings Plan II. The Committee may impose any restrictions it deems to be necessary or appropriate with respect to (a) any deferral election made with respect to a Performance Award under the Plan and (b) the timing of the payment of any deferred amounts, in each case in order to cause such deferral election and payment timing to comply with the requirements of paragraphs (2), (3), and (4) of Section 409A(a) of the Code.

ARTICLE IV

MISCELLANEOUS PROVISIONS

4.1    DIVIDENDS AND DIVIDEND EQUIVALENTS

As specified in separate Award Documentation, the Committee may provide that Awards (other than Options and SARs) denominated in stock earn dividends or dividend equivalents. Such dividend equivalents may be paid currently in cash or shares of Common Stock or may be credited to an account established by the Committee under the Plan in the name of the Participant. In addition, dividends or dividend equivalents paid on outstanding Awards (other than Options and SARs) or issued shares may be credited to such account rather than paid currently. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares or share equivalents.

4.2    NON-TRANSFERABILITY

Except as provided below, no Award under the Plan (including any Deferred Amount), and no interest therein, shall be transferable by the Participant otherwise than by will or, if the Participant dies intestate, by the laws of descent and distribution. All Awards shall be exercisable or received during the Participant’s lifetime only by the Participant or his legal representative. Notwithstanding the foregoing, the Committee may from time to time permit Awards to be transferable subject to such terms and conditions as the Committee may impose; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8). Any transfer contrary to this Section 4.2 will nullify the Award.

4.3    ADJUSTMENTS UPON CERTAIN CHANGES

In the event of a stock dividend or stock split, extraordinary distribution, or combination or other increase or reduction in the number of issued shares of Common Stock, the Board of Directors or the Committee shall, in order to prevent the dilution or enlargement of rights under Awards (including any Deferred Amounts), make such adjustments in the number and type of shares authorized by this Plan, the number and type of shares covered by, or with respect to which payments are measured under, outstanding Awards and the exercise prices specified therein as is necessary or appropriate and equitable. The Committee may, notwithstanding any other provision of the Plan to the contrary, provide in the document evidencing any Award (including Deferred Amounts) or, prior to any change in control as defined in the Whirlpool Employees Pension Plan (“Change in Control”), provide through unilateral action of the Committee for adjustments to such Award in order to prevent the dilution or enlargement of rights thereunder, to provide for substitute consideration thereunder, or to provide for acceleration of benefits thereunder in the event the Corporation is the subject of a Change in Control, merger, consolidation, reorganization, recapitalization, sale or exchange of substantially all assets or dissolution of, spin-off or similar transaction; provided, however, that no such provision shall require such acceleration of benefits in connection with a Change in Control of a Subsidiary of the Corporation or as to any Award (including Deferred Amounts) held by either (a) a Participant who is an elected officer of the Corporation immediately prior to the transaction or series of transactions in which the Change in Control (the “Transaction”) is to occur or (b) any other Participant who is designated by the Committee at the time the Award is made or subsequently thereto and, in either such case, who will hold an “Excess Equity Interest” in the Corporation, its successor or any of its affiliates after such Change in Control, unless a majority of the disinterested members of the Board of Directors approves such acceleration prior to the Change in Control. An “Excess Equity Interest” means that (i) the percentage interest in the Common Stock and similar securities of the Corporation, its successor, or any of its affiliates to be beneficially owned by the Participant after the Change in Control (“Post-Change Securities”) will exceed the sum of (A) one-half of one percent (0.5%) and (B) the percentage interest in the Common Stock of the Corporation beneficially owned by the Participant immediately prior to the Transaction, such percentages to be determined on a fully-diluted basis, or (ii) the Participant will receive in connection with the Change in Control (in exchange for his Common Stock, as compensation and otherwise) a greater amount of Post-Change Securities, per share of Common Stock of the Corporation beneficially owned by him (including shares which may be acquired under stock options) immediately prior to the Transaction than stockholders of the Corporation who are not employed by the Corporation will have the right to receive, per share of Common Stock held by such stockholders.

4.4    TAX WITHHOLDING

(a)    The Corporation shall have the power to withhold, or require a Participant to remit to the Corporation, an amount sufficient to satisfy any withholding or other tax due from the Corporation with respect to any amount payable and/or shares issuable under the Plan, and the Corporation may defer such payment or issuance unless indemnified to its satisfaction.

(b)    Subject to the consent of the Committee, due to (i) the exercise of an NSO, (ii) lapse of restrictions on a Restricted Stock Award or (iii) the issuance of any other stock award under the Plan, a Participant may make an irrevocable election (an “Election”) to (A) have shares of Common Stock otherwise issuable under (i) withheld, or (B) tender back to the Corporation shares of Common Stock received pursuant to (i), (ii) or (iii), or (C) deliver back to the Corporation pursuant to (i), (ii) or (iii) previously-acquired shares of Common Stock having a Fair Market Value sufficient to satisfy all or part of the Participant’s estimated tax obligations associated with the transaction. Such Election must be made by a Participant prior to the date on which the relevant tax obligation arises (the “Tax Date”). The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Award under this Plan that the right to make Elections shall not apply to such Awards.

4.5    CONDITIONS ON AWARDS

In the event that the employment of a Participant holding any unexercised Option or SAR, any unearned Performance Award, any unearned shares of Restricted Stock or any unearned Restricted Stock Equivalents shall terminate with the consent of the Committee or by reason of retirement or disability, the rights of such Participant to any such Award shall be subject to the conditions that until any such Option or SAR is exercised, or any such Performance Award, share of Restricted Stock or Restricted Stock Equivalent is earned, the Participant shall (a) not engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Corporation and (b) be available, unless the Participant shall have died, at reasonable times for consultations (which shall not require substantial time or effort) at the request of the Corporation’s management with respect to phases of the business with which the Participant was actively connected during the Participant’s employment, but such consultations shall not (except in the case of a Participant whose active service was outside of the United States) be required to be performed at any place or places outside of the United States of America or during usual vacation periods or periods of illness or other incapacity. In the event that either of the above conditions is not fulfilled, the Participant shall forfeit all rights to any unexercised Option or SAR, Performance Award, shares of Restricted Stock or Restricted Stock Equivalents held as on the date of the breach of condition. Any determination by the Board of Directors of the Corporation, which shall act upon the recommendation of the

Chairman, that the Participant is, or has, engaged in a competitive business or activity as aforesaid or has not been available for consultations as aforesaid shall be conclusive.

4.6    AMENDMENT, SUSPENSION, AND TERMINATION OF PLAN

The Board of Directors may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board of Directors may deem advisable in order that any Awards thereunder shall conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Corporation or its employees to enjoy the benefits of any change in applicable laws or regulations, or in any other respect the Board of Directors may deem to be in the best interests of the Corporation; provided, however, that no such amendment shall, without stockholder approval to the extent required by law, agreement or the rules of any exchange upon which the Common Stock is listed, (i) except as provided in Section 4.3, materially increase the number of shares of Common Stock which may be issued under the Plan, (ii) materially modify the requirements as to eligibility for participation in the Plan, (iii) materially increase the benefits accruing to Participants under the Plan, (iv) make any change that would disqualify the Plan, or any other plan of the Company or any Subsidiary intended to be so qualified, from the benefits provided under Section 422 of the Code, or any successor provisions thereto, (v) except as contemplated by Section 4.3, decrease the purchase price of any outstanding Option or SAR to a price less than Fair Market Value on the date of grant in the event of a decline in stock price, either by decreasing the Option Price of any outstanding Option or purchase price of any outstanding SAR or through the cancellation of outstanding Options or SARs in connection with granting Awards at a lower Option Price or purchase price, as the case may be, to the same Participant, (vi) repurchase Options or SARs for cash (other than in connection with a Change in Control), or (vii) extend the termination date of the Plan. No such amendment, suspension or termination shall impair the rights of Participants under outstanding Options, SARs, Performance Awards, awards of Restricted Stock or Restricted Stock Equivalents, Performance Accounts or Deferred Amounts without the consent of the Participants affected thereby. Notwithstanding the foregoing, without the consent of affected Participants, Awards may be amended, revised or revoked when necessary to avoid penalties under Section 409A of the Code.

4.7    FOREIGN ALTERNATIVES

Notwithstanding the other provisions of the Plan, in the case of any Award (including any Deferred Amount) to any Participant who is an employee of a foreign Subsidiary or foreign branch of the Corporation or held by a Participant who is in any other category specified by the Committee, the Committee may specify that such Award shall not be represented by shares of Common Stock or other securities but shall be represented by rights approximately equivalent (as determined by the Committee) to the rights that such Participant would have received if shares of Common Stock or other securities had been issued in the name of such Participant otherwise in accordance with the Plan (such rights being hereinafter called “Stock Equivalents”). The Stock Equivalents representing any such Award may subsequently, at the option of the Committee, be converted into cash or an equivalent number of shares of Common Stock or other securities under such circumstances and in such manner as the Committee may determine.

4.8    DEFINITIONS AND OTHER GENERAL PROVISIONS

(a)    The terms “retirement” and “disability” as used under the Plan shall be construed by reference to the provisions of the pension plan or other similar plan or program of the Corporation applicable to a Participant.

(b)    The term “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(c)    The term “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. The term “Rule 16b-3” refers to Rule 16b-3 promulgated under the Exchange Act or any similar rule which may subsequently be in effect.

(d)    The term “Fair Market Value” as it relates to Common Stock on any given date means (i) the mean of the officially quoted closing price of the Common Stock as reported by the Composite Tape of the New York Stock Exchange (or, if not so reported, on any domestic stock exchanges on which the Common Stock is then listed); or (ii) if the Common Stock is listed on a domestic exchange, but there is not an officially quoted closing price, on the given date, the value determined pursuant to (i) above using the officially quoted closing price on the last previous date on which so reported; or (iii) if none of the foregoing clauses apply, the fair value as determined in good faith by the Corporation’s Board of Directors or the Committee.

(e)    The term “Section 16 Officer” means an “officer” as such term is defined in Rule 16a-1(f) of the Exchange Act.

(f)    The term “Subsidiary” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if each of the corporations other than the last corporation in such chain owns stock possessing at least 20% of the voting power in one of the other corporations in such chain.

(g)    The adoption of the Plan shall not preclude the adoption by appropriate means of any other stock option or other incentive plan for employees.

4.9    NON-UNIFORM DETERMINATIONS

The Committee’s determinations under the Plan, including without limitation, (a) the determination of the Participants to receive Awards, (b) the form, amount and timing of such Awards, (c) the terms and provisions of such Awards and (d) the documents evidencing the same, need not be uniform and may be made by it selectively among Participants who receive, or who are eligible to receive, Awards under the Plan, whether or not such Participants are similarly situated.

4.10    SUSPENSIONS, LEAVES OF ABSENCE, AND TRANSFERS

The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan with respect to any suspension of employment or leave of absence from the Corporation or a Subsidiary granted to a Participant. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (a) whether or not any such suspension or leave of absence shall be treated as if the Participant ceased to be an employee and (b) the impact, if any, of any such suspension or leave of absence on Awards under the Plan. In the event a Participant transfers employment from the Corporation to a Subsidiary or from a Subsidiary to the Corporation, such Participant shall not be deemed to have ceased to be an employee for purposes of the Plan.

4.11    LISTING, REGISTRATION, AND LEGAL COMPLIANCE

Each Award (including Deferred Amounts) shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration, or qualification of such Award, or any shares of Common Stock or other property subject thereto, upon any securities exchange or under any foreign, federal or state securities or other law or regulation, or the consent or approval of any governmental body or the taking of any other action to comply with or otherwise with respect to any such law or regulation, is necessary or desirable as a condition to or in connection with the granting of such Award or the issue, delivery or purchase of shares of Common Stock or other property thereunder, no such Award may be exercised or paid in Common Stock or other property unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained free of any conditions not acceptable to the Committee. The holder of the Award will supply the Corporation with such certificates, representations and information as the Corporation shall request and shall otherwise cooperate with the Corporation in effecting or obtaining such listing, registration, qualification, consent, approval or other action. In the case of Officers and other persons subject to Section 16 of the Exchange Act, the Committee may at any time impose any limitations upon the exercise, delivery or payment of any Award (including Deferred Amounts) which, in the discretion of the Committee, are necessary or desirable in order to comply with Section 16 and the rules and regulations thereunder. If the Corporation, as part of an offering of securities or otherwise, finds it desirable or necessary because of foreign, federal or state legal or regulatory requirements to suspend the period during which Options or SARs may be exercised, the Committee may, in its discretion and without the holders’ consent, so suspend such period on not less than 15 days prior written notice to the holders thereof.

4.12    INDEMNIFICATION

Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by that person in connection with or resulting from any claim, action, suit or proceeding to which that person may be a party or in which that person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by that person in settlement thereof, with the Corporation’s approval, or paid by that person in satisfaction of any judgment in any such action, suit or proceeding against that person, provided that person shall give the Corporation an opportunity, at its own expense, to handle and defend the same before that person undertakes to handle and defend it on that person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.

4.13    BENEFICIARY DESIGNATION

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

4.14    RIGHTS OF PARTICIPANTS

Nothing in the Plan shall interfere with or limit in any way the right of the Corporation to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Corporation or a Subsidiary for any period of time or to continue the Participant’s present or any other rate of compensation. No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

4.15    REQUIREMENTS OF LAW, GOVERNING LAW

The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Plan, and all documents issued pursuant to the Plan, shall be construed in accordance with and governed by the laws of the State of Delaware. The provisions of the Plan shall be interpreted so as to comply with the conditions or requirements of Rule 16b-3 under the Exchange Act, unless a contrary interpretation of any such provision is otherwise required by applicable law.

4.16    EFFECTIVE DATE

The effective date of this Plan shall be the date on which this Plan is approved by the holders of a majority of the shares of Common Stock present in person or by proxy at the 2007 annual meeting of the Corporation’s stockholders. No awards of Options, SARs, Performance Units, Performance Shares or shares of Restricted Stock or Restricted Stock Equivalents shall be made hereunder after the tenth (10th) anniversary of the date the Corporation’s stockholders approved this Plan (or such earlier date that the Plan may be terminated by the Board of Directors), but the term and exercise of the Awards granted theretofore may extend beyond that date.

WHIRLPOOL CORPORATION

2007 PROXY STATEMENT

PART II – FINANCIAL SUPPLEMENT

Financial Supplement

to 2006 Annual Report on Form 10-K and

to 2007 Proxy Statement

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

EXECUTIVE OVERVIEW

Whirlpool Corporation (“Whirlpool”) is the world’s leading manufacturer of major home appliances with 2006 revenues of $18.1 billion and net earnings of $433 million. Whirlpool’s four reportable segments are based on geography and consist of North America (66% of revenue), Europe (19% of revenue), Latin America (13% of revenue), and Asia (2% of revenue). Whirlpool is a leading producer of major home appliances in North America and Latin America and has a significant presence in markets throughout Europe, India and China. Whirlpool has received worldwide recognition for accomplishments in a variety of business and social efforts, including leadership, diversity, innovative product design, business ethics, social responsibility and community involvement.

Whirlpool’s growth strategy over the past several years has been to introduce innovative new products, increase customer loyalty for our brands, enhance our trade management platform, improve total cost and quality by expanding and leveraging our global operating platform and where appropriate, make strategic acquisitions.

On March 31, 2006, we completed the acquisition of Maytag Corporation (“Maytag”). The acquisition represents a major strategic event in Whirlpool’s history and is expected to result in significant efficiencies as well as future growth opportunities. During 2006, Whirlpool began integrating the manufacturing, administrative, supply chain and technology operations of Maytag. The results of Maytag’s operations have been included in the Consolidated Financial Statements beginning April 1, 2006. Further discussion of this transaction can be found under “Maytag Acquisition” and in Note 3 to the Consolidated Financial Statements.

The costs of key raw materials such as steel, plastic, copper, aluminum, zinc and nickel, as well as their impact on component parts have been, and are expected to remain, at elevated levels. We have been addressing the higher cost environment with productivity improvements and new product innovations, as well as cost-based price adjustments.

Competition in the home appliance industry is intense worldwide. In the U.S., in addition to traditional competitors such as Electrolux, GE, and Kenmore, there are new and expanding foreign competitors such as LG, Bosch Siemens, Samsung, Fisher & Paykel, and Haier. Moreover, the U.S. customer base is characterized by large, sophisticated trade customers who have many choices and demand competitive products, services and prices. Whirlpool’s acquisition of Maytag is benefiting trade customers and consumers by generating significant cost savings that enable us to invest in innovation, offer competitive prices across a wide array of products, and increase product quality and service. Competition in the global market is based on a number of factors including performance, innovation, product features, quality, cost, selling price, distribution and financial incentives, such as cooperative advertising, co-marketing funds, sales person incentives, volume rebates and terms. In the past, our competitors, especially global competitors with low-cost sources of supply outside the U.S., have aggressively priced their products and/or introduced new products in order to increase market share.

Whirlpool monitors country-specific economic factors such as gross domestic product, consumer interest rates, consumer confidence, retail trends, housing starts, sales of existing homes and mortgage refinancing as key indicators of industry demand. In addition to profitability, management also focuses on country, brand, product and channel sales, when assessing and forecasting financial results. Whirlpool intends to utilize its global manufacturing, procurement and technology footprint to enhance our position in the global appliance industry.

Management’s Discussion and Analysis discusses, among other things, the results of operations, cash flows, financial condition and liquidity, contractual obligations and forward-looking cash requirements, critical accounting policies and estimates, new accounting pronouncements, market risk, and the nature of and risk associated with forward-looking statements contained herein. In addition, Whirlpool has included comments regarding regional business unit performance, where appropriate.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

RESULTS OF OPERATIONS

The Consolidated Statements of Operations present Whirlpool’s operating results for the last three years. This section of Management’s Discussion and Analysis highlights the main factors affecting changes in Whirlpool’s financial condition and results of operations and should be read along with the Consolidated Financial Statements.

Earnings from continuing operations exclude the Hoover floor-care, Dixie-Narco vending systems and Jade commercial and residential businesses. On May 23, 2006, Whirlpool announced its intention to sell these businesses and subsequently reported their results as discontinued operations.

During the third quarter, we completed the sale of the Amana commercial microwave business and during the fourth quarter sold the Dixie-Narco vending systems business. On December 6, 2006, Whirlpool signed a definitive agreement to sell the Hoover floor-care business and subsequently consummated the transaction on January 31, 2007. In addition, on February 17, 2007, we entered into a definitive agreement to sell the Jade commercial and residential products businesses. (See Note 19—Subsequent Events.)

Under the terms and conditions of the Amana commercial microwave sale, Whirlpool maintains continuing involvement for a period of time as an original equipment manufacturing (“OEM”) supplier. Due to this continuing involvement, Whirlpool was required to reclassify the Amana commercial microwave results to continuing operations from discontinued operations, where it was originally classified in the second quarter of 2006. This reclassification did not have a material impact on reported earnings from continuing operations or net earnings.

NET SALES

The total number of units, which includes major and small appliances, sold in 2006 increased 16.5% over 2005, or 4.9% excluding the impact of the Maytag acquisition. Consolidated net sales increased 26.3% over 2005. Excluding currency fluctuations and the acquisition of Maytag, net sales increased approximately 5%. Total number of units sold in 2005 increased 1.3% over 2004. Consolidated 2005 net sales increased 8.3% over 2004. Excluding currency fluctuations, net sales increased approximately 6%. The tables below present units sold and net sales by region.

In thousands	2006	Change	2005	Change	2004
Units Sold
North America	33,525	21.6%	27,572	0.8%	27,353
Europe	12,956	4.9	12,351	2.1	12,100
Latin America	6,096	22.4	4,979	1.5	4,904
Asia	2,346	6.1	2,212	3.1	2,145
Other/Eliminations	(42)	—	(18)	—	(17)

Consolidated	54,881	16.5%	47,096	1.3%	46,485

Millions of dollars	2006	Change	2005	Change	2004
Net Sales
North America	$11,953	34.1%	$8,913	8.0%	$8,254
Europe	3,383	7.1	3,160	3.2	3,062
Latin America	2,430	23.9	1,962	17.2	1,674
Asia	457	8.3	422	10.5	382
Other/Eliminations	(143)	—	(140)	—	(152)

Consolidated	$18,080	26.3%	$14,317	8.3%	$13,220

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

Significant regional trends were as follows:

•

In 2006, North America unit volumes increased 21.6% and sales increased 34.1% compared to 2005, reaching record levels. Excluding the impact of the Maytag acquisition, unit volumes increased approximately 2% and net sales increased approximately 4%. Currency did not have a material impact on results. Organic volume and sales growth were driven by continued consumer demand for our new product innovations and improved Whirlpool and KitchenAid brand performance. In 2005, North America unit volumes increased 0.8% as compared to 2004, due to higher sales growth in Whirlpool and KitchenAid branded products combined with strong Canadian performance. Net sales increased 8% during 2005, or approximately 7% excluding currency fluctuations, to $8.9 billion. The higher net sales were driven by the combination of cost-based price adjustments and volume increases in the Whirlpool and KitchenAid brands during 2005.

•

In 2006, Europe unit volumes increased 4.9%, as compared to 2005, outpacing industry growth. Europe’s net sales increased $223 million, to a record $3.4 billion, or approximately 6% excluding currency fluctuations. Europe’s strong results were driven by gains in market share, new product introductions and improved mix of product, primarily attributable to the Whirlpool brand and expansion of our built-in appliance business. During 2005, Europe unit volumes increased 2.1%, outpacing industry growth. Solid demand for Whirlpool branded products and continued strong performance within our built-in appliance business drove the increase. Currency did not have a material impact on sales during the year.

•

In 2006, Latin America unit volumes increased 22.4% versus 2005, due mainly to continued strength in the Brazilian economy and appliance market and market share gains. Net sales increased $468 million as compared to 2005, or approximately 16%, excluding currency fluctuations, due to higher volume and new product introductions. In 2005, Latin America unit volumes increased 1.5% versus 2004, due mainly to increases in the Brazilian appliance market. Net sales increased 17.2% as compared to 2004, or approximately 6% excluding currency fluctuations, to $2.0 billion, due primarily to increased unit volumes and cost-based price adjustments on compressors and appliances.

•

In 2006, Asia unit volumes increased 6.1% versus 2005 with a corresponding increase in net sales of 8.3%, driven by strong demand, particularly in India, along with improved pricing and favorable product mix. Excluding currency fluctuations, net sales increased approximately 10%. In 2005, Asia unit volumes increased 3.1% as compared to 2004, driven mainly by industry growth and new product introductions. Net sales improved 10.5%, or approximately 8% excluding currency fluctuations, due largely to an improved product mix and cost-based price adjustments implemented in 2005.

GROSS MARGIN

The consolidated gross margin percentage in 2006 decreased 60 basis points versus 2005. Consolidated results in 2006 were significantly impacted by higher material and oil-related cost increases and the unfavorable mix impact of Maytag. These higher costs and acquisition integration costs were partly offset by increased productivity, regional tax incentives, and acquisition efficiencies.

The consolidated gross margin percentage in 2005 decreased 90 basis points versus 2004. Consolidated results in 2005 were significantly impacted by higher material and oil-related cost increases which were somewhat mitigated by the combination of cost-based price adjustments and productivity improvements. Consolidated gross margin also benefited from regional tax incentives and was negatively impacted by higher incentive compensation.

Freight and warehousing costs previously included in selling, general and administrative expenses in the statement of operations were reclassified to cost of sales, effective January 1, 2006. Approximately $854 million and $723 million were reclassified in 2005 and 2004, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

The table which follows outlines the gross margin percentages by region.

	2006	Change		2005	Change		2004
Gross Margin
North America	13.4%	(1.9	)pts	15.3%	(1.2	)pts	16.5%
Europe	15.9	0.5		15.4	(2.1)		17.5
Latin America	19.1	3.1		16.0	2.9		13.1
Asia	15.3	3.9		11.4	0.2		11.2

Consolidated(1)	14.7%	(0.6	)pts	15.3%	(0.9	)pts	16.2%

(1)	Restructuring-related charges included in Consolidated, excluded from regions.

Significant regional trends were as follows:

•

The 2006 North America gross margin decreased 190 basis points compared to 2005, due primarily to higher material costs, lower industry demand, unfavorable Maytag product mix, acquisition integration and purchase accounting costs and higher merchandising costs. Margin declines were partially offset by productivity improvements and acquisition efficiencies. The 2005 North America gross margin decreased 120 basis points as compared to 2004, largely due to higher material and oil-related costs. Results in 2005 also reflect the impact of cost-based price adjustments, productivity improvements and higher incentive compensation.

•

In 2006, Europe gross margin improved by 50 basis points versus 2005 as productivity improvements more than offset lower comparable model pricing and higher material and oil-related costs. European operations continue to realize savings from ongoing restructuring efforts. The 2005 Europe gross margin decreased 210 basis points as compared to 2004, largely driven by higher material and oil-related costs, partially offset by increased productivity, an improved product mix and, to a lesser extent, a gain on the sale of assets.

•

In 2006, Latin America gross margin increased 310 basis points versus 2005, due primarily to significantly improved volumes, productivity improvements, cost control initiatives and regional tax incentives which combined to more than offset higher material and oil-related costs and unfavorable currency exchange rates. The 2005 Latin America gross margin increased 290 basis points as compared to 2004, as the combination of cost-based price adjustments, increased productivity and regional tax incentives more than offset higher material and oil-related costs, unfavorable currency and increased incentive compensation.

•

The 2006 Asia gross margin increased 390 basis points as compared to 2005, due to productivity improvements, improved product mix, and cost-based price adjustments partially offset by higher material and oil-related costs. The 2005 Asia gross margin increased 20 basis points as compared to 2004, due to improved product mix, productivity improvements and cost-based price adjustments partially offset by higher material and oil-related costs.

SELLING, GENERAL AND ADMINISTRATIVE

In 2006, consolidated selling, general and administrative expenses, as a percent of consolidated net sales, increased 30 basis points as compared to 2005. The benefit from higher sales and acquisition efficiencies were more than offset by increased brand investment, acquisition and integration costs, increased expense to support our strategy and higher compensation expense, including the expensing of stock options under SFAS No. 123 (R) (See Note 12 to the Consolidated Financial Statements). In 2005, consolidated selling, general and administrative expenses declined 90 basis points as a percentage of consolidated net sales as compared to 2004, as administrative cost reductions and scale efficiencies across all regions offset higher incentive compensation in North America and Latin America.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

Freight and warehousing costs previously included in selling, general and administrative expenses in the statement of operations were reclassified to cost of sales, effective January 1, 2006. Approximately $854 million and $723 million were reclassified in 2005 and 2004, respectively.

The table below outlines the selling, general and administrative expenses as a percentage of sales by region.

Millions of dollars	2006	As a % of Sales	2005	As a % of Sales	2004	As a % of Sales
Selling, General & Administrative
North America	$823	6.9%	$554	6.2%	$585	7.1%
Europe	335	9.9	321	10.2	370	12.1
Latin America	246	10.1	187	9.5	155	9.3
Asia	72	15.9	71	16.7	67	17.5
Other/Eliminations	276	—	210	—	187	—

Consolidated(1)	$1,752	9.7%	$1,343	9.4%	$1,364	10.3%

(1)	Restructuring-related charges included in Consolidated, excluded from regions.

RESTRUCTURING

Restructuring initiatives resulted in charges of $55 million, $57 million and $15 million in 2006, 2005, and 2004, respectively, reflecting Whirlpool’s ongoing efforts to optimize its global operating platform. These amounts have been identified as a separate component of operating profit. Whirlpool expects to expense between $75 to $100 million for restructuring during 2007. (See Note 13 to the Consolidated Financial Statements for a more detailed description of these charges and Whirlpool’s restructuring program.)

INTEREST AND SUNDRY INCOME (EXPENSE)

Interest and sundry income (expense) decreased by $63 million from $(65) million to $(2) million versus 2005. Current year results include a $31 million dollar gain on the sale of an equity investment, while prior year results included a $21 million charge to increase our legal reserves. The combination of these two items is the primary driver of the year-over-year decline in expense. Interest and sundry income (expense) for 2005 increased by $51 million from $(14) million to $(65) million compared to 2004. The primary drivers of this increase were an increase in legal reserves of approximately $21 million, higher foreign currency losses on foreign currency denominated transactions, and a $9 million gain on the sale of a partial interest in an equity investment during 2004.

INTEREST EXPENSE

Interest expense in 2006 increased $72 million as compared to 2005. The increase primarily reflects debt issued to acquire Maytag, as well as debt assumed from the acquisition. (See Note 8 to the Consolidated Financial Statements.) Interest expense in 2005 increased $2 million as compared to 2004. The increase was due primarily to higher interest rates and a shift in global borrowing positions.

INCOME TAXES

The effective income tax rate was 20.4% in 2006, 28.6% in 2005 and 33.9% in 2004. The rates were impacted by a combination of increased tax credits, global planning activities, global audit settlements and adjustments, as well as the dispersion of global income. (See the income tax rate reconciliation included in Note 15 to the Consolidated Financial Statements for a description of the significant items impacting the consolidated effective income tax rate.)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

EQUITY IN EARNINGS (LOSS) OF AFFILIATED COMPANIES AND MINORITY INTERESTS

Changes in minority interests reflect higher earnings in Latin America and India in 2006 compared to 2005.

EARNINGS FROM CONTINUING OPERATIONS

Earnings from continuing operations in 2006 were $486 million, or $6.35 per diluted share, versus $422 million, or $6.19 per diluted share, and $406 million, or $5.90 per diluted share in 2005 and 2004, respectively. Earnings from continuing operations include the operating results of Maytag, including integration costs and efficiencies, and the effect of purchase accounting adjustments.

Millions of dollars, except per share data	2006	2005	2004
Earnings from continuing operations	$486	$422	$406
Diluted earnings from continuing operations per share	$6.35	$6.19	$5.90

DISCONTINUED OPERATIONS

Whirlpool classified the Hoover floor-care, Dixie-Narco vending systems, Amana commercial microwave and Jade commercial and residential products businesses as discontinued operations during the second quarter of 2006. The decision to divest these businesses will allow us to focus on our core appliance business.

On September 6, 2006, Whirlpool sold the Amana commercial microwave business to Aga Foodservice Inc. for approximately $49 million. Due to Whirlpool’s continuing involvement with the Amana commercial microwave business as an OEM supplier, we reclassified the operating results related to the Amana commercial microwave business into continuing operations during the third quarter of 2006.

On October 23, 2006, Whirlpool completed the sale of the Dixie-Narco vending systems business to Crane Co. for approximately $46 million.

On December 6, 2006, Whirlpool entered into a definitive agreement to sell the Hoover floor-care business to Techtronic Industries, Co., Ltd (“TTI”) for approximately $107 million. The sale closed on January 31, 2007.

On February 17, 2007, Whirlpool entered into a definitive agreement to sell the Jade commercial and residential products businesses to Middleby Corporation. The sale is expected to be completed in the second quarter of 2007.

As part of the sale of each of the above discontinued operations, we retained certain liabilities associated with pension benefits and, in the case of Hoover, postretirement medical benefits for currently retired Hoover employees. In addition, with respect to the sale of the Dixie-Narco vending systems business, Whirlpool retained certain environmental liabilities.

Further information related to these sales can be found in Note 4—Discontinued Operations in the Consolidated Financial Statements.

NET EARNINGS

Net earnings were $433 million in 2006 versus $422 million and $406 million in 2005 and 2004, respectively. 2006 earnings were impacted by $53 million in losses from discontinued operations.

Millions of dollars, except per share data	2006	2005	2004
Net earnings	$433	$422	$406
Diluted net earnings per share	$5.67	$6.19	$5.90

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

FORWARD-LOOKING PERSPECTIVE

Global demand for appliances is expected to increase approximately 2% in 2007. Within North America we expect industry demand to decline 2-3% for the year, with the first half of the year declining approximately 5%. Industry appliance demand in Europe, Latin America and Asia are expected to grow 2-3%, 10-12% and 5-10% for the year, respectively. Functional currencies in countries where Whirlpool conducts business are expected to remain stable.

Prices for materials are expected to increase by approximately $400 million in 2007, largely driven by increases in base metals, such as copper, aluminum, zinc and nickel, as well as component parts and steel. Whirlpool expects to offset these higher costs with incremental efficiencies realized from the Maytag acquisition, productivity improvements, new product introductions, including the revitalization of Maytag branded products, cost-based price adjustments and improved product mix.

In 2006, Whirlpool launched the largest number of new products to market in its history. Whirlpool’s innovation product pipeline continues to grow, consumer and trade response to our new product offerings has been positive, and we continue to accelerate our strategy of delivering consumer-relevant innovation to markets worldwide.

CASH FLOWS

The Consolidated Statements of Cash Flows reflect the changes in cash and equivalents for the last three years by classifying transactions into three major categories: operating, investing and financing activities.

Operating Activities of Continuing Operations

Whirlpool’s main source of liquidity is cash generated from operating activities, consisting of net earnings adjusted for non-cash operating items, such as depreciation, and changes in operating assets and liabilities such as receivables, inventories and payables.

Whirlpool’s cash provided by operating activities in 2006 decreased $4 million compared to 2005. Cash provided by operating activities benefited from higher earnings, primarily within our European and Latin American business segments. Increased inventories, which include higher laundry inventory to support the plant closures and transition of the Maytag laundry product to Whirlpool facilities, consumed additional cash during the year but was largely offset by improvements in accounts receivable collections and increases in accounts payable. Cash flow was also negatively impacted by restructuring spending of $115 million, which largely related to payments for severance and exit costs resulting from the integration of Maytag. Cash flow was negatively impacted in 2006 by a voluntary pension contribution to our U.S. pension plans of $56 million, which was $41 million higher than the 2005 contributions to our U.S. pension plans.

Whirlpool’s cash provided by operating activities in 2005 increased $90 million over 2004. Cash provided by operating activities benefited from lower inventories, reduced pension contributions and higher accrued expenses for payroll, incentive compensation, restructuring and promotional spending. Results were partially offset by higher accounts receivable balances due mainly to higher sales and lower payables primarily a result of lower inventory levels. Cash flow was also negatively impacted by a decrease in net taxes payable of $105 million, due, in part, to a reduction in tax expense. In 2004, cash provided by operating activities benefited from lower pension contributions of approximately $62 million and lower restructuring spending of approximately $43 million. In 2004, cash flow was negatively impacted by higher working capital requirements of about $70 million, driven largely by material cost increases and higher inventory levels to support higher volumes and increased trans-regional shipments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

Whirlpool’s free cash flow was $426 million versus $531 million for the years ended December 31, 2006 and 2005, respectively.

The table below reconciles cash provided by operating activities determined in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to free cash flow, a non-GAAP measure. Management believes that free cash flow provides both management and shareholders with a relevant measure of liquidity and a useful basis for assessing Whirlpool’s ability to fund our activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures but whose calculations may differ from Whirlpool’s calculations. As defined by Whirlpool, free cash flow is cash provided by operating activities after capital expenditures and proceeds from the sale of business/assets, excluding the sale of the Maytag adjacent businesses. The following is a reconciliation of cash provided by operating activities to free cash flow.

	Year ended December 31,
Millions of dollars	2006	2005
Cash Provided by Operating Activities	$880	$884
Capital expenditures	(576)	(494)
Proceeds from sale of businesses/assets	122	141

Free cash flow	$426	$531

Investing Activities of Continuing Operations

The principal recurring investing activities are property additions, which were $576 million, $494 million and $511 million in 2006, 2005 and 2004, respectively. These expenditures are primarily for equipment and tooling, driven by product innovation initiatives, more efficient production methods, and replacement for normal wear and tear. Expenditures were also made to support Whirlpool’s global operating platform footprint initiatives to lower-cost locations as well as replacement, regulatory and infrastructure changes. During 2006, Whirlpool also increased capital spending to support the integration of Maytag’s laundry production into our existing Whirlpool manufacturing facilities.

In each of 2006, 2005 and 2004, Whirlpool entered into separate sale-leaseback transactions whereby we sold and leased back certain of our owned properties. In 2006, proceeds related to the sale-leaseback of four properties, net of related fees, were approximately $43 million. Proceeds related to the sale-leaseback of four properties in 2005, net of related fees, were approximately $67 million. In 2004, proceeds related to sale-leasebacks of six properties, net of related fees, were approximately $66 million.

Cash proceeds from sale of businesses of $36 million during 2006 resulted from the sale of an equity investment and non-core business in Brazil. Cash proceeds from sale of businesses of $48 million in 2005 resulted from the sale of a non-core business in Latin America.

During 2006, Whirlpool repurchased $53 million of minority shares related to our operations in Latin America.

In 2006, Whirlpool also received cash proceeds, in total, of $110 million related to the sale of the Amana commercial microwave, Dixie-Narco vending systems and Hoover floor-care businesses. Proceeds related to the sale of the Hoover floor care business do not reflect the full proceeds to be received, as the sale was completed on January 31, 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

Cash disbursed in 2006 for the Maytag acquisition, net of cash acquired, amounted to $797 million. Cash paid in 2005 associated with the Maytag acquisition totaled $77 million, primarily consisting of $40 million to reimburse Maytag for its payment of a fee to terminate its prior merger agreement with Triton Acquisition Holding Co. and $37 million of professional fees incurred in connection with the proposed acquisition. These costs were capitalized and recognized in the other asset line within Whirlpool’s Consolidated Balance Sheet as of December 31, 2005.

Financing Activities of Continuing Operations

Total borrowings (repayments) of short-term and long-term debt, net of new borrowings, were $92 million, $(131) million and $(58) million in 2006, 2005 and 2004, respectively.

During 2006, Whirlpool used available cash and issued commercial paper to repay the Maytag 6.875% $200 million principal notes, the 7.875% public interest notes with a principal amount of $250 million and our Euro-denominated Eurobonds with a principal amount of 300 million.

On June 19, 2006, Whirlpool received proceeds of $750 million aggregate principal amount of senior notes to replace commercial paper borrowings used to initially finance the Maytag acquisition.

Dividends paid to stockholders totaled $130 million, $116 million and $116 million in 2006, 2005 and 2004, respectively.

Under its stock repurchase programs in 2005 and 2004, Whirlpool used $34 million and $251 million to purchase approximately 0.5 million and 3.7 million shares of common stock, respectively. No such purchases were made during 2006. (See Note 11 to the Consolidated Financial Statements for additional detail on Whirlpool’s stock repurchase program.)

Whirlpool received proceeds of $54 million in 2006, $102 million in 2005 and $64 million in 2004 related to the exercise of company stock options. (Whirlpool’s stock option program is discussed in Note 12 to the Consolidated Financial Statements.)

FINANCIAL CONDITION AND LIQUIDITY

Whirlpool’s objective is to finance its business through the appropriate mix of long-term and short-term debt. By diversifying its maturity structure, we avoid concentrations of debt, reducing liquidity risk. Whirlpool has varying needs for short-term working capital financing as a result of the nature of its business. The volume and timing of refrigeration and air conditioning production impacts our cash flows and consists of increased production in the first half of the year to meet increased demand in the summer months. Whirlpool finances its working capital fluctuations primarily through the commercial paper markets in the U.S., Europe and Canada, which are supported by committed bank lines. In addition, outside the U.S., short-term funding is also provided by bank borrowings on uncommitted lines. Whirlpool has access to long-term funding in the U.S., Europe and other public bond markets.

Whirlpool’s financial position is supported by strong cash provided by continuing operating activities and borrowing capacity under long-term committed credit facilities. At December 31, 2006 and 2005, our total assets were $13.9 and $8.3 billion, respectively. Stockholders’ equity increased from $1.7 billion at the end of 2005 to $3.3 billion at the end of 2006. The increase in equity is primarily attributed to the issuance of common shares to acquire Maytag and current year earnings. No shares were repurchased during 2006.

On December 31, 2006, the Maytag 6.875% $200 million principal notes matured and were repaid with available cash and issuance of commercial paper.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

During the third quarter of 2006, the 7.875% Public Interest Notes (PINES) due August 1, 2031 were redeemed. Whirlpool exercised its option to call 100% of the PINES, which had a principal amount of $250 million, at par, plus accrued interest. The redemption was financed through a combination of available cash and the issuance of commercial paper.

Whirlpool’s Eurobonds of EUR 300 million principal matured in July 2006 and were repaid with available cash and the issuance of commercial paper in the U.S.

On June 19, 2006, Whirlpool completed an offering of $750 million aggregate principal amount of senior notes consisting of (a) $200 million aggregate principal amount of floating rate notes due 2009 which bear interest at a floating rate equal to three-month USD London Interbank Offered Rate (“LIBOR”) plus 0.50% per annum; (b) $300 million aggregate principal amount of 6.125% senior notes due 2011; and (c) $250 million aggregate principal amount of 6.500% senior notes due 2016. Initially, Whirlpool borrowed amounts required to fund the cash portion of the Maytag purchase price through issuances in the U.S. commercial paper market and in June 2006 refinanced a portion of this commercial paper through the issuance of long-term bonds.

On December 2, 2005, Whirlpool entered into an Amended and Restated Long Term Five-Year Credit Agreement (the “Amended and Restated Credit Agreement”), which amends and restates the Amended and Restated Long Term Credit Agreement dated May 28, 2004. On December 2, 2005, the parties to the Amended and Restated Credit Agreement also entered into a 364-Day Credit Agreement (the “364-Day Credit Agreement” and together with the Amended and Restated Credit Agreement, the “Credit Facilities”).

The Credit Facilities provide for a $2.2 billion 5-year credit facility, which includes a $200 million letter of credit subfacility, and a $500 million 364-Day credit facility, which may be converted into a term loan. Borrowing capacity of $1.2 billion under the Amended and Restated Credit Agreement became available on December 2, 2005. Borrowing capacity of $500 million under the 364-Day Credit Agreement and the remaining $1.0 billion under the Amended and Restated Credit Agreement became available on March 29, 2006. The $500 million 364-Day credit facility matured on November 30, 2006 and is no longer outstanding. Borrowings under the Amended and Restated Credit Agreement will be available to Whirlpool and designated subsidiaries for general corporate purposes, including commercial paper support. Subsidiary borrowings under the facilities, if any, are guaranteed by Whirlpool. Interest under the Amended and Restated Credit Agreement accrues at a variable annual rate based on the LIBOR plus a margin dependent on our credit rating at that time. The Amended and Restated Credit Agreement requires Whirlpool to meet certain financial tests and contain specific covenants. Undrawn stand-by letters of credit issued under the letter of credit subfacility of $17 million reduce the availability of these committed lines.

Whirlpool was in compliance with the financial covenants under these credit agreements for all periods presented.

On June 15, 2004, Whirlpool announced that the Board of Directors authorized a new share repurchase program of up to $500 million. Whirlpool did not repurchase any shares during 2006.

After completion of the Maytag acquisition, Whirlpool was removed from credit watch by rating agencies and our credit ratings were lowered to Baa2 by Moody’s and BBB by both Standard & Poor’s and Fitch. These actions of the rating agencies did not have a material impact on Whirlpool’s liquidity.

On September 9, 2005, Whirlpool entered into an agreement with Harbor Shores Community Redevelopment Inc. (“Harbor Shores”), a not-for-profit entity, whereby Whirlpool Corporation agreed to loan up to $12 million to Harbor Shores, secured by a mortgage on real estate owned by Harbor Shores. At December 31,

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

2006, all funds had been loaned under this agreement. Membership interests in Harbor Shores are held by three U.S. not-for-profit entities, including Whirlpool Foundation. Certain current and former members of the Whirlpool Corporation management team are involved in the Harbor Shores project, including Whirlpool’s current CFO and its former CEO, both of whom are trustees and officers of Harbor Shores. None of these individuals receives any additional compensation from Whirlpool or the Whirlpool Foundation for their services to Harbor Shores. The purpose of the Harbor Shores project is to transform approximately 530 acres in Benton Harbor and St. Joseph, Michigan, into a residential and commercial community with a goal of enhancing the economic base in southwest Michigan. The project will also place a special emphasis on providing literacy and job training combined with employment options for low and moderate income residents.

OFF-BALANCE SHEET ARRANGEMENTS

Whirlpool has guarantee arrangements in place in a Brazilian subsidiary. As a standard business practice in Brazil, the subsidiary guarantees customer lines of credit at commercial banks, supporting purchases from Whirlpool, following its normal credit policies. If a customer were to default on its line of credit with the bank, the subsidiary would be required to satisfy the obligation with the bank, and the receivable would revert back to the subsidiary. As of December 31, 2006 and 2005, these amounts totaled $312 million and $236 million, respectively. The only recourse Whirlpool has related to these agreements would be legal or administrative collection efforts directed against the customer.

CONTRACTUAL OBLIGATIONS AND FORWARD-LOOKING CASH REQUIREMENTS

The following table summarizes Whirlpool’s expected cash outflows resulting from financial contracts and commitments.

	Payments due by period
Millions of dollars	Total	2007	2008 & 2009	2010 & 2011	Thereafter
Debt obligations(1)	$1,815	$17	$330	$673	$795
Operating lease obligations	460	134	167	80	79
Purchase obligations(2)	1,020	262	469	289	—
Long-term liabilities(3)	195	195	—	—	—

Total	$3,490	$608	$966	$1,042	$874

(1)	The amounts in debt obligations do not include an estimate of future interest payments.

(2)	The amounts in purchase obligations include Whirlpool’s “take-or-pay” contracts with materials vendors and minimum payment obligations to other suppliers.

(3)	The amounts in long-term liabilities include Whirlpool’s expected 2007 voluntary U.S. pension and foreign pension fund contributions. Required contributions for future years depend on certain factors that cannot be determined at this time.

The goal of Whirlpool’s global operating platform is to enhance our competitive position in the global home appliance industry by reducing costs, driving productivity and quality improvements, and accelerating our rate of innovation. Whirlpool plans to continue its comprehensive worldwide effort to optimize our regional manufacturing facilities, supply base, product platforms and technology resources to better support our global products, brands and customers. Whirlpool intends to make additional investments to improve our competitiveness in fiscal 2007. Capital spending is expected to approximate $625 million in 2007 in support of Whirlpool’s investment in innovative product technologies and its global operating platform initiatives.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

During 2004, Whirlpool’s Board of Directors increased the quarterly dividend from 34 cents per share to 43 cents per share.

Whirlpool believes that its capital resources and liquidity position at December 31, 2006, coupled with its planned cash flow generated from operations in 2007, are adequate to support higher capital spending, higher pension contributions, acquisition integration costs, continued dividend payments, repayment of debt and to meet anticipated business needs to fund future growth opportunities, Currently, Whirlpool has access to capital markets in the U.S. and internationally.

MAYTAG ACQUISITION

On March 31, 2006, Whirlpool completed its acquisition of Maytag. Maytag reported consolidated net sales for the year ended December 31, 2005 of approximately $4.9 billion. With the acquisition, we add an array of home appliance brands including Maytag, Jenn-Air and Amana. The aggregate purchase price for Maytag was approximately $1.9 billion, including approximately $848 million of cash and approximately 9.7 million shares of Whirlpool common stock. The purchase price also included the exchange of fully-vested Whirlpool options for fully-vested Maytag options to become exercisable, in aggregate, for an additional 1.8 million shares of Whirlpool common stock and the settlement of Maytag restricted stock and performance units for cash. The combined value of the above share-based consideration was approximately $920 million. The value of the approximately 9.7 million shares of Whirlpool common stock was determined using the average market price of Whirlpool’s common shares for the two days prior to, through the two days after, March 29, 2006, the date the reference period for the exchange ratio was established.

In addition, Whirlpool assumed Maytag’s existing debt of approximately $973 million. Whirlpool incurred approximately $102 million in acquisition-related expenses, which are included in the purchase price above. Initially, Whirlpool borrowed amounts required to fund the cash portion of the purchase price through issuances in the U.S. commercial paper market and in June 2006, refinanced a portion of this commercial paper through the issuance of long-term bonds. (For additional information on the Maytag acquisition, see Note 3 to the Consolidated Condensed Financial Statements.)

Cost efficiencies are being realized from all areas of the value chain, including product manufacturing, procurement, logistics, infrastructure and support areas. Whirlpool expects to achieve efficiencies of $350 to $400 million during 2007, compared to $107 million in 2006, and anticipates annualized savings in excess of $400 million to be fully realized in 2008. Whirlpool expects to incur approximately $410 million in additional pre-tax, one-time cash costs between 2006 through 2008 to realize the annualized savings estimates. Approximately $150 million of these costs are expected to impact earnings between 2006 through 2008, with the remainder included as part of purchase accounting.

OTHER MATTERS

Whirlpool regularly engages in investigations of potential quality and safety issues as part of its ongoing effort to deliver quality products to its customers. Whirlpool is currently investigating a limited number of potential quality and potential safety issues. As necessary, Whirlpool undertakes to effect repair or replacement of appliances in the event that an investigation leads to the conclusion that such action is warranted. Whirlpool currently believes that no such repair or replacement actions of a material nature are required, other than the voluntary recall described in Note 19 to the Consolidated Financial Statements, but will continue to evaluate potential quality and safety issues as new information develops.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

Pension and Postretirement Medical Benefit Plans

Whirlpool made $51 million of voluntary contributions to its U.S. pension plans during 2006, and paid $5 million under the U.S. unfunded plans. We also contributed $22 million to our foreign pension plans during 2006. At December 31, 2006, Whirlpool’s defined benefit pension plans are under-funded. (For the obligations and funded status of the U.S. and foreign plans, see Note 16 to the Consolidated Financial Statements.)

The Whirlpool Employees Pension Plan (the “WEPP”) has been amended to cease benefit accruals for the majority of participants effective December 31, 2006. For certain salaried Whirlpool participants who are eligible to retire on or before December 31, 2009, the plan has been amended to continue previous plan benefit accruals through the earlier of the date of retirement or December 31, 2009. The Maytag Corporation Employees Retirement Plan has been amended to cease benefit accruals for non-union participants effective December 31, 2006. In addition, the Whirlpool Production Employees Retirement Plan at Whirlpool’s LaVergne, Tennessee manufacturing facility, which covers union employees, has been amended to cease benefit accruals effective January 31, 2007. A defined contribution benefit is being provided to eligible affected employees subsequent to the effective date of the plan amendments. As a result of these changes, Whirlpool recognized a net curtailment charge of approximately $6 million during 2006.

Whirlpool previously amended the WEPP in January 2005 and we re-measured the net periodic cost and funded status of the plan. The amendment reduced the projected benefit obligation (“PBO”) by approximately $80 million. The accumulated benefit obligation (“ABO”) was not affected by the amendment since the accrued benefits as of December 31, 2005 were not affected by this change.

Whirlpool recognized consolidated pre-tax pension costs of $116 million, $94 million and $91 million in 2006, 2005 and 2004, respectively.

U.S. pension plans comprise 91% of Whirlpool’s projected benefit obligation. The discount rate and expected return on assets assumption used in determining Whirlpool’s U.S. pension benefit obligations and costs are as follows:

	Weighted-average discount rate	Expected return on assets
Benefit obligation—December 31
2006	5.85%	N/A
2005	5.60%	N/A

Pension costs
2007	5.85%	8.50%
2006	5.6%/6.05%	8.50%
2005	5.80%	8.75%

Whirlpool’s expected return on assets assumption of 8.5% was based on historical asset returns for publicly traded equity and fixed income securities tracked between 1926 and 2006 and the historical returns for private equity. The expected returns are weighted by the targeted asset allocations. The resulting weighted average return was rounded to the nearest quarter of one percent. Whirlpool uses a measurement date of December 31.

Whirlpool also provides postretirement health care benefits for eligible retired U.S. employees. Eligible retirees include those who were full-time employees with 10 years of service who attained age 55 while in service with us and those union retirees who met the eligibility requirements of their collective bargaining agreements. In general, the postretirement health care plans are contributory with participants’ contributions

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

adjusted annually and generally include cost-sharing provisions that limit Whirlpool’s exposure for recent and future retirees. The plans are unfunded. Whirlpool has generally reserved the right to modify the benefits. We provide no significant postretirement medical benefits to non-U.S. employees.

At December 31, 2006 and 2005, discount rates were determined individually for each of its pension plans and the postretirement plan based on the yield of Aa rated non-callable (or callable with make whole provisions) bonds.

In 2004, Whirlpool measured the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) following the guidance in FASB Staff Position (“FSP”) 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” For the year ended December 31, 2004, we reflected the estimated federal subsidy under the Act as an actuarial gain as required by FSP 106-2, which caused the accumulated other postretirement benefit obligation to decrease by $104 million, and reduced the cost recognized by approximately $15 million.

Legal Proceedings

Whirlpool is currently a defendant in eight purported class action lawsuits. Each of the pending purported class action lawsuits alleges that certain named appliance products contain a design or component defect that amounts to a breach of express warranty, a breach of implied warranty, and/or a violation of consumer fraud statutes. There are no allegations of personal injury or property damage in any of the cases and the complaints seek unspecified compensatory damages in each case. Whirlpool believes that each of these suits is without merit and intends to vigorously defend these actions. Whirlpool cannot reasonably estimate a possible range of loss, if any, for any of the cases.

In 1989, a Brazilian affiliate (now a subsidiary) of Whirlpool brought an action against a financial institution in Brazil seeking a “Declaration of Non-Enforceability of Obligations” relating to loan documentation entered into without authority by a senior officer of the affiliate. In September 2000, a decision in the declaratory action adverse to us became final. In 2001, the financial institution began a collection action, and we responded with a counterclaim. The lower court dismissed the counterclaim in 2002 and the Superior Court confirmed the lower court decision in December 2005. Whirlpool provided for the potential exposure resulting from this litigation during 2005. After official publication of the Superior Court’s ruling on the counterclaim, Whirlpool made an additional legal filing with the Superior Court to clarify its ruling. Depending on the final ruling, an additional legal appeal may be available to the Superior Court.

Whirlpool is involved in various other legal actions arising in the normal course of business. Management, after taking into consideration legal counsel’s evaluation of such actions, is of the opinion that the outcome of these matters will not have a material adverse effect on our financial position or results of operations.

Other

The Brazilian Constitution provides the basis for tax credits on purchases of raw materials used in production. The credit applies to purchases of raw materials that are tax exempt or have a zero tax rate. Several court decisions supported the tax credit and during 2003 and 2004, Whirlpool calculated tax credits under this provision. The original amount recorded as tax credits is approximately $22 million. No credits were recorded in 2005 and 2006. The credit recorded by Whirlpool has been challenged by the Tax Authorities. We are vigorously defending the case at the administrative level.

On September 15, 2006, the Latin America region paid the Brazilian government approximately $22 million in federal taxes, penalties and interest for amounts relating to certain VAT tax amounts that had been in dispute for a number of years.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Management has evaluated the accounting policies used in the preparation of the accompanying Consolidated Financial Statements and related notes and believes those policies to be reasonable and appropriate. Whirlpool’s accounting policies are described in Note 1 to the Consolidated Financial Statements. Certain of these accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. Whirlpool’s critical accounting policies include the following:

Pension and Other Postretirement Benefits—Accounting for pensions and other postretirement benefits involves estimating the costs of future benefits and attributing the cost over the employee’s expected period of employment with Whirlpool. The determination of Whirlpool’s obligation and expense for these costs requires the use of certain assumptions. Those assumptions are included in Note 16 to the Consolidated Financial Statements and include, among others, the discount rate, expected long-term rate of return on plan assets and health care cost trend rates. These assumptions are subject to change based on interest rates on high quality bonds, stock and bond markets and medical cost inflation, respectively. As permitted by GAAP, actual results that differ from our assumptions are accumulated and amortized over future periods and therefore, generally affect our recognized expense and accrued liability in such future periods. While we believe that our assumptions are appropriate given current economic conditions and actual experience, significant differences in results or significant changes in our assumptions may materially affect our pension and other postretirement obligations and related future expense. As required by Statements of Financial Accounting Standards (“SFAS”) No. 87, SFAS No. 106 and SFAS No. 132 (R) as amended by SFAS No. 158, Whirlpool’s pension and other postretirement benefit obligations as of December 31, 2006 and preliminary retirement benefit costs for the 2007 fiscal year were prepared using the assumptions that were determined as of December 31, 2006. The following table highlights the sensitivity of Whirlpool’s December 31, 2006 retirement obligations and 2007 retirement benefit costs of our U.S. plans to changes in the key assumptions used to determine those results:

Millions of dollars Change in assumption	Estimated increase (decrease) in 2007 pension cost	Estimated increase (decrease) in Projected Benefit Obligation for the year ended December 31, 2006	Estimated increase (decrease) in 2007 Other Postretirement Benefits cost	Estimated increase (decrease) in Other Postretirement Benefit Obligation for the year ended December 31, 2006

0.25% increase in discount rate	$(2.7)	$(102.1)	$(2.0)	$(31.4)

0.25% decrease in discount rate	$2.6	$104.9	$2.0	$32.2

0.25% increase in long-term return on assets	$(7.3)	N/A	N/A	N/A

0.25% decrease in long-term return on assets	$7.3	N/A	N/A	N/A

0.50% increase in discount rate	$(5.5)	$(201.2)	$(4.1)	$(62.1)

0.50% decrease in discount rate	$4.9	$212.7	$4.0	$65.2

0.50% increase in long-term return on assets	$(14.8)	N/A	N/A	N/A

0.50% decrease in long-term return on assets	$14.8	N/A	N/A	N/A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

The analysis is an estimate only. These sensitivities may not be appropriate to use for other years’ financial results. Furthermore, the impact of assumption changes outside of the ranges shown above may not be approximated by using the above results.

Income Taxes—As part of the process of preparing its Consolidated Financial Statements, Whirlpool estimates its income taxes in each of the taxing jurisdictions in which it operates. This process involves estimating actual current tax expense together with assessing any temporary differences resulting from the different treatment of certain items, such as the timing for recognizing expenses, for tax and accounting purposes in accordance with SFAS No. 109, “Accounting for Income Taxes.” These differences may result in deferred tax assets and liabilities, which are included in Whirlpool’s Consolidated Balance Sheets. Whirlpool is required to assess the likelihood that its deferred tax assets, which include net operating loss carryforwards and temporary differences that are expected to be deductible in future years, will be recoverable. Realization of Whirlpool’s net operating loss deferred tax assets is supported by specific tax strategies and considers planned projections of future profitability. If recovery is not likely, Whirlpool provides a valuation allowance based on its estimates of future taxable income in the various taxing jurisdictions, and the amount of deferred taxes that are ultimately realizable. If future taxable income was lower than expected or if tax-planning strategies were not available as anticipated, Whirlpool may record additional valuation allowances through income tax expense in the period such determination is made. Likewise, if we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amounts, an adjustment to the deferred tax asset would increase income in the period such determination is made. As of December 31, 2006 and 2005, Whirlpool had total deferred tax assets of $1,633 million and $923 million, respectively, net of valuation allowances of $151 million and $119 million, respectively. (See Note 15 to the Consolidated Financial Statements). Whirlpool’s effective tax rate has ranged from 20.4% to 39% over the past five years and has been influenced by tax credits, audit settlements and adjustments, tax planning strategies, enacted legislation, and dispersion of global income. A 1% increase in Whirlpool’s effective tax rate would have decreased 2006 earnings by approximately $6 million. Future changes in the effective tax rate will be subject to several factors, including enacted laws, tax planning strategies, and business profitability.

In addition, Whirlpool operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. In the opinion of management, adequate provisions for income taxes have been made for all years.

Product Recall—The establishment of a liability for product recall expenses is occasionally required and is impacted by several factors such as customer response rate, consumer options, field repair costs, inventory repair costs, extended warranty costs, communication structure and other miscellaneous costs such as legal, logistics and consulting. The customer response rate, which represents an estimate of the total number of units to be serviced as a percentage of the total number of units affected by the recall, is the most significant factor in estimating the total cost of each recall. This rate reflects several factors, including the type of product, the year manufactured, age of the product sold and current and past experience factors. Significant differences between Whirlpool’s assumptions and its actual experience or significant changes in its assumptions could have a material impact on our product recall reserves.

On February 1, 2007, Maytag Corporation announced a voluntary recall of approximately 2.3 million Maytag brand and Jenn-Air dishwashers. A reserve has been established in accordance with the above policy and was recorded as an adjustment to purchase accounting based on the fact that the products involved were manufactured and sold by Maytag prior to our acquisition of the company on March 31, 2006. (See Note 19—Subsequent Events.)

Befiex Credits—Prior to 2006, Whirlpool’s Brazilian operations had recognized tax credits under the Brazilian government’s export incentive program (“Befiex”), which reduces Brazilian federal excise taxes on

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

domestic sales, resulting in an increase in the operations’ recorded net sales. Based on a recalculation of available credits and a favorable court decision in the fourth quarter of 2005, we recognized approximately $23 million of export credits in 2005. During 2006, we were able to recognize approximately $52 million of export credits. As of December 31, 2006, approximately $750 million of export credits remain and we expect to continue recognizing credits as they are monetized.

Warranty Obligations—The estimation of warranty obligations is determined in the same period that revenue from the sale of the related products is recognized. The warranty obligation is based on historical experience and reflects management’s best estimate of expected costs at the time products are sold. Warranty accruals are adjusted for known or anticipated warranty claims as new information becomes available. Future events and circumstances could materially change our estimates and require adjustments to the warranty obligation. New product launches require a greater use of judgment in developing estimates until historical experience becomes available. (See Note 9 to the Consolidated Financial Statements for a summary of the activity in Whirlpool’s product warranty accounts for 2006 and 2005.)

NEW ACCOUNTING PRONOUNCEMENTS

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement 115” that provides companies with an option to report certain financial assets and liabilities in their entirety at fair value. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The fair value option may be applied instrument by instrument, and may be applied only to entire instruments. A business entity would report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Whirlpool is evaluating its options provided for under this statement and their potential impact on its financial statements when implemented. This statement is being reviewed in conjunction with the requirements of SFAS No. 157 discussed below.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. SFAS No. 158 requires us to recognize the over-funded or under-funded status of our single employer defined benefit and postretirement plans as of the end of the year as an asset or liability in our statement of financial position. It also requires Whirlpool to record as a component of other comprehensive income, net of tax, the gains and losses and prior service costs or credits that arose during the period but are recognized as components of net periodic benefit cost pursuant to SFAS No. 87 or SFAS No. 106. SFAS No. 158 is effective for fiscal years that begin after December 15, 2006. The adoption of SFAS 158 resulted in an adjustment of $114 million, after tax, to accumulated other comprehensive income at December 31, 2006.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. The expanded disclosures in this statement about the use of fair value to measure assets and liabilities should provide users of financial statements with better information about the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings (or changes in net assets) for the period. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Whirlpool will implement SFAS No. 157 beginning January 1, 2008 and anticipates that the statement will not materially impact our financial statements, but will provide expanded disclosure on our fair value measurements.

In June 2006, the FASB issued Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes —an interpretation of FASB Statement No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” This interpretation prescribes a recognition threshold of “more-likely-than-not” and a measurement attribute of an amount that cumulatively has greater than a 50% likelihood of being realized to be recognized in the financial statements for a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. Based on our evaluation, as of December 31, 2006, we do not believe that FIN 48 will have a material impact on our financial statements.

MARKET RISK

Whirlpool has in place an Enterprise Risk Management process that involves systematic risk identification and mitigation covering the categories of Enterprise, Strategic, Financial, Operation and Compliance and Reporting risk. The Enterprise Risk Management process receives Board of Directors and Management oversight, drives risk mitigation decision-making and is fully integrated into our internal audit planning and execution cycle.

Whirlpool is exposed to market risk from changes in foreign currency exchange rates, domestic and foreign interest rates, and commodity prices, which can affect our operating results and overall financial condition. Whirlpool manages its exposure to these market risks through its operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Derivative financial instruments are viewed as risk management tools and are not used for speculation or for trading purposes. Derivative financial instruments are contracted with a diversified group of primarily investment grade counterparties to reduce exposure to nonperformance on such instruments. Whirlpool’s sensitivity analysis reflects the effects of changes in market risk.

Whirlpool uses foreign currency forward contracts, currency options and currency swaps to hedge the price risk associated with firmly committed and forecasted cross-border payments and receipts related to its ongoing business and operational financing activities. Foreign currency contracts are sensitive to changes in foreign currency exchange rates. At December 31, 2006, a 10% unfavorable exchange rate movement in each currency in Whirlpool’s portfolio of foreign currency contracts would have resulted in an incremental unrealized loss of approximately $183 million, while a 10% favorable shift would have resulted in an incremental unrealized gain of approximately $183 million. Consistent with the use of these contracts to neutralize the effect of exchange rate fluctuations, such unrealized losses or gains would be offset by corresponding gains or losses, respectively, in the re-measurement of the underlying exposures.

Whirlpool enters into commodity swap contracts to hedge the price risk associated with firmly committed and forecasted commodities purchases that are not fixed directly through supply contracts. As of December 31, 2006, a 10% shift in commodity prices would have resulted in an incremental $27 million gain or loss related to these contracts.

We utilize interest rate swaps to hedge our interest rate risk. As of December 31, 2006, a 10% shift in interest rates would have resulted in an incremental $1.0 million gain or loss related to these contracts.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of Whirlpool. Management’s Discussion and Analysis and other sections of this report may contain forward-looking statements that reflect Whirlpool’s current views with respect to future events and financial performance.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

Certain statements contained in this quarterly report, including those within the forward-looking perspective section within this Management’s Discussion and Analysis, and other written and oral statements made from time to time by Whirlpool do not relate strictly to historical or current facts. As such, they are considered “forward-looking statements” which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “will,” “forecast,” and similar words or expressions. Whirlpool’s forward-looking statements generally relate to its growth strategies, financial results, product development, and sales efforts. These forward-looking statements should be considered with the understanding that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

Forward-looking statements in this document include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices, as well as expectations as to the integration with Maytag. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global, including Asian and European, manufacturers and the strength of trade customers; (2) Whirlpool Corporation’s ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 14% of Whirlpool’s 2006 consolidated net sales of $18 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) Whirlpool Corporation’s ability to integrate Maytag on a timely basis and realize the full anticipated benefits of the merger within the current estimate of costs; (4) demand for Whirlpool’s products, including the strength of the U.S. building industry and the level of interest rates; (5) the ability of Whirlpool to achieve its business plans, including productivity improvements, cost control, leveraging of its global operating platform and acceleration of the rate of innovation; (6) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and zinc) and components and the ability of Whirlpool to offset cost increases; (7) the ability of our suppliers to deliver parts, components and manufacturing equipment to our manufacturing facilities, including our ability to manufacture without disruption; (8) changes in market conditions, health care cost trends and pending regulation that could increase future funding obligations for pension and postretirement benefit plans; (9) the cost of compliance with environmental and health and safety regulations, including new regulations in Europe regarding appliance disposal; (10) potential exposure to product liability claims, including claims that may arise through Whirlpool’s regular investigations of potential quality and safety issues as part of its ongoing effort to provide quality products to consumers; (11) the impact of labor relations; (12) Whirlpool’s ability to obtain and protect intellectual property rights; (13) volatility in Whirlpool’s effective tax rate; (14) the ability of Whirlpool to manage foreign currency; (15) global, political, and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic markets, including uncertainty and disruptions arising from natural disasters, or terrorist activities; and (16) risks associated with operations outside the U.S.

Whirlpool undertakes no obligation to update any forward-looking statement, and investors are advised to review disclosures in our filings with the Securities and Exchange Commission. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historic results. Therefore, investors should not consider the foregoing factors to be an exhaustive statement of all risks, uncertainties, or factors that could potentially cause actual results to differ from forward-looking statements. Additional information concerning these and other factors can be found in “Risk Factors” in Item 1A to Part II of this report and Item 1A to Part I of Whirlpool’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31

(Millions of dollars, except per share data)

	2006	2005	2004
Net sales	$18,080	$14,317	$13,220

Expenses
Cost of products sold	15,420	12,123	11,081
Selling, general and administrative (exclusive of intangible amortization)	1,752	1,343	1,364
Intangible amortization	30	2	2
Restructuring costs	55	57	15

Operating profit	823	792	758

Other income (expense)
Interest and sundry income (expense)	(2)	(65)	(14)
Interest expense	(202)	(130)	(128)

Earnings from continuing operations before income taxes and other items	619	597	616

Income taxes	126	171	209

Earnings from continuing operations before equity earnings and minority interests	493	426	407

Equity in income (loss) of affiliated companies	1	1	(1)
Minority interests	(8)	(5)	—

Earnings from continuing operations	486	422	406

Loss from discontinued operations, net of tax	(53)	—	—

Net earnings	$433	$422	$406

Per share of common stock:
Basic earnings from continuing operations	$6.47	$6.30	$6.02
Discontinued operations, net of tax	(0.71)	—	—

Basic net earnings	$5.76	$6.30	$6.02

Diluted earnings from continuing operations	$6.35	$6.19	$5.90
Discontinued operations, net of tax	(0.68)	—	—

Diluted net earnings	$5.67	$6.19	$5.90

Dividends	$1.72	$1.72	$1.72

Weighted-average shares outstanding (in millions):
Basic	75.1	67.1	67.4
Diluted	76.5	68.3	68.9

See Notes to Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Millions of dollars)

	December 31 2006	December 31 2005
ASSETS
CURRENT ASSETS
Cash and equivalents	$262	$524
Trade receivables, less allowances (2006: $84; 2005: $76)	2,676	2,081
Inventories	2,348	1,591
Prepaid expenses	95	95
Deferred income taxes	372	134
Other current assets	483	338
Assets of discontinued operations	240	—

Total Current Assets	6,476	4,763

OTHER ASSETS
Investment in affiliated companies	23	28
Goodwill, net	1,663	169
Other intangibles, net	1,871	115
Deferred income taxes	513	472
Other assets	175	243

	4,245	1,027

PROPERTY, PLANT AND EQUIPMENT
Land	94	80
Buildings	1,174	1,033
Machinery and equipment	7,186	6,108
Accumulated depreciation	(5,297)	(4,710)

	3,157	2,511

Total Assets	$13,878	$8,301

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Notes payable	$521	$131
Accounts payable	2,945	2,330
Employee compensation	420	352
Accrued advertising and promotions	550	421
Deferred income taxes	74	61
Accrued expenses	698	512
Pension benefits	16	—
Postretirement benefits	97	—
Restructuring costs	177	19
Income taxes	79	18
Other current liabilities	287	145
Current maturities of long-term debt	17	365
Liabilities of discontinued operations	121	—

Total Current Liabilities	6,002	4,354

OTHER LIABILITIES
Deferred income taxes	352	167
Pension benefits	838	467
Postemployment benefits	1,207	511
Other liabilities	350	220
Long-term debt	1,798	745

	4,545	2,110

MINORITY INTERESTS	48	92

STOCKHOLDERS’ EQUITY
Common stock, $1 par value: Shares authorized—250 million Shares issued—102 million (2006); 92 million (2005) Shares outstanding—78 million (2006); 68 million (2005)	102	92
Paid-in capital	1,869	863
Retained earnings	3,205	2,902
Accumulated other comprehensive loss	(643)	(862)
Treasury stock—24 million shares (2006); 24 million shares (2005)	(1,250)	(1,250)

Total Stockholders’ Equity	3,283	1,745

Total Liabilities and Stockholders’ Equity	$13,878	$8,301

See Notes to Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31

(Millions of dollars)

	2006	2005	2004
Operating Activities of Continuing Operations
Net earnings	$433	$422	$406
Loss from discontinued operations	53	—	—

Earnings from continuing operations	486	422	406
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Equity in losses of affiliated companies, less dividends received	5	2	1
Gain on disposition of assets	(4)	(39)	(7)
Gain on disposition of businesses	(32)	(9)	—
Depreciation and amortization	550	442	445
Changes in assets and liabilities, net of business acquisitions:
Trade receivables	50	(173)	(16)
Inventories	(118)	37	(266)
Accounts payable	44	87	253
Restructuring charges, net of cash paid	(80)	8	(33)
Taxes deferred and payable, net	(154)	(105)	(18)
Accrued pension	53	47	6
Employee compensation	25	79	(23)
Other—net	55	86	46

Cash Provided By Continuing Operating Activities	$880	$884	$794

Investing Activities of Continuing Operations
Capital expenditures	$(576)	$(494)	$(511)
Proceeds from sale of assets	86	93	74
Proceeds from sale of businesses	36	48	—
Purchase of minority interest shares	(53)	—	—
Proceeds from sale of Maytag adjacent businesses	110	—	—
Acquisitions of businesses, less cash acquired	(797)	(77)	(2)

Cash Used For Investing Activities of Continuing Operations	$(1,194)	$(430)	$(439)

Financing Activities of Continuing Operations
Net proceeds (repayments) of short-term borrowings	$381	$(124)	$(37)
Proceeds of long-term debt	757	—	—
Repayments of long-term debt	(1,046)	(7)	(21)
Dividends paid	(130)	(116)	(116)
Purchase of treasury stock	—	(34)	(251)
Common stock issued under stock plans	54	102	64
Other	13	9	3

Cash Provided By (Used For) Financing Activities of Continuing Operations	$29	$(170)	$(358)

Cash Provided By (Used For) Discontinued Operations
Operating Activities	$8	$—	$—
Investing Activities	(3)	—	—

Cash Provided By Discontinued Operations	$5	$—	$—
Effect of Exchange Rate Changes on Cash and Equivalents	18	(3)	(3)

Increase (Decrease) in Cash and Equivalents	$(262)	$281	$(6)
Cash and Equivalents at Beginning of Year	524	243	249

Cash and Equivalents at End of Year	$262	$524	$243

See Notes to Consolidated Financial Statements

See Note 3 for non-cash financing activities

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Year ended December 31

(Millions of dollars)

	Total	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock / Paid-in-Capital	Common Stock
Balances, December 31, 2003	$1,301	$2,276	$(757)	$(306)	$88

Comprehensive income
Net earnings	406	406	—	—	—
Unrealized loss on derivative instruments	13	—	13	—	—
Minimum pension liability adjustment, net of tax of $14	(31)	—	(31)	—	—
Foreign currency items, net of tax of $14	174	—	174	—	—

Comprehensive income	562

Common stock repurchased, net of reissuances	(251)	—	—	(251)	—
Common stock issued	80	—	—	78	2
Dividends declared on common stock	(86)	(86)	—	—	—

Balances, December 31, 2004	$1,606	$2,596	$(601)	$(479)	$90

Comprehensive income
Net earnings	422	422	—	—	—
Unrealized gain on derivative instruments	12	—	12	—	—
Minimum pension liability adjustment, net of tax of $141	(248)	—	(248)	—	—
Foreign currency items, net of tax of $12	(25)	—	(25)	—	—

Comprehensive income	161

Common stock repurchased, net of reissuances	(34)	—	—	(34)	—
Common stock issued	128	—	—	126	2
Dividends declared on common stock	(116)	(116)	—	—	—

Balances, December 31, 2005	$1,745	$2,902	$(862)	$(387)	$92

Comprehensive income
Net earnings	433	433	—	—	—
Unrealized gain on derivative instruments, net of tax of $4	48	—	48	—	—
Minimum pension liability adjustment, net of tax of $(78)	116	—	116	—	—
Foreign currency items, net of tax of $4	169	—	169	—	—

Comprehensive income	766

SFAS No. 158 transition adjustment, net of tax of $63	(114)	—	(114)	—	—
Common stock repurchased, net of reissuances	—	—	—	—	—
Common stock issued	1,016	—	—	1,006	10
Dividends declared on common stock	(130)	(130)	—	—	—

Balances, December 31, 2006	$3,283	$3,205	$(643)	$619	$102

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

Nature of Operations

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances. The Company manufactures in 12 countries under 14 principal brand names and markets products in nearly every country around the world.

Principles of Consolidation

The Consolidated Financial Statements include all majority-owned subsidiaries. Investments in affiliated companies consist of a 40% voting interest in an international company engaged in the sale of major home appliances and a 26% interest in an international company engaged in the sale of kitchen cabinets. These companies are accounted for by the equity method. All intercompany transactions have been eliminated upon consolidation.

Use of Estimates

Management is required to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Sales are recorded when title passes to the customer. The point at which title passes is determined by the shipping terms. For the majority of the Company’s sales, title is transferred to the customer as soon as the product is shipped. For a portion of the Company’s sales, primarily in Europe, title is transferred to the customer upon receipt of the product at the customer’s location. Allowances for estimated returns are made on sales of certain products based on historical return rates for the products involved.

Accounts Receivable and Allowance for Doubtful Accounts

The Company carries its accounts receivable at their face amounts less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes the allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions and based on a history of write-offs and collections. The Company evaluates items on an individual basis when determining accounts receivable write-offs. The Company’s policy is generally to not charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payments have not been received within agreed upon invoice terms.

Freight and Warehousing Costs

The Company applies Emerging Issues Task Force (“EITF”) No. 00-10, “Accounting for Shipping and Handling Fees and Costs”. This EITF requires the classification of such costs within cost of products sold, or if classified elsewhere, to be disclosed. Effective January 1, 2006, the Company reclassified freight and warehousing costs from the selling, general and administrative expense line to the cost of products sold line in the Consolidated Statements of Operations. This change was adopted to better reflect these costs being directly tied to product sales. The amounts reclassified from the selling, general and administrative expense line to the cost of products sold line were $854 million and $723 million in 2005 and 2004, respectively. There was no change to net earnings as a result of this reclassification. Calculated percentages of gross margin and selling, general and administrative costs as a percent of sales reflect this reclassification.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Cash and Equivalents

All highly liquid debt instruments purchased with an initial maturity of three months or less are considered cash equivalents.

Inventories

Inventories are stated at first-in, first-out (“FIFO”) cost, except U.S. production inventories, which are stated at last-in, first-out (“LIFO”) cost, and Brazilian inventories, which are stated at average cost. Costs do not exceed realizable values.

Goodwill and Other Intangibles

Goodwill and other intangibles are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that the Company evaluate goodwill and other indefinite lived intangible assets for impairment on an annual basis (or whenever events occur which may indicate possible impairment). Goodwill impairment is determined by comparing the fair value of a reporting unit to its carrying amount. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired. Conversely, if the fair value of the reporting unit is less than the carrying amount, goodwill may be considered impaired.

Definite lived intangible assets are amortized to expense over the estimated useful life ranging from 1 to 18 years.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation of plant and equipment is computed using the straight-line method based on the estimated useful lives of the assets. Useful lives for buildings range from 25 to 50 years, machinery and equipment range from 3 to 10 years, and computer/software range from 1 to 8 years. Assets recorded under capital leases are included in property, plant and equipment.

Research and Development Costs

Research and development costs are charged to expense as incurred. Such costs were $428 million, $339 million and $315 million in 2006, 2005 and 2004, respectively.

Advertising Costs

Advertising costs are charged to expense as incurred. Such costs were $316 million, $239 million and $221 million in 2006, 2005 and 2004, respectively.

Discontinued Operations

The Company presents the results of operations, financial position and cash flows of operations that have either been sold or that meet the “held for sale accounting” and certain other criteria as discontinued operations.

Contingent Tax Matters

The Company establishes liabilities for probable and estimable assessments by taxing authorities resulting from known tax exposures. Such amounts represent a reasonable provision for taxes ultimately expected to be paid and may need to be adjusted over time as more information becomes known.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Foreign Currency Translation

The functional currency for the Company’s international subsidiaries and affiliates is typically the local currency. Certain international subsidiaries utilize the U.S. dollar as the functional currency.

Derivative Financial Instruments

The Company recognizes all of its derivative instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. Changes in the fair value of derivative assets or liabilities (i.e., gains or losses) are recognized depending upon the type of hedging relationship and whether a hedge has been designated. For those derivative instruments that are designated and qualify as hedging instruments, the Company must further designate the hedging instrument, based upon the exposure being hedged, as a cash flow hedge, fair value hedge, or a hedge of a net investment in a foreign operation.

Cash flow hedges are hedges that use derivatives to offset the variability of expected future cash flows. The effective portion of the unrealized gain or loss on a derivative instrument designated as a cash flow hedge is reported as a component of accumulated other comprehensive income and reclassified into earnings in the same line item associated with the hedged transaction in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of the unrealized gain or loss on the derivative instrument, if any, is recognized in interest and sundry income/expense in current earnings during the period of change.

Fair value hedges are hedges that mitigate the risk of changes in the fair values of assets, liabilities and certain types of firm commitments. The gain or loss on a derivative instrument designated as a fair value hedge and the offsetting loss or gain on the hedged item are recognized in the same line item associated with the hedged item in current earnings during the period of the change in fair values.

Net investment hedge designation refers to the use of derivative contracts or cash instruments to hedge the foreign currency exposure of a net investment in a foreign operation. For those derivatives that qualify as net investment hedges, the effective portion of any unrealized gain or loss is reported in accumulated other comprehensive income as part of the cumulative translation adjustment. Any ineffective portion of net investment hedges is recognized in interest and sundry income (expense) in current earnings during the period of change.

For derivative instruments not designated as hedging instruments, the unrealized gain or loss is recognized in interest and sundry income/expense in current earnings during the period of change.

Net Earnings Per Common Share

Diluted net earnings per share of common stock include the dilutive effect of stock options and other share-based compensation plans. For the years ended December 31, 2006, 2005 and 2004, a total of approximately 2,021,000 options, 576,000 options and 1,831,000 options, respectively, were excluded from the calculation of diluted earnings per share because their exercise prices would render them anti-dilutive.

Basic and diluted earnings per share from continuing operations were calculated as follows:

Millions of dollars and shares	2006	2005	2004
Numerator for basic and diluted earnings per share – earnings from continuing operations	$486	$422	$406

Denominator for basic earnings per share—weighted-average shares	75.1	67.1	67.4
Effect of dilutive securities—share-based compensation	1.4	1.2	1.5

Denominator for diluted earnings per share—adjusted weighted-average shares	76.5	68.3	68.9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Reclassifications

Certain reclassifications have been made to prior year data to conform to the current year presentation which had no effect on net income reported for any period.

(2) NEW ACCOUNTING STANDARDS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires an employer to recognize the over-funded or under-funded status of a defined benefit and postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. The Company reflected the impact of adopting SFAS No. 158 in its Consolidated Statements of Financial Position at December 31, 2006. The incremental effect of adopting SFAS No. 158 is reflected in the following table:

Millions of dollars	Before adopting SFAS No. 158	Adjustments to adopt SFAS No. 158	After adopting SFAS No. 158
ASSETS
Non-current benefit asset	$12	$(12)	$—
Intangible asset	38	(38)	—
Deferred tax asset	115	63	178

LIABILITIES
Current benefit liability	—	113	113
Non-current benefit liability	2,031	14	2,045

STOCKHOLDERS’ EQUITY
Accumulated other comprehensive loss	$(201)	$(114)	$(315)

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement 115” that provides companies with an option to report certain financial assets and liabilities in their entirety at fair value. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The fair value option may be applied instrument by instrument, and may be applied only to entire instruments. A business entity would report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The Company is evaluating its options provided for under this statement and their potential impact on its financial statements when implemented. This statement is being reviewed in conjunction with the requirements of SFAS No. 157 discussed below.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. The expanded disclosures in this statement about the use of fair value to measure assets and liabilities should provide users of financial statements with better information about the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings (or changes in net assets) for the period. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company will implement SFAS No. 157 beginning January 1, 2008 and anticipates that the statement will not materially impact the consolidated financial statements, but will provide expanded disclosure on its fair value measurements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

In June 2006, the FASB issued Interpretation No. (“FIN”) 48, “Accounting for Uncertainty of Income Taxes,” which addresses the uncertainty of income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years that begin after December 15, 2006. The Company will adopt FIN 48 as of January 1, 2007, as required. The cumulative effect of adopting FIN 48 will be recorded in retained earnings. Based on the Company’s evaluation as of December 31, 2006, the adoption of FIN 48 is not expected to have a material impact to its Consolidated Financial Statements.

(3) MAYTAG ACQUISITION

On March 31, 2006, the Company completed its acquisition of Maytag. The results of Maytag’s operations have been included in the Consolidated Financial Statements beginning April 1, 2006.

The aggregate purchase price for Maytag was approximately $1.9 billion, including approximately $848 million of cash and approximately 9.7 million shares of Company common stock. The purchase price also included the exchange of fully-vested Whirlpool options for fully-vested Maytag options to become exercisable, in aggregate, for an additional 1.8 million shares of Company common stock and the settlement of Maytag restricted stock and performance units for cash. The combined value of the above share-based consideration was approximately $920 million. The value of the approximately 9.7 million shares of Company common stock was determined using the average market price of the Company’s common shares for the two days prior to, through the two days after, March 29, 2006, the date the reference period for the exchange ratio was established.

In addition, the Company assumed Maytag’s existing debt of approximately $973 million. The Company also incurred approximately $102 million in acquisition-related expenses, which are included in the purchase price above. Initially, the Company borrowed amounts required to fund the cash portion of the purchase price through issuances in the U.S. commercial paper market and in June 2006 refinanced a portion of this commercial paper through the issuance of long-term bonds.

The Company is in the process of finalizing independent appraisals for the purpose of allocating the purchase price to the individual assets acquired and liabilities assumed. This is expected to result in adjustments to the carrying values of Maytag’s recorded assets and liabilities, refinement of amounts recorded for certain intangible assets, revisions of the useful lives of intangible assets, some of which will have indefinite lives not subject to amortization, and the determination of any residual amount that will be allocated to goodwill. The preliminary allocation of the purchase price included in the current period balance sheet is based on the best estimates of management and is subject to revision based on final determination of asset fair values and useful lives. The related depreciation and amortization expense from the acquired assets is also subject to such revisions on a prospective basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table presents the preliminary allocation of purchase price related to the Maytag business as of March 31, 2006, the date of acquisition:

Millions of dollars
Current assets	$1,349
Assets of discontinued operations	435
Property, plant and equipment	551
Goodwill	1,493
Intangible assets	1,845
Other non-current assets	24

Total assets acquired	5,697

Current liabilities	1,591
Liabilities of discontinued operations	164
Non-current liabilities	2,072

Total liabilities assumed	3,827

Net assets acquired	$1,870

Goodwill, which is not deductible for tax purposes, has been allocated to the North America operating segment on the basis that the cost efficiencies identified will primarily benefit this segment of the business.

The Company has preliminarily estimated the fair value of Maytag’s identifiable intangible assets as $1,845 million. The preliminary allocation of identifiable intangible assets is as follows:

Millions of dollars	Estimated Fair Value	Estimated Useful Life
Trademarks—indefinite lived	$1,463
Customer relationships	288	18 years
Patents and non-compete agreements	94	1 to 7 years

	$1,845

The majority of the intangible valuation relates to trademarks. The Company’s preliminary assessment as to trademarks having an indefinite life was based on a number of factors, including competitive environment, market share, brand history and product life cycles. The customer relationship intangibles have an estimated useful life of 18 years based on the very low historical and projected customer attrition rates among major retailers. The patents have an estimated useful life of 7 years based on the estimate of the expected life of the technology and the products associated with the technology. The non-compete agreements have an estimated useful life of one year based on the time period in which the agreements are enforceable.

The Company is also in the process of completing its analysis of integration plans, pursuant to which the Company has incurred costs primarily related to the elimination of duplicative manufacturing facilities and selling, general and administrative overlap. The Company established reserves for certain severance and exit costs relating to the closure of Maytag facilities including manufacturing plants, the former headquarters location and other administrative offices. Costs associated with these actions will not impact current earnings and have been recognized as a component of purchase accounting, resulting in adjustments to goodwill. A $236 million reserve for certain actions, including the previously announced closure of Maytag’s facilities in Galesburg, Illinois and Florence, South Carolina, along with the closure of the Maytag facilities mentioned above, has been recognized as a liability at the date of acquisition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

On May 23, 2006, the Company announced its intention to sell the Hoover floor-care, Dixie-Narco vending systems, Amana commercial microwave and Jade commercial and residential products businesses. Refer to Note 4—Discontinued Operations for additional information related to the sales of these businesses.

The following table provides pro forma results of operations for the years ended December 31, 2006, 2005 and 2004 as if Maytag had been acquired as of the beginning of each period presented. The pro forma results include certain purchase accounting adjustments such as the estimated changes in depreciation and amortization expense on acquired tangible and intangible assets as well as interest expense on borrowings used to finance the integration. However, pro forma results do not include any anticipated cost savings or other effects of the planned integration of Maytag. Accordingly, such amounts are not necessarily indicative of the results that would have occurred if the acquisition had occurred on the dates indicated or that may result in the future.

	Year Ended December 31,
	2006	2005
Net sales	$19,097	$18,430
Earnings from continuing operations	$474	$307

Net earnings	$421	$267

Diluted net earnings per share:
Earnings from continuing operations	$5.96	$3.93
Loss from discontinued operations	$(0.67)	$(0.51)

Net earnings	$5.29	$3.42

Certain non-recurring acquisition charges of $52 million recorded by Maytag prior to March 31, 2006, directly related to the acquisition, including $27 million of accelerated stock compensation expense triggered by certain change in control provisions and approximately $25 million of direct transaction costs have been eliminated from the pro forma information presented above.

(4) DISCONTINUED OPERATIONS

The Company classified the Hoover floor-care, Dixie-Narco vending systems, Amana commercial microwave and Jade commercial and residential products businesses as discontinued operations during the second quarter of 2006. The decision to divest these businesses will allow the Company to focus on its core appliance business.

Amana commercial

On September 6, 2006, the Company sold the Amana commercial microwave business to Aga Foodservice Inc. for approximately $49 million. Revenues and costs for this business were classified as a component of discontinued operations during the second quarter of 2006. Due to the Company’s continuing involvement with the Amana commercial microwave business as an OEM supplier, the Company reclassified the operating results related to Amana commercial microwave business into continuing operations during the third quarter of 2006.

Dixie-Narco

On October 23, 2006, the Company completed the sale of the Dixie-Narco vending systems business to Crane Co. for approximately $46 million.

Hoover

On December 6, 2006, the Company entered into a definitive agreement to sell the Hoover floor-care business to Techtronic Industries, Co., Ltd (“TTI”) for approximately $107 million. $15 million of the proceeds

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

were received in December 2006, and the remaining proceeds of $92 million were received at the date of closing date on January 31, 2007.

Jade

On February 17, 2007, the Company entered into a definitive agreement to sell the Jade commercial and residential products businesses to Middleby Corporation. The sale is expected to be completed in the second quarter of 2007. Refer to Note 19 – Subsequent Events for additional information.

As part of the sale of each of the above discontinued operations, the Company retained certain liabilities associated with pension benefits and, in the case of Hoover, postretirement medical benefits for currently retired Hoover employees. In addition, with respect to the sale of the Dixie-Narco vending systems business, Whirlpool retained certain environmental liabilities.

The difference between the proceeds and the net book value of the above acquired businesses was recorded as an adjustment to the goodwill amount recorded in connection with the acquisition of Maytag, and accordingly, there were no gains or losses related to the sales.

The following table includes certain summary income statement information related to the results of discontinued operations:

Millions of dollars	Year Ended December 31, 2006
Net sales	$443

Loss before income taxes	(79)
Income tax benefit	26

Loss from discontinued operations, net of tax	$(53)

Additionally, the Consolidated Balance Sheets for 2006 include the assets and liabilities of the Hoover and Jade commercial and residential businesses presented as discontinued operations:

Millions of dollars	December 31, 2006
Assets

Net receivables	$83
Inventories	85
Net property, plant and equipment	67
Other assets	5

Total assets of discontinued operations	$240

Liabilities

Accounts payable	$33
Postretirement benefits	38
Other liabilities	50

Total liabilities of discontinued operations	$121

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(5) GOODWILL AND OTHER INTANGIBLES

Goodwill

Under SFAS No. 142, goodwill and indefinite lived intangibles are no longer amortized and are subject to an annual impairment analysis performed during the fourth quarter of each year. The Company determines the fair value of each reporting unit using a discounted cash flow approach. The Company has determined its reporting units are: North America, Europe, Multibras and Embraco (which combined is Latin America), and Asia. The Company performed the annual impairment tests and determined there was no impairment of remaining goodwill for the years ended December 31, 2006, 2005 and 2004.

The following table summarizes the changes in the carrying amount of goodwill:

	December 31,
Reporting Unit—Millions of dollars	2006	2005
North America	$1,659	$165
Embraco	4	4

Total	$1,663	$169

The increase in the carrying value of North America goodwill is primarily related to the Maytag acquisition. See Note 3—Maytag Acquisition for additional information.

Other Intangible Assets

The carrying amounts of other intangibles, which have increased from the prior year primarily due to the Maytag acquisition, are comprised of the following:

	December 31,
Millions of dollars	2006	2005
Trademarks—indefinite lived	$1,516	$51
Patents, non-compete agreements and customer relationships	355	—
Pension related	—	64

Total other intangible assets, net	$1,871	$115

The Company adopted SFAS No. 158 on December 31, 2006, and, as required, eliminated the pension related intangible. Net earnings were not impacted. See Note 16 - Pension and Postretirement Medical Benefit Plans for additional information.

Accumulated amortization totaled $33 million and $4 million at December 31, 2006 and 2005, respectively. Amortization expense for 2007 is estimated to be $35 million and $32 million for each of the years 2008-2011.

(6) BUSINESS DISPOSITIONS

On August 10, 2006, the Company’s Latin America region sold the remaining 30% interest in an equity investment. Proceeds from the sale were approximately $31 million. A pre-tax gain of $30 million was recognized in the Consolidated Statements of Operations and has been classified to the interest and sundry income (expense) line.

In September 2005, the Company completed the sale of its 93% interest in Multibras da Amazonia S.A. (“MASA”), an injection molding subsidiary located in Manaus, Brazil, to Flextronics Plasticos Ltda. Proceeds

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

from the sale were $48 million, and a $9 million pre-tax gain from the sale is included in the interest and sundry income (expense) line of the Consolidated Statements of Operations. Whirlpool will continue to purchase certain products from MASA. The entity was not a significant subsidiary, and accordingly, pro forma results of operations have not been provided.

(7) INVENTORIES

December 31—Millions of dollars	2006	2005
Finished products	$1,980	$1,361
Work in process	55	64
Raw materials	448	299

	2,483	1,724

Less excess of FIFO cost over LIFO cost	(135)	(133)

Total inventories	$2,348	$1,591

The increase in inventories, when compared to December 31, 2005, is driven primarily by the Maytag acquisition, foreign currency translation and additional safety stock required due to the closure of two Maytag laundry facilities and transfer of production to the Company’s Ohio manufacturing facilities.

The excess of FIFO cost over LIFO cost remained relatively flat when compared to December 31, 2005, due to the impact of adding the Maytag inventory at fair value to existing Whirlpool inventory.

LIFO inventories represent approximately 46% and 28% of total inventories at December 31, 2006 and 2005, respectively.

(8) FINANCING ARRANGEMENTS

Notes Payable and Debt

On June 19, 2006, the Company completed an offering of $750 million aggregate principal amount of senior notes which replaced commercial paper borrowings used to initially finance the Maytag acquisition consisting of (a) $200 million aggregate principal amount of floating rate notes due 2009 to bear interest at a floating rate equal to the three-month USD London Interbank Offered Rate (“LIBOR”) plus 0.50% per annum; (b) $300 million aggregate principal amount of 6.125% senior notes due 2011; and (c) $250 million aggregate principal amount of 6.50% senior notes due 2016. Initially, Whirlpool borrowed amounts required to fund the cash portion of the Maytag purchase price through issuances in the U.S. commercial paper market and in June 2006 refinanced a portion of this commercial paper through the issuance of long-term bonds.

On December 2, 2005, Whirlpool entered into an Amended and Restated Long Term Five-Year Credit Agreement (the “Amended and Restated Credit Agreement”), which amends and restates the Amended and Restated Long Term Credit Agreement dated May 28, 2004. On December 2, 2005, the parties to the Amended and Restated Credit Agreement also entered into a 364-Day Credit Agreement (the “364-Day Credit Agreement” and together with the Amended and Restated Credit Agreement, the “Credit Facilities”).

The Credit Facilities provide for a $2.2 billion 5-year credit facility, which includes a $200 million letter of credit subfacility, and a $500 million 364-day credit facility, which may be converted into a term loan. Borrowing capacity of $1.2 billion under the Amended and Restated Credit Agreement became available on December 2, 2005. Borrowing capacity of $500 million under the 364-Day Credit Agreement and the remaining $1.0 billion under the Amended and Restated Credit Agreement became available on March 29, 2006. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

$500 million 364-day credit facility matured on November 30, 2006 and is no longer outstanding. Borrowings under the Amended and Restated Credit Agreement will be available to Whirlpool and designated subsidiaries for general corporate purposes, including commercial paper support. Subsidiary borrowings under the facilities, if any, are guaranteed by Whirlpool. Interest under the Amended and Restated Credit Agreement accrues at a variable annual rate based on the LIBOR plus a margin dependent on the Company’s credit rating at that time. The Amended and Restated Credit Agreement requires Whirlpool to meet certain financial tests and contains specific covenants. Undrawn stand-by letters of credit issued under the letter of credit subfacility of $17 million reduce the availability of these committed lines.

The Company was in compliance with the financial covenants under these credit agreements for all periods presented.

At December 31, 2006 and 2005, there were no borrowings outstanding under these credit agreements.

Notes payable consist of the following:

December 31—Millions of dollars	2006	2005
Payable to banks	$147	$131
Commercial paper	374	—

Total notes payable	$521	$131

The fair value of the Company’s notes payable approximates the carrying amount due to the short maturity of these obligations. The weighted-average interest rate on notes payable was 5.1% and 4.7% for the years ended December 31, 2006 and 2005, respectively.

Long-term debt consists of the following:

December 31—Millions of dollars	2006	2005
Eurobonds (EUR 300 million)—5.875% due 2006	$—	$357
Medium-term notes, from 5% to 9.03%, maturing from 2007 to 2015	314	—
Debentures—9.1%, maturing 2008	125	125
Variable rate notes, maturing through 2009	200	—
Senior notes, from 6.125% to 8.6%, maturing from 2010 to 2016	873	325
Debentures—7.75%, maturing 2016	243	243
Other (various maturing through 2013)	60	60

	$1,815	$1,110
Less current maturities	17	365

Total long-term debt, net of current maturities	$1,798	$745

The Company’s Euro-denominated Eurobonds matured in July 2006 and were repaid with available cash and the issuance of commercial paper in the U.S.

On March 31, 2006, the date of the Maytag acquisition, $185 million of Maytag debt matured and was repaid.

During the third quarter of 2006, the 7.875% Public Interest Notes (“PINES”), assumed by the Company as part of the Maytag acquisition, due August 1, 2031 were redeemed. The Company exercised its option to call 100% of the PINES, which had a principal amount of $250 million, at par, plus accrued interest. The redemption was financed through a combination of available cash and the issuance of commercial paper.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

In August 2006 and December 2006, $25 million and $200 million, respectively, of Medium-term notes matured and were repaid. These notes were assumed by Whirlpool as part of the Maytag acquisition.

Annual maturities of long-term debt in the next five years are $17 million, $127 million, $203 million, $372 million and $301 million, respectively.

The Company paid interest on short-term and long-term debt totaling $225 million, $137 million and $124 million in 2006, 2005 and 2004, respectively.

The fair value of long-term debt (including current maturities) was $1,893 million and $1,213 million as of December 31, 2006 and 2005, respectively, and was estimated using discounted cash flow analyses based on incremental borrowing rates for similar types of borrowing arrangements.

Preferred Stock

Although most of its assets have been divested, Whirlpool Financial Corporation (“WFC”) remains a legal entity with assets consisting primarily of leveraged leases. WFC also has 17,500 shares of Series B preferred stock outstanding as of December 31, 2006 and 2005 with a face value of $100 per share, an annual dividend of $6.55 per share and a mandatory redemption date of September 1, 2008. The preferred stock amounts are included within minority interests in the Consolidated Balance Sheets and the carrying amounts approximate fair value.

The preferred stockholders are entitled to vote together on a share-for-share basis with WFC’s common stockholder, Whirlpool. Preferred stock dividends are payable quarterly. On September 1, 2003, WFC redeemed 331,800 shares of the Series B preferred stock at a price of $100 per share (at par). The redemption terms required the payment of any accrued unpaid dividends in addition to the applicable redemption premium, and accordingly, a total of $0.6 million was paid on September 1, 2003 related to dividends. The terms of the preferred stockholders agreement provides for a final payment on September 1, 2008 (the mandatory redemption date) equal to the number of Series B preferred stock outstanding multiplied by the face value of $100 per share.

The Company and WFC are parties to a support agreement. Pursuant to the agreement, if at the close of any quarter WFC’s net earnings available for fixed charges (as defined) for the preceding twelve months is less than a stipulated amount, the Company is required to make a cash payment to WFC equal to the insufficiency within 60 days of the end of the quarter. The Company was not required to make any payments under this agreement during 2006, 2005 or 2004. The support agreement may be terminated by either WFC or the Company upon 30 days notice provided that certain conditions are met. The Company has also agreed to maintain ownership of at least 70% of WFC’s voting stock.

(9) GUARANTEES, COMMITMENTS AND CONTINGENCIES

Guarantees

The Company has guarantee arrangements in place in a Brazilian subsidiary. As a standard business practice in Brazil, the subsidiary guarantees customer lines of credit at commercial banks, supporting purchases from the Company, following its normal credit policies. If a customer were to default on its line of credit with the bank, the subsidiary would be required to satisfy the obligation with the bank, and the receivable would revert back to the subsidiary. As of December 31, 2006 and December 31, 2005, the guaranteed amounts totaled $312 million and $236 million, respectively. The only recourse the Company has with respect to these arrangements would be legal or administrative collection efforts directed against the customer.

The Company provides guarantees of indebtedness and lines of credit for various consolidated subsidiaries. The maximum amount of credit facilities available under these lines for consolidated subsidiaries totaled

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

$1.4 billion at both December 31, 2006 and December 31, 2005. Outstanding credit facility amounts under guarantee approximated $106 million and $103 million at December 31, 2006 and December 31, 2005, respectively.

At December 31, 2006, approximately $17 million of undrawn stand-by letters of credit under committed lines were outstanding. These letters of credit were issued by Maytag and assigned to Whirlpool as part of the merger.

Product warranty reserves are established in the same period that revenue from the sale of the related products is recognized. The amounts of those reserves are based on established terms and the Company’s best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date.

The following represents a reconciliation of the changes in product warranty reserves for the periods presented:

December 31—Millions of dollars	2006	2005
Balance at January 1	$149	$165
Acquisition	153	—
Warranties issued during the period	448	277
Settlements made during the period	(459)	(294)
Other changes	(7)	1

Balance at December 31	$284	$149

Current portion	$219	$89
Non-current portion	65	60

Total	$284	$149

Commitments

At December 31, 2006, the Company had noncancelable operating lease commitments totaling $460 million. The annual future minimum lease payments are detailed in the table below.

Millions of dollars
2007	$134
2008	101
2009	66
2010	45
2011	35
Thereafter	79

Total noncancelable operating lease commitments	$460

The Company’s rent expense was $154 million, $123 million and $100 million for the years 2006, 2005 and 2004, respectively.

The following summarizes Whirlpool’s expected cash outflows resulting from purchase obligations:

Millions of dollars
2007	$262
2008	240
2009	229
2010	198
2011	91
Thereafter	—

Total purchase obligations	$1,020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Contingencies

The Company is currently a defendant in eight purported class actions lawsuits. Each of the pending purported class action lawsuits alleges that certain named appliance products contain a design or component defect that amounts to a breach of express warranty, a breach of implied warranty, and/or violate consumer fraud statutes. There are no allegations of personal injury or property damage in any of the cases and the complaints seek unspecified compensatory damages in each case. The Company believes that each of these suits is without merit and intends to vigorously defend these actions. The Company cannot reasonably estimate a possible range of loss, if any, for any of these cases.

The Brazilian Constitution provides the basis for tax credits on purchases of raw materials used in production. The credit applies to purchases of raw materials that are tax exempt or have a zero tax rate. Several court decisions supported the tax credit and during 2003 and 2004, the Company calculated tax credits under this provision. The original amount recorded as tax credits is approximately $22 million. No credits were recorded in 2005 and 2006. The credit recorded by the Company has been challenged by the Tax Authorities. The Company is vigorously defending the case at the administrative level.

In 1989, a Brazilian affiliate (now a subsidiary) of the Company brought an action against a financial institution in Brazil seeking a “Declaration of Non-Enforceability of Obligations” relating to loan documentation entered into without authority by a senior officer of the affiliate. In September 2000, a decision in the declaratory action adverse to the Company became final. In 2001, the financial institution began a collective action, and the Company responded with a counterclaim. The lower court dismissed the counterclaim in 2002 and the Superior Court confirmed the lower court decision in December 2005. The Company provided for the potential exposure resulting from this litigation during 2005. After official publication of the Superior Court’s ruling on the counterclaim, the Company filed an additional legal recourse with the Superior Court to clarify its ruling. Depending on the final ruling, an additional legal appeal may be available to the Superior Court.

The Company is involved in various other legal actions arising in the normal course of business. Management, after taking into consideration legal counsel’s evaluation of such actions, is of the opinion that the outcome of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

(10) HEDGES AND DERIVATIVE FINANCIAL INSTRUMENTS

The Company is exposed to market risk from changes in foreign currency exchange rates, domestic and foreign interest rates, and commodity prices. Fluctuations in these rates and prices can affect the Company’s operating results and financial condition. The Company manages its exposure to these market risks through its operating and financing activities and through the use of derivative financial instruments. The Company does not enter into derivative financial instruments for speculative or trading purposes.

Using derivative markets means assuming counterparty credit risk. Counterparty risk relates to the loss the Company could incur if a counterparty defaulted on a derivative contract. The Company primarily deals with investment-grade counterparties and monitors its overall credit risk and exposure to individual counterparties. The Company does not anticipate nonperformance by any counterparties. The amount of counterparty credit exposure is generally the unrealized gains on such derivative contracts. The Company does not require, nor does it post, collateral or security on such contracts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following summarizes the outstanding derivative contracts at December 31, 2006 and 2005 and the exposures to which they relate:

		Notional Amount in Millions of dollars
Exposure	Derivative	2006	2005	Hedge Type	Term
Forecasted cross currency cash flows	Foreign exchange forwards/options	$1,313	$1,277	Cash flow or fair value hedge	Various, up to 17 months

Non-functional currency asset/liability	Foreign exchange forwards/options	$608	$479	Undesignated	Various, up to 4 months

Raw Material Purchases	Commodity swaps	$297	$122	Cash flow hedge	Various, up to 16 months

Raw Material Purchases	Commodity swaps	$19	$—	Undesignated	Various, up to 9 months

Floating Rate Debt	Interest rate swaps	$—	$100	Cash flow hedge	2006

Fixed Rate Debt	Interest rate swaps	$100	$100	Fair value hedge	2008

Floating Rate Debt	Interest rate swaps	$150	$—	Cash flow hedge	2008

Floating Rate Debt	Interest rate swap	$50	$—	Cash flow hedge	2009

Anticipated Debt Issuance	Interest rate swaps	$—	$200	Cash flow hedge	2013

Forecasted cross currency cash flows relate primarily to foreign currency denominated expenditures and intercompany financing agreements, royalty agreements and dividends. Non-functional currency asset and liability hedges are undesignated but relate primarily to short term payables and receivables and intercompany loans. Commodity swaps relate to raw material purchases (for example, copper and aluminum) used in the manufacturing process. Unrealized gains relating to these foreign exchange forwards/options and commodity swaps were $70 million and $44 million as of December 31, 2006 and 2005, respectively.

The Company’s $100 million interest rate swaps maturing in 2008 are designated and are effective as hedges of the fair value of the fixed rate debt and are treated as fair value hedges for accounting purposes. The fair values of these contracts are a loss of $1.7 million and $1 million as of December 31, 2006 and 2005, respectively.

The Company’s $150 million interest rate swaps maturing in 2008 are designated and are effective as hedges of the cash flow of the floating rate debt and are treated as cash flow hedges for accounting purposes. The fair values of these contracts are a loss of $0.3 million as of December 31, 2006.

The Company’s $50 million interest rate swap maturing in 2009 is designated and is effective as a hedge of future cash payments and is treated as a cash flow hedge for accounting purposes. The fair value of this contract is a gain of $0.2 million as of December 31, 2006.

The Company had designated a portion of the Euro-denominated fixed-rate debt as a hedge to protect the value of its net investments in its European subsidiaries. During the year ended December 31, 2006, the Euro-denominated Eurobonds matured, and the net investment hedge was de-designated at the maturity date. The Company recognized $10 million of net losses within the cumulative translation adjustment related to this net investment hedge through July 3, 2006, the date the Eurobonds matured.

During the years ended December 31, 2006 and 2005, the Company’s gains and losses related to the ineffective portion of its hedging instruments were immaterial. The Company did not recognize any material gains or losses during the years ended December 31, 2006 and 2005 for cash flow hedges that were discontinued because the forecasted transaction was not probable to occur.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The amount of unrealized gains on derivative instruments included in other comprehensive income related to contracts maturing, and expected to be realized, during 2007 is approximately $66 million at December 31, 2006.

(11) STOCKHOLDERS’ EQUITY

The Company’s Board of Directors authorized a new share repurchase program of up to $500 million on June 15, 2004. The share repurchases are made from time to time on the open market as conditions warrant. There were no share repurchases in 2006. During the year ended December 31, 2005, the Company repurchased 530,100 shares of Whirlpool common stock in the open market at an aggregate purchase price of approximately $34 million.

During 2004, the Company concluded the share repurchase programs approved by the Company’s Board of Directors on March 1, 1999 ($250 million) and February 15, 2000 ($750 million).

In addition to its common stock, the Company has 10 million authorized shares of preferred stock (par value $1 per share), none of which is outstanding.

Accumulated other comprehensive loss, net of tax, consists of:

Millions of dollars	2006	2005
Foreign currency translation adjustments	$(376)	$(545)
Derivative financial instruments	48	—
Pension and postretirement adjustments	(315)	—
Minimum pension liability adjustments	—	(317)

Total	$(643)	$(862)

Preferred Stock Purchase Rights

One Preferred Stock Purchase Right (“Rights”) is outstanding for each share of common stock. The Rights, which expire May 22, 2008, will become exercisable 10 days after a person or group (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock (the “Trigger Date”) or 10 business days after the commencement, or public disclosure of an intention to commence, a tender offer or exchange offer by a person that could result in beneficial ownership of 15% or more of the outstanding common stock. Each Right entitles the holder to purchase from the Company one one-thousandth of a share of a Junior Participating Preferred Stock, Series B, par value $1.00 per share, of the Company at a price of $300 per one one-thousandth of a Preferred Share subject to adjustment.

If a person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person (which will thereafter be void), shall thereafter have the right to receive upon exercise of such Right that number of shares of common stock (or other securities) having at the time of such transaction a market value of two times the exercise price of the Right. If a person becomes an Acquiring Person and the Company is involved in a merger or other business combination transaction where the Company is not the surviving corporation or where common stock is changed or exchanged or in a transaction or transactions in which 50% or more of its consolidated assets or earning power are sold, proper provision shall be made so that each holder of a Right (other than such Acquiring Person) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right. In addition, if an Acquiring Person does not have beneficial ownership of 50% or more of the common stock, the Company’s Board of Directors has the option of exchanging all or part of the Rights for an equal number of shares of common stock in the manner described in the Rights Agreement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Prior to the Trigger Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable in cash, shares of common stock or any other consideration deemed appropriate by the Board of Directors. Immediately upon action of the Board of Directors ordering redemption of the Rights, the ability of holders to exercise the Rights will terminate and such holders will only be able to receive the redemption price.

Until such time as the Rights become exercisable, the Rights have no voting or dividend privileges and are attached to, and do not trade separately from, the common stock.

The Company covenants and agrees that it will cause to be reserved and keep available at all times a sufficient number of shares of Preferred Stock (and following the occurrence of a Triggering Event, shares of common stock and/or other securities) to permit the exercise in full of all Rights from time to time outstanding.

(12) STOCK OPTION AND INCENTIVE PLANS

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payments”, using the modified-prospective-transition method. Under that transition method, compensation cost includes: (1) compensation cost for all share-based payments granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (2) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). Results for prior periods have not been restated.

The Company sponsors several share-based employee incentive plans. Pre-tax amortization of compensation costs for stock option grants awarded under these plans recognized during the year ended December 31, 2006 was approximately $7 million. Compensation expense related to restricted stock units (“RSU”) for the year ended was approximately $30 million.

At December 31, 2006, unrecognized compensation cost related to non-vested stock option and RSU awards totaled $61 million. The cost of these non-vested awards is expected to be recognized over the requisite vesting period. The weighted-average remaining vesting period of the non-vested awards is approximately 20 months.

As a result of adopting SFAS No. 123(R) on January 1, 2006, the Company’s earnings from continuing operations before income taxes and other items and net earnings for the year ended December 31, 2006 are $7 million and $4 million lower, respectively, than if it had continued to account for share-based compensation under Accounting Principles Board (“APB”) Opinion No. 25. Basic and diluted net earnings per share for the year ended December 31, 2006 are $.05 lower than if the Company had continued to account for share-based compensation under APB Opinion No. 25.

The following table illustrates the effect on net earnings and earnings per share for the year ended December 31, 2005 and 2004, if the Company had applied the fair value recognition provisions of SFAS No. 123 to options granted under the Company’s stock option plans. For purposes of this pro forma disclosure, the value of the options is estimated using a Black-Scholes option-pricing model with share-based awards amortized over the vesting periods.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Share-Based Compensation—Pro Forma Net Income and Earnings

Millions of dollars, except per share data	Year Ended December 31, 2005	Year Ended December 31, 2004
Net earnings as reported	$422	$406

Add: Share-based employee compensation expense included in reported net earnings, net of related tax effects	15	9

Deduct: Total share-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(19)	(17)

Pro forma net earnings	$418	$398

Earnings per share:
Basic—as reported	$6.30	$6.02

Basic—pro forma	$6.23	$5.90

Diluted—as reported	$6.19	$5.90

Diluted—pro forma	$6.13	$5.78

Share-Based Employee Incentive Plans

The Company sponsors several share-based employee incentive plans with similar features providing for the issuance of stock options, performance stock units and performance shares, and restricted stock and restricted stock equivalents for periods of up to ten years to eligible employees. On December 31, 2005, the Whirlpool Corporation 1996 Omnibus Stock and Incentive Plan (“OSIP”) expired following the completion of its 10-year term; as a result there can be no new grants under this plan.

The following table summarizes the plans:

	December 31, 2006
Millions of shares	1996 OSIP	1998 OSIP	2000 OSIP	2002 OSIP
Share-based awards granted	3.4	3.5	2.6	2.0
Outstanding awards	0.8	1.1	1.1	1.3
Converted to freely transferable stock	2.6	2.4	1.5	0.7

Stock Options

Eligible employees receive stock options as a portion of their total compensation. Such options generally become exercisable over a three-year period and expire 10 years from the date of grant, generally subject to forfeiture upon termination of employment.

The Company uses the Black-Scholes option-pricing model to measure the fair value of stock options granted to employees. Stock options granted have exercise prices equal to the market price of Whirlpool common stock on the grant date. The principal variable assumptions utilized in valuing options and the methodology for estimating such model inputs include: (1) risk-free interest rate—an estimate based on the yield of U.S. zero coupon securities with a maturity equal to the expected life of the option; (2) expected volatility—an estimate based on the historical volatility of Whirlpool common stock for a period equal to the expected life of the option, and (3) expected option life—an estimate based on historical experience including the effect of employee

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

terminations. Based on the results of the model, the weighted-average fair value of stock options granted during the year ended December 31, 2006 was $22.07 using the following assumptions:

Weighted Average Black-Scholes Assumptions	2006	2005	2004
Risk-free interest rate	4.6%	4.4%	3.6%
Expected volatility	25.6%	25.5%	28.7%
Expected dividend yield	2.1%	2.4%	2.6%
Expected option life	5 years	5 years	5 years

The following table summarizes stock option activity during the year ended December 31, 2006. During this period, the Company granted 2,249,000 stock options of which 1,778,000 related to stock options granted to former Maytag employees.

2006 Stock Option Activity

Thousands of shares, except per share data	Number of Options	Weighted-Average Exercise Price	Expiration Dates
Outstanding, December 31, 2005	3,733	$60.37	June 2006 – November 2015
Granted	2,249	90.98
Exercised	(871)	65.83
Canceled or expired	(98)	80.37

Outstanding, December 31, 2006	5,013	$72.76	April 2007 – July 2016

2005 and 2004 Stock Option Activity:

	2005		2004
Thousands of shares, except per share data	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
Outstanding at January 1	5,325	$58.46	5,892	$55.82
Granted	256	63.99	666	72.91
Exercised	(1,731)	54.54	(1,124)	52.84
Canceled or expired	(117)	67.59	(109)	61.82

Outstanding at December 31	3,733	$60.37	5,325	$58.46

Exercisable at December 31	3,156	$58.76	4,237	$57.62

Fair value of options granted during the year		$15.55		$17.07

The total intrinsic value of stock options exercised during the year ended December 31, 2006 was $20 million for which tax benefits totaled approximately $8 million. Cash received from the exercise of stock options during the year ended December 31, 2006 totaled $54 million.

The fair value of stock options vested was $32 million, $11 million and $20 million for the years ended December 31, 2006, 2005 and 2004, respectively. The fair value of stock options vested in 2006 of $32 million includes $27 million related to the Maytag acquisition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The table below provides additional information related to stock options outstanding at December 31, 2006:

Options in thousands / dollars in millions, except share data	Outstanding Net of Expected Forfeitures	Options Exercisable
Number of options	4,729	4,488
Weighted-average exercise price	$72.02	$71.26
Aggregate intrinsic value	$66	$66
Weighted-average remaining contractual term, in years	6.2	5.6

Restricted Stock Units

Eligible employees receive RSUs as a portion of their total compensation. RSU awards vest over various time periods depending upon the program, but generally vest from two years to seven years and convert to unrestricted common stock at the conclusion of the vesting period. All or a portion of an award may be canceled if employment is terminated before the end of the relevant vesting period. The Company accrues dividend equivalents on outstanding RSUs (in the form of additional RSUs) based on dividends declared on Whirlpool common stock.

The Company measures compensation cost based on the market price of Whirlpool common stock at the grant date.

The following table summarizes RSU activity during the year ended December 31, 2006:

RSUs in thousands	Number of RSUs	Weighted-Average Grant Date Fair Value
Outstanding, December 31, 2005	1,499	$67.55
Granted	560	81.11
Canceled	(60)	64.52
Vested and transferred to unrestricted	(83)	77.78

Outstanding, December 31, 2006	1,916	$71.32

Nonemployee Director Equity Plan

Whirlpool has a Nonemployee Director Equity Plan. This plan provides for (a) a one time grant of 1,000 shares of common stock upon a director joining the Board of Directors; (b) an annual grant of stock worth $54,000 with the number of shares to be issued to the director determined by dividing $54,000 by the then current fair market value of the common stock of the Company; and (c) an annual grant of stock options valued at $36,000 with the number of options to be based on dividing $36,000 by the product of the then current fair market value of a single share of the common stock multiplied by 0.35. The exercise price under each option granted is the fair market value of the common stock as of the final trading day before the annual meeting of stockholders. These options are exercisable for 20 years or, if earlier, two years after a nonemployee director ceases to serve on Whirlpool’s Board of Directors, provided that no option is exercisable within the first six months of its term, unless death or disability of the director occurs. In the event of a nonemployee director’s death, such options will be exercisable for one year from the date of death. Payment of the exercise price may be made in cash or, if permitted by law, Whirlpool common stock, valued at its market price at the time of exercise. At December 31, 2006, there were 257,471 shares available for grant under this plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(13) RESTRUCTURING CHARGES

Whirlpool Restructuring

Under Whirlpool’s ongoing global operating platform initiatives, the Company implemented certain restructuring initiatives to strengthen its leadership position in the global appliance industry. The Company plans to continue its comprehensive worldwide effort to optimize its regional manufacturing facilities, supply base, product platforms and technology resources to better support its global brands and customers. In addition to the global operating platform initiatives, the Company began to implement organizational initiatives designed to maximize support efficiencies throughout the Company.

The Company incurred pre-tax restructuring charges of $55 million related to these actions during the year ended December 31, 2006. These charges are included in the restructuring costs line in the Company’s Consolidated Statements of Operations and primarily consist of severance costs and impairment of fixed assets. These charges include shifting refrigeration and compressor capacity to lower cost regions, as well as salary workforce reorganization throughout Europe, and the elimination of a laundry platform. The Company expects to incur additional costs of $75 to $100 million in 2007 related to these initiatives.

Under a restructuring initiative begun in 2004, the Company incurred restructuring charges of $57 million and $15 million in 2005 and 2004, respectively. These costs are included in the restructuring costs line in the Company’s Consolidated Statements of Operations.

Details of the restructuring liability balance and full year restructuring activity for 2006, 2005 and 2004 are as follows:

Millions of dollars	Beginning Balance	Charge to Earnings	Cash Paid	Non-Cash	Revision of Estimate	Translation	Ending Balance
2006
Termination costs	$15	$26	$(29)	$—	$—	$2	$14
Non-employee exit costs	4	29	(10)	(20)	—	—	3

Total	$19	$55	$(39)	$(20)	$—	$2	$17

2005
Termination costs	$9	$50	$(42)	$—	$—	$(2)	$15
Non-employee exit costs	4	7	(1)	(6)	—	—	4

Total	$13	$57	$(43)	$(6)	$—	$(2)	$19

2004
Termination costs	$41	$16	$(41)	$—	$(7)	$—	$9
Non-employee exit costs	4	6	(2)	(4)	—	—	4

Total	$45	$22	$(43)	$(4)	$(7)	$—	$13

Maytag Integration

Maytag integration reserves are included in the restructuring costs line in the Consolidated Balance Sheets. The following represents a reconciliation of the changes in reserves related to Maytag projects as of and for the year ended December 31, 2006:

Millions of dollars	Balance April 1, 2006	Charge to Earnings	Cash Paid	Non-Cash	Revision of Estimate	Translation	Balance December 31, 2006
Termination costs	$134	$—	$(71)	$—	$51	$—	$114
Non-employee exit costs	35	—	(5)	—	16	—	46

Total	$169	$—	$(76)	$—	$67	$—	$160

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

In the second quarter of 2006, the Company announced its intention to close the Newton, Iowa, Herrin, Illinois and Searcy, Arkansas laundry manufacturing plants as well as the former headquarters and other administrative offices of Maytag. The Company has established reserves for certain severance and exit costs relating to these facilities. Costs associated with these actions will not impact current earnings and have been recognized as a component of purchase accounting, resulting in an adjustment to goodwill. At December 31, 2006, a $158 million reserve remains. Adjustments to the reserve have been reflected in the table above and relate primarily to the communication of severance accruals. It is expected that all restructuring actions related to these reserves will be completed during or prior to 2008.

The remaining $2 million restructuring reserve balance relates to Maytag’s previously announced closing of the refrigeration manufacturing facility in Galesburg, Illinois, the closing of Maytag’s laundry facility in Florence, South Carolina and the exiting of other ancillary lines of business.

(14) PRODUCT RECALLS

On February 1, 2007, Maytag Corporation announced a voluntary recall of approximately 2.3 million Maytag brand and Jenn-Air brand plastic tub dishwashers. Refer to Note 19 – Subsequent Events for additional information.

On February 25, 2005, the Company announced the recall of approximately 162,000 under-the-counter plastic tall tub dishwashers due to a potential safety issue. There have been no reports of personal injury or property damage associated with these dishwashers. The Company also is undertaking the repair of up to an additional 223,000 of these dishwashers for a separate quality issue. The Company accrued $17.1 million related to the quality issues within cost of products sold during the fourth quarter of 2004. During 2005, the estimated cost to recall and repair these units was reduced to $13.7 million primarily due to the recovery of certain costs from a parts supplier. The remaining cost accrual and supplier receivable were not material at December 31, 2005.

(15) INCOME TAXES

Income tax expense is as follows:

Year ended December 31—Millions of dollars	2006	2005	2004
Current:
Federal	$125	$57	$202
State and local	(7)	10	18
Foreign	68	117	73

	186	184	293
Deferred:
Federal	(112)	(9)	(119)
State and local	1	(3)	(4)
Foreign	51	(1)	39

	(60)	(13)	(84)

Total income tax expense	$126	$171	$209

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Domestic and foreign earnings before income taxes and other items are as follows:

Year ended December 31—Millions of dollars	2006	2005	2004
Domestic	$231	$347	$402
Foreign	388	250	214

Total earnings from continuing operations before taxes and other items	$619	$597	$616

Reconciliations between tax expense at the U.S. federal statutory income tax rate of 35% and the consolidated effective income tax rate for earnings from continuing operations before income taxes and other items are as follows:

Year ended December 31—Millions of dollars	2006	2005	2004
Income tax expense computed at U.S. federal statutory rate	$217	$209	$217

State and local taxes, net of federal tax benefit	2	7	9
Tax effect of permanent differences	(13)	11	4
Medicare Part D subsidy	(7)	(11)	—
Foreign tax rate differential	10	7	8
U.S. tax on foreign dividends and subpart F income	18	81	3
U.S. foreign tax credits	(33)	(144)	(53)
Foreign withholding taxes	14	18	10
Foreign government tax incentive	(17)	—	(2)
Expired foreign loss carryforwards	—	2	—
Deductible interest on capital	(5)	(1)	(7)
U.S. government tax incentives	(63)	(5)	(5)
Settlement of global tax audits	15	(30)	45
Valuation allowances	2	4	6
Other items, net	(14)	23	(26)

Income tax expense	$126	$171	$209

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting purposes and the amounts used for income tax purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Significant components of the Company’s deferred tax liabilities and assets from continuing operations are as follows:

December 31—Millions of dollars	2006	2005
Deferred tax liabilities
Property, plant and equipment	$303	$230
Financial services leveraged leases	30	37
Pensions	—	116
Software costs	13	6
LIFO inventory	40	15
Intangibles	639	—
Other	149	141

Total deferred tax liabilities	$1,174	$545

Deferred tax assets
Postretirement obligations	$486	$184
Pensions	249	191
Restructuring costs	60	7
Product warranty accrual	108	36
Receivable and inventory allowances	116	68
Capital loss carryforwards	19	—
Loss carryforwards	272	272
Employee payroll and benefits	86	57
Foreign tax credit carryforwards	93	62
U.S. general business credit carryforwards	63	—
Accrued expenses	117	55
Other	115	110

Total deferred tax assets	$1,784	$1,042

Valuation allowances for deferred tax assets	(151)	(119)

Deferred tax assets, net of valuation allowances	1,633	923

Net deferred tax assets	$459	$378

At December 31, 2006, the Company has foreign net operating loss carryforwards of $940 million, $732 million of which do not expire, with substantially all of the remaining $208 million expiring in various years through 2015. As of December 31, 2006, the Company had $93 million of foreign tax credit carryforwards and $63 million of U.S. general business credit carryforwards available to offset future payments of federal income taxes, expiring in varying amounts between 2009 and 2026.

Whirlpool’s acquisition of Maytag included $19 million of net deferred tax assets related to capital loss carryforwards of $51 million and related valuation allowance offsetting the net deferred tax asset in the amount of $19 million. The capital loss carryforwards can only be offset against capital gains and expire at December 31, 2009. The Company currently believes the net deferred tax assets are more likely than not to remain unrealized in the future.

The Company has recorded valuation allowances to reflect the estimated amount of net operating loss and foreign tax credit carryforwards that will be realized. The valuation allowance of $151 million at December 31, 2006 is made up of $99 million of foreign net operating loss carryforwards and $52 million of other deferred tax assets that the Company currently believes are more likely than not to remain unrealized in the future.

Other than earnings specifically noted below, the Company has historically reinvested all of the unremitted earnings of its foreign subsidiaries and affiliates. The Company plans to distribute approximately $142 million of foreign earnings over the next several years. This distribution is presently forecast to result in tax benefits which

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

have not been recorded currently because of its contingent nature. There has been no deferred tax liability provided on the remaining amount of unremitted earnings of $1.4 billion at December 31, 2006. Should the Company make a distribution from the unremitted earnings of its foreign subsidiaries and affiliates, it would be subject to additional U.S. taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. It is not practicable to estimate the amount of the deferred tax liability associated with these unremitted earnings because of the complexities associated with this hypothetical calculation.

As of December 31, 2006, the Company was in various stages of audits by various governmental tax authorities. The Company establishes liabilities for probable and estimable assessments by taxing authorities resulting from known tax exposures. Such amounts represent a reasonable provision for taxes ultimately expected to be paid, and may need to be adjusted over time as more information becomes known. The Company paid income taxes of $173 million in 2006, $276 million in 2005 and $277 million in 2004.

(16) PENSION AND POSTRETIREMENT MEDICAL BENEFITS PLANS

The Company has both funded and unfunded noncontributory defined benefit pension plans that cover substantially all of its North American employees and certain European and Brazilian employees. The formula for U.S. salaried employees covered under the defined benefit plan sponsored by Whirlpool was based on years of service and final average salary, while the formulas for U.S. hourly employees covered under the defined benefit plans sponsored by Whirlpool were based on specific dollar amounts for each year of service.

Whirlpool acquired Maytag on March 31, 2006, and the pension and postretirement net periodic costs have been reflected from that date forward. There are multiple formulas for employees covered under the defined benefit plan sponsored by Maytag, including a cash balance formula.

The U.S. qualified defined benefit pension plans provide that, in the event of a plan termination within five years (36 months for the defined benefit plan sponsored by Maytag) following a change in control of the Company, any assets held by the plans in excess of the amounts needed to fund accrued benefits would be used to provide additional benefits to plan participants. A change in control generally means either a change in the majority of the incumbent Board of Directors or an acquisition of 25% (30% for purposes of the Whirlpool Production Employees Retirement Plans and 20% for purposes of the defined benefit plan sponsored by Maytag) or more of the voting power of the Company’s outstanding stock.

The U.S. Whirlpool and Maytag pension plans were amended to cease benefit accruals for the majority of salaried and non-union participants effective December 31, 2006. For certain salaried Whirlpool employees who are eligible to retire on or before December 31, 2009, the amendment ceasing benefit accruals will be effective December 31, 2009. In addition, the Whirlpool Production Employees Retirement Plan at LaVergne, the Company’s Tennessee manufacturing facility, which covers union employees, was amended to cease all benefit accruals effective January 31, 2007. An enhanced defined contribution benefit is being provided to eligible affected employees subsequent to the effective date of the plan amendments. As a result of the amendments, the Company recognized a net curtailment charge of approximately $6 million in 2006.

As a result of a law change in Italy, the Company recognized a curtailment credit of approximately $5 million in 2006.

On November 14, 2005, the Company amended the Whirlpool Employees Pension Plan (the “WEPP”). The amendment was reflected in the Company’s 2006 pension cost and did not affect the accumulated benefit obligation (“ABO”) or the projected benefit obligation (“PBO”) at December 31, 2005.

In January 2005, the Company amended the WEPP. The Company remeasured the net periodic cost and funded status of the plan at January 1, 2005 to reflect the amendment. The effect of this amendment was to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

reduce the PBO by approximately $80 million. The ABO was not affected by the amendment since the accrued benefits as of December 31, 2005 were not affected by this change.

Lump sum retirement distributions were made from the Company’s nonqualified pension plans in the third and fourth quarters of 2004 resulting in the recognition of settlement charges of $9.5 million. As a result of these settlements, the Company remeasured the nonqualified pension plans at July 1, 2004 using a discount rate of 6.25% and at December 31, 2004 using a discount rate of 5.85%.

The Company also provides postretirement health care benefits for eligible retired U.S. employees. Eligible retirees include those who were full-time employees with 10 years of service who attained age 55 while in service with the Company and those union retirees who met the eligibility requirements of their collective bargaining agreements. In general, the postretirement health care plans are contributory with participants’ contributions adjusted annually and include cost-sharing provisions that limit the Company’s exposure for recent and future retirees. The plans are unfunded. The Company has generally reserved the right to modify the benefits. The Company provides no significant postretirement medical benefits to non-U.S. employees.

The Company was required to remeasure the net periodic cost and funded status of one of its pension plans and the Whirlpool Retiree Healthcare Plan at February 29, 2004. The interest rate used for this remeasurement was 6%, the same as at year-end 2003.

In 2004, the Company measured the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) following the guidance in FASB Staff Position (“FSP”) 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” For the year ended December 31, 2004, the Company reflected the estimated federal subsidy under the Act as an actuarial gain as required by FSP 106-2, which caused the accumulated other postretirement benefit obligation to decrease by $104 million, and reduced the cost recognized by approximately $15 million.

The Company maintains a 401(k) defined contribution plan covering substantially all U.S. employees. Company matching contributions are based on the level of individual participant’s contributions and, for certain domestic hourly and other employees under the plan, are based on the Company’s annual operating results and the level of individual participants’ contributions. Matching contributions amounted to $23 million, $20 million, and $12 million in 2006, 2005, and 2004, respectively.

The Company uses a December 31 measurement date for the majority of its pension and other postretirement benefit plans.

Obligations and Funded Status

	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
December 31—Millions of dollars	2006	2005	2006	2005	2006	2005
Funded status, end of year:
Fair value of plan assets	$3,146	$1,695	$137	$111	$—	$—
Benefit obligations	3,777	2,053	360	329	1,304	701

Funded status (plan assets less than benefit obligations)	$(631)	$(358)	$(223)	$(218)	$(1,304)	$(701)
Unrecognized net actuarial (gain) loss	—	556	—	51	—	262
Unrecognized prior service (credit) cost	—	57	—	6	—	(73)
Unrecognized transition (asset) obligation	—	—	—	—	—	1

Amount recognized, end of year	$(631)	$255	$(223)	$(161)	$(1,304)	$(511)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2006	2005	2006	2005	2006	2005
Amounts recognized in the statement of financial position consist of:
Noncurrent asset	$—	$—	$—	$—	$—	$—
Current liability	(8)	—	(8)	—	(97)	—
Noncurrent liability	(623)	(277)	(215)	(190)	(1,207)	(511)
Prepaid benefit cost	—	—	—	—	—	—
Intangible asset	—	60	—	4	—	—
Accumulated other comprehensive income	—	472	—	25	—	—

	$(631)	$255	$(223)	$(161)	$(1,304)	$(511)

	U.S. Pension Benefits 2006		Foreign Pension Benefits 2006		Other Postretirement Benefits 2006

Amounts recognized in accumulated other comprehensive income (pretax) consist of:
Net actuarial loss (gain)	$ 281		$39		$215
Prior service cost (credit)	33		5		(80)
Transition obligation (asset)	—		(1)		1

	$314		$43		$136

The projected benefit obligation and fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets at December 31, 2006 and 2005 were as follows:

	U.S. Pension Benefits		Foreign Pension Benefits
	2006	2005	2006	2005
Projected benefit obligation, end of year	$3,777	$2,053	$320	$298
Fair value of plan assets, end of year	3,146	1,695	101	80

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan assets at December 31, 2006 and 2005 were as follows:

	U.S. Pension Benefits		Foreign Pension Benefits
	2006	2005	2006	2005
Projected benefit obligation, end of year	$3,777	$2,053	$285	$258
Accumulated benefit obligation, end of year	3,746	1,972	273	239
Fair value of plan assets, end of year	3,146	1,695	66	45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Change in Benefit Obligation—Millions of dollars

	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2006	2005	2006	2005	2006	2005
Benefit obligation, beginning of year	$2,053	$1,985	$329	$331	$701	$676
Service cost	82	84	12	11	21	14
Interest cost	197	113	18	17	66	37
Plan participants’ contributions	—	—	1	1	13	9
Actuarial (gain) loss	(101)	46	(12)	22	(31)	38
Gross benefits paid	(235)	(101)	(29)	(27)	(98)	(54)
less: federal subsidy on benefits paid	—	—	—	—	7	—
Plan amendments	—	(74)	—	—	(16)	(20)
Acquisitions/divestitures	1,818	—	21	—	641	—
New plans	—	—	—	3	—	—
Special termination benefits	—	—	—	—	—	—
Curtailments	(37)	—	(7)	4	—	—
Settlements	—	—	—	(4)	—	—
Foreign currency exchange rates	—	—	27	(29)	—	1

Benefit obligation, end of year	$3,777	$2,053	$360	$329	$1,304	$701

Accumulated benefit obligation, end of year	$3,746	$1,972	$338	$304	$—	$—

Weighted-Average Assumptions Used to Determine Benefit Obligation at End of Year:

	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2006	2005	2006	2005	2006	2005
Discount rate	5.85%	5.60%	4.5% – 11.3%	4.0% – 11.3%	5.75%	5.50%
Rate of compensation increase	4.50%/3.0%	4.50%	2.5% – 7.1%	2.5% – 7.1%	N/A	N/A
Health care cost trend rate
—Initial rate	N/A	N/A	N/A	N/A	9.00%	9.00%
—Ultimate rate	N/A	N/A	N/A	N/A	5.00%	5.00%
—Years to ultimate rate	N/A	N/A	N/A	N/A	4	4

Change in Plan Assets—Millions of dollars

	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2006	2005	2006	2005	2006	2005
Fair value of plan assets, beginning of year	$1,695	$1,672	$111	$112	$—	$—
Actual return on plan assets	344	109	9	11	—	—
Employer contributions	56	15	22	25	85	45
Plan participants’ contributions	—	—	1	1	13	9
Gross benefits paid	(235)	(101)	(29)	(27)	(98)	(54)
Acquisitions/divestitures	1,286	—	14	—	—	—
New plans	—	—	—	1	—	—
Settlements	—	—	—	(4)	—	—
Foreign currency exchange rates	—	—	9	(8)	—	—

Fair value of plan assets, end of year	$3,146	$1,695	$137	$111	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

U.S. Pension Plan Asset Allocation

	Target Allocation	Percentage of Plan Assets, End of Year
Asset Category	2007	2006	2005
Equity securities	66%	70%	71%
Debt securities	34%	30%	29%
Other	—	—	—

Total	100%	100%	100%

In the U.S., the expected rate of return on plan assets was determined by using the historical asset returns for publicly traded equity and fixed income securities tracked from 1926 through 2006 and the historical returns for private equity. The historical equity returns were adjusted downward to reflect future expectations. This adjustment was based on published academic research. The expected returns are weighted by the targeted asset allocations. The resulting weighted-average return was rounded to the nearest quarter of one percent.

Foreign Pension Plan Asset Allocation

	Target Allocation	Percentage of Plan Assets, End of Year
Asset Category	2007	2006	2005
Equity securities	42%	44%	54%
Debt securities	58%	54%	44%
Other	—	2%	2%

Total	100%	100%	100%

For foreign pension plans, the expected rate of return on plan assets was determined by observing historical returns in the local fixed income and equity markets and computing the weighted-average returns with the weights being the asset allocation of each plan.

Components of Net Periodic Benefit Cost—Millions of dollars

	U.S. Pension Benefits			Foreign Pension Benefits			Other Postretirement Benefits
	2006	2005	2004	2006	2005	2004	2006	2005	2004
Service cost	$82	$84	$88	$12	$11	$12	$21	$14	$12
Interest cost	197	113	110	18	17	16	66	37	37
Expected return on plan assets	(224)	(154)	(160)	(8)	(5)	(7)	—	—	—
Amortization:
Actuarial (gain) loss	26	14	1	1	—	1	13	15	11
Prior service (credit) cost	9	9	19	1	—	—	(8)	(7)	(6)
Transition (asset) obligation	—	—	—	1	1	1	—	—	—
Special termination benefit charges	—	—	—	—	—	—	—	—	—
Curtailment (gain) loss	6	—	—	(5)	—	—	—	—	—
Settlement (gain) loss	—	—	10	—	4	—	—	—	—

Net periodic benefit cost	$96	$66	$68	$20	$28	$23	$92	$59	$54

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Weighted-Average Assumptions Used to Determine Net Periodic Cost:

	U.S. Pension Benefits			Foreign Pension Benefits			Other Postretirement Benefits
	2006	2005	2004	2006	2005	2004	2006	2005	2004
Discount rate	5.6%/ 6.05%	5.80%	6.0%	4.0% – 11.3%	4.5% – 11.3%	5.0% – 11.3%	5.5%/6.0%	5.5%	6.0%
Expected long-term rate of return on plan assets	8.50%	8.75%	8.75%	4.5% – 11.3%	4.5% – 11.3%	5.0% – 11.3%	N/A	N/A	N/A
Rate of compensation increase	4.5%	4.5%	4.5%	2.5% – 7.1%	2.5% – 8.15%	2.5% – 8.15%	N/A	N/A	N/A

Health care cost trend rate
—Initial rate	N/A	N/A	N/A	N/A	N/A	N/A	9.0%	10.0%	11.0%
—Ultimate rate	N/A	N/A	N/A	N/A	N/A	N/A	5.0%	5.0%	5.0%
—Years to ultimate rate	N/A	N/A	N/A	N/A	N/A	N/A	4	4	3

Additional Information

Estimated Pretax Amounts that will be Amortized from Accumulated Other Comprehensive Income into Net Periodic Pension Cost in 2007—Millions of dollars

	U.S. Pension Benefits	Foreign Pension Benefits	Other Postretirement Benefits
Actuarial (gain) loss	$17	$2	$7
Prior service (credit) cost	6	1	(9)
Transition (asset) obligation	—	—	—

Total	$23	$3	$(2)

Estimated impact of one percentage point change in assumed health care cost trend rate

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

Millions of dollars	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost	$6	$(5)
Effect on postretirement benefit obligation	95	(85)

Cash Flows

The Company’s funding policy is to contribute to its U.S. pension plans amounts sufficient to meet the minimum funding requirement as defined by employee benefit and tax laws, plus additional amounts which the Company may determine to be appropriate. In certain countries other than the U.S., the funding of pension plans is not common practice. The Company has several unfunded non-U.S. pension plans. The Company pays for retiree medical benefits as they are incurred.

Expected Employer Contributions to Funded Plans—Millions of dollars

	U.S. Pension Benefits	Foreign Pension Benefits
2007	$189	$6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The $189 million expected to be contributed to the U.S. pension plans during 2007 represents expected voluntary contributions to its funded U.S. pension plans. The Company expects no minimum required contributions to its funded U.S. pension plans in 2007.

The $6 million expected to be contributed to the foreign pension plans during 2007 represents contributions to the Company’s funded foreign pension plans.

The benefit payments from the majority of U.S. pension plans come from a trust, which the Company funds from time to time. Benefit payments from certain foreign pension plans also come from trusts, which the Company funds from time to time.

Expected Benefit Payments—Millions of dollars

	U.S. Pension Benefits	Foreign Pension Benefits	Other Postretirement Benefits
			Gross	Expected Federal Subsidy
2007	$291	$18	$108	$(10)
2008	256	18	115	(10)
2009	263	19	119	(11)
2010	262	20	120	(12)
2011	270	21	121	(12)
2012-2016	1,343	141	582	(67)

(17) BUSINESS SEGMENT INFORMATION

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment.

The Company identifies such segments based upon geographical regions of operations because each operating segment manufactures home appliances and related components, but serves strategically different markets. The chief operating decision maker evaluates performance based upon each segment’s operating income, which is defined as income before interest income and sundry, interest expense, taxes, minority interests and restructuring. Total assets by segment are those assets directly associated with the respective operating activities. The Maytag geographic information has been included in the North America, Europe and Asia segments. The “Other/Eliminations” column primarily includes corporate expenses, assets and eliminations as well as all other restructuring and discontinued operations. Intersegment sales are eliminated within each region with the exception of compressor sales out of Latin America which are included in Other/Eliminations.

Sales activity with Sears, a North American major home appliance retailer, represented 14%, 16% and 17% of consolidated net sales in 2006, 2005 and 2004, respectively. Related receivables were 18% and 21% of consolidated trade receivables as of December 31, 2006 and 2005.

The Company conducts business in two countries that individually comprised over 10% of consolidated net sales and/or total assets within the last three years. The United States represented 63%, 56% and 56% of net sales for 2006, 2005 and 2004, respectively, while Brazil totaled 9%, 8% and 6% for 2006, 2005 and 2004, respectively. As a percentage of total assets, the United States accounted for 71% and 42% at the end of 2006 and 2005. Brazil accounted for 10% and 15% of total assets at the end of 2006 and 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

As described above, the Company’s chief operating decision maker reviews each operating segment’s performance based upon operating income excluding restructuring. These charges are included in operating profit on a consolidated basis and included in the Other/Eliminations column in the tables below. For 2006, the operating segments recorded total restructuring charges as follows: North America—$18 million, Europe—$23 million, Latin America—$7 million, Asia—$7 million and Corporate—$0 million, for a total of $55 million. For 2005, the operating segments recorded total restructuring charges as follows: North America—$4 million, Europe—$36 million, Latin America—$8 million, Asia—$7 million and Corporate—$2 million for a total of $57 million. For 2004, the operating segments recorded total restructuring (See Note 13) as follows: North America—$2 million, Europe—$7 million, Latin America—$6 million, Asia—$0 million and Corporate—$0 million, for a total of $15 million.

		GEOGRAPHIC SEGMENTS
Millions of dollars		North America	Europe	Latin America	Asia	Other/ Eliminations	Total Whirlpool
Net sales
	2006	$11,953	$3,383	$2,430	$457	$(143)	$18,080
	2005	$8,913	$3,160	$1,962	$422	$(140)	$14,317
	2004	$8,254	$3,062	$1,674	$382	$(152)	$13,220
Intersegment sales
	2006	$64	$494	$141	$231	$(930)	$—
	2005	$47	$489	$136	$198	$(870)	$—
	2004	$46	$458	$148	$163	$(815)	$—
Depreciation and amortization
	2006	$332	$105	$72	$21	$20	$550
	2005	$211	$104	$99	$16	$12	$442
	2004	$214	$104	$95	$16	$16	$445
Operating profit (loss)
	2006	$753	$202	$218	$(3)	$(347)	$823
	2005	$808	$164	$127	$(23)	$(284)	$792
	2004	$778	$166	$65	$(25)	$(226)	$758
Total assets
	2006	$8,536	$2,965	$1,982	$603	$(208)	$13,878
	2005	$3,798	$2,650	$1,748	$530	$(425)	$8,301
	2004	$3,465	$2,976	$1,737	$534	$(531)	$8,181
Capital expenditures
	2006	$320	$129	$92	$23	$12	$576
	2005	$280	$104	$87	$18	$5	$494
	2004	$261	$129	$91	$18	$12	$511

(18) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
Millions of dollars, except per share data	Dec. 31	Sept. 30	Jun. 30	Mar. 31
2006:
Net sales	$4,954	$4,843	$4,747	$3,536
Cost of products sold	4,259	4,139	4,043	2,979
Net earnings	109	117	91	118

Per share of common stock:
Basic net earnings	$1.39	$1.49	$1.16	$1.73
Diluted net earnings	$1.37	$1.47	$1.14	$1.70
Dividends	$0.43	$0.43	$0.43	$0.43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Net sales and cost of products sold for the three months ended June 30, 2006 have been changed from the amounts originally filed in the Quarterly Report on Form 10-Q to account for a reclassification between discontinued operations and continuing operations. Net sales and cost of products sold increased by $13 million and $9 million, respectively, from the amounts originally reported. There was no impact on net earnings as a result of the reclassification.

	Three Months Ended
Millions of dollars, except per share data	Dec. 31	Sept. 30	Jun. 30	Mar. 31
2005:
Net sales	$3,954	$3,599	$3,556	$3,208
Cost of products sold	3,317	3,046	3,036	2,724
Net earnings	126	114	96	86

Per share of common stock:
Basic net earnings	$1.87	$1.70	$1.44	$1.28
Diluted net earnings	$1.83	$1.66	$1.42	$1.26
Dividends	$0.43	$0.43	$0.43	$0.43

(19) SUBSEQUENT EVENTS

On January 31, 2007, the Company sold the Hoover floor-care business to Techtronic Industries Co. Ltd. (TTI) for approximately $107 million in cash following the expiration of a regulatory review process. $15 million in cash was received in December 2006 in conjunction with the signing of a definitive agreement to sell Hoover, and the remaining $92 million was received at closing on January 31, 2007. The difference between the proceeds and the net book value of Hoover assets was recorded as an adjustment to the goodwill amount recorded in connection with the acquisition of Maytag and, accordingly, there was no gain or loss related to the sale. The results of operations, financial position and cash flows related to the Hoover business have been separately reported as discontinued operations.

On February 1, 2007, Maytag Corporation announced a voluntary recall of approximately 2.3 million Maytag brand and Jenn-Air brand dishwashers. The Company estimates the cost of the recall will range from $40 million to $70 million, and a reserve has been recorded at the lower end of the range as an adjustment to purchase accounting.

On February 17, 2007, the Company entered into a definitive agreement to sell the Jade commercial and residential products businesses to Middleby Corporation. The sale is expected to be completed in the second quarter of 2007.

ELEVEN-YEAR CONSOLIDATED STATISTICAL REVIEW

(Millions of dollars except share and employee data)	2006	2005	2004
CONSOLIDATED OPERATIONS
Net sales	$18,080	$14,317	$13,220
Operating profit(1)	$823	$792	$758
Earnings (loss) from continuing operations before income taxes and other items	$619	$597	$616
Earnings (loss) from continuing operations	$486	$422	$406
Earnings (loss) from discontinued operations(2)	$(53)	$—	$—
Net earnings (loss)(3)	$433	$422	$406
Net capital expenditures	$576	$494	$511
Depreciation	$520	$441	$443
Dividends	$130	$116	$116

CONSOLIDATED FINANCIAL POSITION
Current assets	$6,476	$4,763	$4,514
Current liabilities	$6,002	$4,354	$3,985
Working capital	$474	$409	$529
Property, plant and equipment-net	$3,157	$2,511	$2,583
Total assets	$13,878	$8,301	$8,181
Long-term debt	$1,798	$745	$1,160
Stockholders’ equity	$3,283	$1,745	$1,606

PER SHARE DATA
Basic earnings (loss) from continuing operations before accounting change	$6.47	$6.30	$6.02
Diluted earnings (loss) from continuing operations before accounting change	$6.35	$6.19	$5.90
Diluted net earnings (loss)(3)	$5.67	$6.19	$5.90
Dividends	$1.72	$1.72	$1.72
Book value	$42.93	$25.54	$23.31
Closing Stock Price—NYSE	$83.02	$83.76	$69.21

KEY RATIOS
Operating profit margin(4)	4.6%	5.5%	5.7%
Pre-tax margin(5)	3.4%	4.2%	4.7%
Net margin(6)	2.7%	2.9%	3.1%
Return on average stockholders’ equity(7)	15.7%	24.6%	30.3%
Return on average total assets(8)	3.9%	5.1%	5.2%
Current assets to current liabilities	1.1	1.1	1.1
Total debt-appliance business as a percent of invested capital(9)	41.2%	40.4%	45.7%
Price earnings ratio	14.6	13.5	11.7
Interest coverage(10)	3.8	5.6	5.8

OTHER DATA
Number of common shares outstanding (in thousands):
Average—on a diluted basis	76,471	68,272	68,902
Year-end	78,484	67,880	66,604
Number of stockholders (year-end)	15,311	7,442	7,826
Number of employees (year-end)	73,416	65,682	68,125
Total return to shareholders (five year annualized)(11)	4.9%	14.5%	3.7%

(1)	Restructuring charges were $55 million in 2006, $57 million in 2005, $15 million in 2004, $3 million in 2003, $101 million in 2002, $150 million in 2001, $343 million in 1997, and $30 million in 1996.

(2)	The company’s financial services business was discontinued in 1997.

(3)	Includes cumulative effect of accounting changes: 2002—Accounting for goodwill under SFAS No. 141 and 142 and impairments of $(613) million or $(8.84) per diluted share; 2001—Accounting for derivative instruments and hedging activities of $8 million or $0.12 per diluted share.

(4)	Key ratios include charges for restructuring charges, as well as other non-recurring items, which increased (decreased) operating profit, earnings before tax and net earnings in the following years: 2002—Accounting for goodwill under SFAS No. 141 and 142 and impairments of $0, $0, and $(613) million, restructuring charges $(101) million, $(101) million and $(76) million, discontinued operations and accounting changes of $(19) million, $(19) million and $(57) million, and a minority investment write-off in a European business of $0, $0 and $(22) million; 2001—Restructuring charges of $(150) million, $(150) million and $(110) million, product recalls of $(295) million, $(295) million and $(181) million, and discontinued operations and accounting changes of $0, $0 and $(13) million; 1999—Brazil devaluation of $0, $(158) million and $(60) million; 1998—Gain from discontinued operations of $0, $0 and $15 million; 1997—Restructuring charges of $(343) million, $(343) million and $(213) million.

2003	2002	2001	2000	1999	1998	1997	1996

$12,176	$11,016	$10,343	$10,325	$10,511	$10,323	$8,617	$8,523
$830	$692	$306	$807	$875	$688	$11	$278
$652	$495	$93	$577	$514	$564	$(171)	$100
$414	$262	$34	$367	$347	$310	$(46)	$141
$—	$(43)	$(21)	$—	$—	$15	$31	$15
$414	$(394)	$21	$367	$347	$325	$(15)	$156
$423	$430	$378	$375	$437	$542	$378	$336
$423	$391	$368	$371	$386	$399	$322	$318
$94	$91	$113	$70	$103	$102	$102	$101

$3,865	$3,327	$3,311	$3,237	$3,177	$3,882	$4,281	$3,812
$3,589	$3,505	$3,102	$3,303	$2,892	$3,267	$3,676	$4,022
$276	$(178)	$209	$(66)	$285	$615	$605	$(210)
$2,456	$2,338	$2,052	$2,134	$2,178	$2,418	$2,375	$1,798
$7,361	$6,631	$6,967	$6,902	$6,826	$7,935	$8,270	$8,015
$1,134	$1,092	$1,295	$795	$714	$1,087	$1,074	$955
$1,301	$739	$1,458	$1,684	$1,867	$2,001	$1,771	$1,926

$6.03	$3.86	$0.51	$5.24	$4.61	$4.09	$(0.62)	$1.90
$5.91	$3.78	$0.50	$5.20	$4.56	$4.06	$(0.62)	$1.88
$5.91	$(5.68)	$0.31	$5.20	$4.56	$4.25	$(0.20)	$2.08
$1.36	$1.36	$1.36	$1.36	$1.36	$1.36	$1.36	$1.36
$18.56	$10.67	$21.44	$23.84	$24.55	$26.16	$23.71	$25.93
$72.65	$52.22	$73.33	$47.69	$65.06	$55.38	$55.00	$46.63

6.8%	6.3%	3.0%	7.8%	8.3%	6.7%	0.1%	3.3%
5.4%	4.5%	0.9%	5.6%	4.9%	5.5%	(2.0)%	1.2%
3.4%	2.4%	0.3%	3.6%	3.3%	3.0%	(0.5)%	1.7%
42.9%	(26.5)%	1.3%	20.7%	17.9%	17.2%	(0.8)%	8.2%
5.9%	(5.8)%	0.3%	5.4%	4.7%	4.0%	(0.2)%	2.0%
1.1	0.9	1.1	1.0	1.1	1.2	1.2	0.9
50.9%	65.1%	48.0%	49.4%	37.7%	43.5%	46.1%	44.2%
12.3	(9.2)	236.5	9.2	14.3	13.0	—	22.4
5.7	(0.4)	1.4	4.1	4.3	3.1	0.9	2.5

70,082	69,267	68,036	70,637	76,044	76,507	74,697	77,178
68,931	68,226	67,215	66,265	74,463	76,089	75,262	74,415
8,178	8,556	8,840	11,780	12,531	13,584	10,171	11,033
68,407	68,272	61,923	62,527	62,706	59,885	62,419	49,254
8.1%	1.4%	12.2%	0.3%	7.9%	(1.2)%	6.8%	6.3%

(5)	Earnings from continuing operations before income taxes and other items, as a percent of sales.

(6)	Earnings from continuing operations, as a percent of sales.

(7)	Net earnings (loss), divided by average stockholders’ equity. Average stockholders’ equity is computed on a 13-month average beginning in 2001.

(8)	Net earnings (loss), divided by average total assets.

(9)	Debt divided by debt, stockholders’ equity and minority interests.

(10)	Ratio of earnings before interest and income tax expense to interest expense.

(11)	Stock appreciation plus reinvested dividends.

Report by Management on the Consolidated Financial Statements

The management of Whirlpool Corporation has prepared the accompanying financial statements. The financial statements have been audited by Ernst & Young LLP, an independent registered public accounting firm, whose report, based upon their audits, expresses the opinion that these financial statements present fairly the consolidated financial position, results of operations and cash flows of Whirlpool and its subsidiaries in accordance with accounting principles generally accepted in the United States. Their audits are conducted in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States).

The financial statements were prepared from the Company’s accounting records, books and accounts which, in reasonable detail, accurately and fairly reflect all material transactions. The Company maintains a system of internal controls designed to provide reasonable assurance that the Company’s books and records, and the Company’s assets are maintained and accounted for, in accordance with management’s authorizations. The Company’s accounting records, policies and internal controls are regularly reviewed by an internal audit staff.

The audit committee of the Board of Directors of the Company is composed of six independent directors who, in the opinion of the board, meet the relevant financial experience, literacy, and expertise requirements. The audit committee provides independent and objective oversight of the Company’s accounting functions and internal controls and monitors (1) the objectivity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent registered public accounting firm. In performing these functions, the committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and the independent registered public accounting firm, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor the adequacy of financial disclosure. The committee also has the responsibility to retain and terminate the Company’s independent registered public accounting firm and exercise the committee’s sole authority to review and approve all audit engagement fees and terms and pre-approve the nature, extent, and cost of all non-audit services provided by the independent registered public accounting firm.

/s/ ROY W. TEMPLIN
Roy W. Templin
Executive Vice President and Chief Financial Officer
February 28, 2007

Management’s Report on Internal Control Over Financial Reporting

The management of Whirlpool Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a – 15(f) and 15d – 15(f) under the Securities Exchange Act of 1934. Whirlpool’s internal control system is designed to provide reasonable assurance to Whirlpool’s management and board of directors regarding the reliability of financial reporting and the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The management of Whirlpool assessed the effectiveness of Whirlpool’s internal control over financial reporting as of December 31, 2006. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Based on our assessment and those criteria, management believes that Whirlpool maintained effective internal control over financial reporting as of December 31, 2006.

Whirlpool’s independent registered public accounting firm has issued an audit report on its assessment of Whirlpool’s internal control over financial reporting. This report appears on page F-63.

/s/ JEFF M. FETTIG	/s/ ROY W. TEMPLIN
Jeff M. Fettig	Roy W. Templin
Chairman of the Board and Chief Executive Officer	Executive Vice President and Chief Financial Officer

February 28, 2007	February 28, 2007

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Whirlpool Corporation

Benton Harbor, Michigan

We have audited the accompanying consolidated balance sheets of Whirlpool Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Whirlpool Corporation at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As described in Note 12 to the consolidated financial statements, effective January 1, 2006, the Company adopted FASB Statement No. 123(R), Share-Based Payments. As described in Note 2 to the consolidated financial statements, effective December 31, 2006, the Company adopted FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R). As described in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for freight and warehousing costs.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Whirlpool Corporation’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2007 expressed an unqualified opinion thereon.

/s/     ERNST & YOUNG LLP

Chicago, Illinois

February 28, 2007

Report of Independent Registered Public Accounting Firm

on Internal Control Over Financial Reporting

The Stockholders and Board of Directors

Whirlpool Corporation

Benton Harbor, Michigan

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Whirlpool Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Whirlpool Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Whirlpool Corporation maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Whirlpool Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Whirlpool Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006 and our report dated February 28, 2007 expressed an unqualified opinion thereon.

/s/     ERNST & YOUNG LLP

Chicago, Illinois

February 28, 2007

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

WHIRLPOOL CORPORATION AND SUBSIDIARIES

Years Ended December 31, 2006, 2005, and 2004

(millions of dollars)

COL. A	COL. B	COL. C			COL. D		COL. E
	Balance at Beginning of Period	ADDITIONS			Deductions —Describe		Balance at End of Period
Description		(1) Charged to Costs and Expenses	(2) Charged to Other Accounts / Other
Year Ended December 31, 2006:
Allowances for doubtful accounts—trade receivables	$76	$19	$14	—B	$(25	) —A	$84

Year Ended December 31, 2005:
Allowances for doubtful accounts—trade receivables	$107	$7	$—		$38	—A	$76

Year Ended December 31, 2004:
Allowances for doubtful accounts—trade receivables	$113	$17	$—		$23	—A	$107

Note A—The amounts represent accounts charged off, less recoveries of $0 in 2006, $0 in 2005, and $0 in 2004, translation adjustments and transfers.

Note B—The amount represents allowances for doubtful accounts recorded as part of the Maytag acquisition.

It is important that your stock be represented so that the presence of a quorum at the annual meeting may be assured. Accordingly, whether or not you expect to attend in person, please sign and date the enclosed proxy and mail it PROMPTLY in the enclosed envelope. Your postage is prepaid if mailed in the United States.

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

XXXXXXXXXXXXXX

000004

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

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Annual Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the listed director nominees and Item 2.

1. Election of Directors: For Against Abstain

01—Michael F. Johnston

04—Michael D. White

For Against Abstain

02—William T. Kerr

For Against Abstain

03—Janice D. Stoney

2. To approve the Whirlpool Corporation 2007 Omnibus Stock and Incentive Plan

For Against Abstain

B Non-Voting Items

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Proxy — WHIRLPOOL CORPORATION

WHIRLPOOL CORPORATION Administrative Center 2000 N. M-63

Benton Harbor, Michigan 49022-2692

The undersigned hereby appoints Jeff M. Fettig and Daniel F. Hopp, and each of them, proxies for the undersigned, with full power of substitution and revocation, to represent the undersigned at the annual meeting of stockholders to be held on April 17, 2007 and any adjournment or postponement thereof, and to vote the stock of Whirlpool Corporation which the undersigned would be entitled to vote if personally present at the annual meeting and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present, with respect to the election of directors, the approval of the Whirlpool Corporation 2007 Omnibus Stock and Incentive Plan, and such other business as may properly come before this meeting.

This proxy, when properly executed and returned, will be voted in accordance with such instructions as may be given on the reverse side of this proxy card. If this proxy is properly executed and returned but no instructions are given, this proxy will be voted FOR the election of all of the director nominees listed, and FOR the approval of the Whirlpool Corporation 2007 Omnibus Stock and Incentive Plan. Whether or not instructions are given, this proxy, when properly executed, will be voted in the proxies’ discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please vote, sign, and date this proxy as indicated on the reverse side and return promptly in the enclosed envelope. This proxy is solicited on behalf of the Board of Directors.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)